                                                     REGISTRATION NO. 33-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            NATIONSBANK CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                               6711                           56-0906609
   (State or other jurisdiction                  (Primary Standard                 (I.R.S. Employer
of incorporation or organization)     Industrial Classification Code Number)     Identification No.)

                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             PAUL J. POLKING, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                          BOYD C. CAMPBELL, JR., ESQ.
                      SMITH HELMS MULLISS & MOORE, L.L.P.
                             227 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28202
                                 (704) 343-2000
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: []
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE             OFFERING PRICE              AGGREGATE
        BE REGISTERED                  REGISTERED                 PER UNIT               OFFERING PRICE
Common Stock..................        1,050,000(1)                  (2)                 $51,000,000( 3)
     TITLE OF EACH CLASS
       OF SECURITIES TO                AMOUNT OF
        BE REGISTERED               REGISTRATION FEE
Common Stock..................          $17,585

(1) Represents the maximum aggregate number of shares of NationsBank Common Stock (as defined herein) that may be issued in exchange for shares of RHNB Stock (as defined herein) outstanding at the Effective Date (as defined herein).
(2) Not applicable.
(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rules 457(f) and 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices as of August 15, 1994 of the RHNB Stock to be received by the Registrant in exchange for the securities registered hereby ($17 per share times the maximum number of shares of RHNB Stock that may be outstanding on the Effective Date).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                            NATIONSBANK CORPORATION
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K, ITEM 501(B)

FORM
S-4
ITEM                                                                      PROXY STATEMENT-PROSPECTUS HEADING
Information About the Transaction
  1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus..................  Facing Page of Registration Statement; Outside Front Cover Page of
                                                        Proxy Statement-Prospectus
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus......................................  TABLE OF CONTENTS; AVAILABLE INFORMATION; INCORPORATION OF CERTAIN
                                                        DOCUMENTS BY REFERENCE
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
      and Other Information...........................  SUMMARY
  4.  Terms of the Transaction........................  SUMMARY; THE MERGER; COMPARISON OF NATIONSBANK COMMON STOCK AND RHNB
                                                        STOCK
  5.  Pro Forma Financial Information.................  SUMMARY; PRO FORMA CONDENSED FINANCIAL INFORMATION
  6.  Material Contacts with the Company Being
      Acquired........................................  THE MERGER -- Background of and Reasons for the Merger
  7.  Additional Information Required for Reoffering
      by Persons and Parties Deemed to be
      Underwriters....................................  *
  8.  Interests of Named Experts and Counsel..........  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemni-
      fication for Securities Act Liabilities.........  *
Information About the Registrant
 10.  Information with Respect to S-3 Registrants.....  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; INFORMATION
                                                        ABOUT NATIONSBANK
 11.  Incorporation of Certain Information by
      Reference.......................................  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
 12.  Information with Respect to S-2 or S-3
      Registrants.....................................  *
 13.  Incorporation of Certain Information............  *
 14.  Information with Respect to Registrants other
      than S-2 or S-3 Registrants.....................  *
Information About the Company Being Acquired
 15.  Information with Respect to S-3 Companies.......  *
 16.  Information with Respect to S-2 or S-3
      Companies.......................................  AVAILABLE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                        INFORMATION ABOUT RHNB; Exhibits 99.2 and 99.3 to Registration
                                                        Statement
 17.  Information with Respect to Companies other than
      S-2 or S-3 Companies............................  *
Voting and Management Information
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited..............  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE; SUMMARY; THE MEETING;
                                                        THE MERGER -- Dissenters' Rights of RHNB Shareholders; THE
                                                        MERGER -- Interests of Certain Persons in the Merger; INFORMATION ABOUT
                                                        NATIONSBANK -- Management and Additional Information; INFORMATION ABOUT
                                                        RHNB -- Additional Information; SHAREHOLDER PROPOSALS
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or in an
      Exchange Offer..................................  *

* Item is omitted because answer is negative or item is inapplicable.

                             SUBJECT TO COMPLETION
PROXY STATEMENT-PROSPECTUS                                                , 1994
                              1,050,000 SHARES OF
                            NATIONSBANK CORPORATION
                                  COMMON STOCK
     This Proxy Statement-Prospectus relates to the 1,050,000 shares of common stock (the "NationsBank Common Stock") of NationsBank Corporation, a North Carolina corporation ("NationsBank"), offered hereby to the shareholders of RHNB Corporation, a South Carolina corporation ("RHNB"), upon consummation of a proposed merger (the "Merger") of RHNB with and into NB Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of NationsBank ("NB Holdings"), pursuant to an Agreement and Plan of Merger between NationsBank and RHNB dated as of July 8, 1994 (the "Agreement"). Upon completion of the Merger, each share of RHNB common stock, $2.50 par value per share ("RHNB Stock"), will be converted into .35 share of NationsBank Common Stock (the "Exchange Ratio"). The equivalent cash value of any fractional share interest of NationsBank Common Stock remaining after taking into account all of a shareholder's certificates will be paid to such shareholder in lieu of the issuance of such fractional share. Any options to purchase RHNB Stock remaining unexercised upon consummation of the Merger will become options to purchase .35 share of NationsBank Common Stock per share of RHNB Stock, less any resulting fraction of a share. In addition, in the event that any of RHNB's 8 1/4% Convertible Subordinated Debentures (the "Debentures") issued pursuant to that certain Indenture dated as of June 23, 1986 between RHNB and Wachovia Bank and Trust Company, N.A., as trustee (the "Indenture"), remain outstanding upon consummation of the Merger, the rights of holders of such Debentures with respect to conversion will become rights to convert into .35 share of NationsBank Common Stock per share of RHNB Stock, less any resulting fraction of a share. See "THE MERGER."
     Consummation of the Merger is subject to several conditions, including, among others, the affirmative vote of the holders of two-thirds of the outstanding shares of RHNB Stock to approve the Agreement and the approval of appropriate regulatory authorities. See "THE MERGER -- Conditions to the Merger."
     The NationsBank Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and The Pacific Stock Exchange Incorporated (the "PSE") under the trading symbol "NB," and certain shares of NationsBank Common Stock are listed also on the Tokyo Stock Exchange. The last reported sales price of the
NationsBank Common Stock on the NYSE Composite Tape on            , 1994 was
$            per share and on June 20, 1994, the last trading day preceding public announcement of the proposed Merger, was $52 5/8 per share. RHNB stock is traded in the over-the-counter market and reported by the NASDAQ National Market System. The average of the high and low bid prices of RHNB Stock as reported by
the NASDAQ National Market System on            , 1994 was $            per
share and on June 20, 1994 was $14 1/4 per share. See "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."
     ANY SHAREHOLDER OF RHNB WHO DESIRES TO DISSENT FROM THE MERGER HAS THE RIGHT TO DISSENT UNDER APPLICABLE PROVISIONS OF SOUTH CAROLINA LAW AND, UPON COMPLIANCE WITH APPLICABLE STATUTORY PROCEDURES, TO RECEIVE PAYMENT OF THE VALUE OF HIS OR HER SHARES OF RHNB STOCK. A SHAREHOLDER WHO WISHES TO DISSENT FROM THE MERGER MUST NOT VOTE ANY SHARES OF RHNB STOCK IN FAVOR OF THE AGREEMENT. SEE "THE MERGER -- DISSENTERS' RIGHTS OF RHNB SHAREHOLDERS."
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAR-OLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION NOR
      HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY
       STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE SHARES OF NATIONSBANK COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS
  OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NON-BANKING AFFILIATE OF NATIONSBANK AND ARE NOT INSURED BY THE FEDERAL
     DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                                PROXY STATEMENT
                       SPECIAL MEETING OF SHAREHOLDERS OF
                          RHNB CORPORATION TO BE HELD
                                NOVEMBER 7, 1994
     THIS PROXY STATEMENT-PROSPECTUS SERVES AS A PROXY STATEMENT OF RHNB CORPORATION IN CONNECTION WITH THE SOLICITATION OF PROXIES TO BE USED AT THE SPECIAL MEETING OF SHAREHOLDERS OF RHNB CORPORATION TO BE HELD ON NOVEMBER 7, 1994 FOR THE PURPOSES DESCRIBED HEREIN (THE "SPECIAL MEETING") AND IS FIRST
BEING MAILED TO SHAREHOLDERS OF RHNB CORPORATION ON OR ABOUT            , 1994.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS REGARDING NATIONSBANK HAS BEEN FURNISHED BY NATIONSBANK, AND INFORMATION HEREIN REGARDING RHNB HAS BEEN FURNISHED BY RHNB.
                               TABLE OF CONTENTS

                                                        PAGE
    AVAILABLE INFORMATION............................   PAGE3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE......      3
SUMMARY..............................................      4
THE SPECIAL MEETING OF SHAREHOLDERS OF RHNB..........     14
  General............................................     14
  Proxies............................................     14
  Record Date and Voting Rights......................     14
  Recommendation of RHNB Board.......................     14
THE MERGER...........................................     15
  Description of the Merger..........................     15
  Effective Date of the Merger.......................     15
  Exchange of Certificates...........................     15
  Background of and Reasons for the Merger...........     16
  Opinion of RHNB's Financial Advisor................     17
  Effect on Options and Other Stock Plans............     19
  Effect on Debentures...............................     20
  Conditions to the Merger...........................     20
  Conduct of Business Prior to the Merger............     20
  Modification, Waiver and Termination...............     22
  Certain Federal Income Tax Consequences............     22
  Interests of Certain Persons in the Merger.........     22
  Operations After the Merger........................     24
  Dissenters' Rights of RHNB Shareholders............     24
  Accounting Treatment...............................     26
  Bank Regulatory Matters............................     26
  Restrictions on Resales by Affiliates..............     27
  Dividend Reinvestment and Stock Purchase Plan......     27
PRICE RANGE OF COMMON STOCK AND DIVIDENDS............     28
  Market Prices......................................     28
  Dividends..........................................     28
PRO FORMA CONDENSED FINANCIAL INFORMATION............     29
  Pro Forma Condensed Balance Sheet..................     30
  Pro Forma Condensed Statement of Income for the Six
     Months Ended June 30, 1994......................     31
  Pro Forma Condensed Statement of Income for the
     Year Ended December 31, 1993....................     32
  Notes to the Unaudited Pro Forma Condensed
     Financial Information...........................     33
INFORMATION ABOUT NATIONSBANK........................     35
  General............................................     35
  Acquisitions.......................................     35
  Operations.........................................     35
  Management and Additional Information..............     36
  Supervision and Regulation.........................     36
INFORMATION ABOUT RHNB...............................     38
  General............................................     38
  Supervision and Regulation.........................     38
  Additional Information.............................     38
COMPARISON OF NATIONSBANK COMMON STOCK AND RHNB
  STOCK..............................................     39
  NationsBank Common Stock...........................     39
  RHNB Stock.........................................     41
  Comparison of Voting and Other Rights..............     41
LEGAL OPINIONS.......................................     43
EXPERTS..............................................     43
SHAREHOLDER PROPOSALS................................     44
OTHER MATTERS........................................     44
APPENDIX A -- Agreement and Plan
  of Merger..........................................    A-1
APPENDIX B -- Opinion of UVEST Financial Services
  Group, Inc.........................................    B-1
APPENDIX C -- Provisions of the South Carolina
  Business Corporation Act Regarding Dissenters'
  Rights.............................................    C-1

                             AVAILABLE INFORMATION
     NationsBank has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of NationsBank Common Stock to be issued in connection with the Merger. For further information pertaining to the shares of NationsBank Common Stock to which this Proxy Statement-Prospectus relates, reference is made to such Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Proxy Statement-Prospectus. In addition, NationsBank and RHNB are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and at its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Reports, proxy statements and other information concerning NationsBank also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104.
     A copy of RHNB's Annual Report to Shareholders for the year ended December 31, 1993 (the "1993 Annual Report") and a copy of RHNB's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 accompany this Proxy Statement-Prospectus.
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents previously filed by NationsBank with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) NationsBank's Annual Report on Form 10-K for the year ended December 31, 1993;
(b) NationsBank's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; (c) the description of NationsBank Common Stock contained in NationsBank's registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description, including NationsBank's Current Report on Form 8-K filed August 11, 1993; (d) NationsBank's Current Report on Form 8-K filed February 24, 1993, as subsequently amended; and (e) NationsBank's Current Report on Form 8-K filed October 8, 1993, as subsequently amended.
     The following documents previously filed by RHNB with the Commission are hereby incorporated by reference in this Proxy Statement-Prospectus: (a) RHNB's Annual Report on Form 10-K for the year ended December 31, 1993; (b) RHNB's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994; (c) RHNB's Current Report on Form 8-K filed June 24, 1994; and (d) all material in the 1993 Annual Report, except the letters of the President and President Elect and the narrative information set forth at pages 4 and 5 of the 1993 Annual Report, which is not a part of the Registration Statement filed with the Commission.
     In addition, all documents filed by NationsBank pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Special Meeting of Shareholders of RHNB described herein has been finally adjourned are hereby deemed to be incorporated by reference. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.
     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO NATIONSBANK (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM JOHN E. MACK, SENIOR VICE PRESIDENT AND TREASURER, NATIONSBANK CORPORATION, NATIONSBANK CORPORATE CENTER, CHARLOTTE, NORTH CAROLINA 28255, TELEPHONE (704) 386-5833. THE DOCUMENTS RELATING TO RHNB NOT OTHERWISE DELIVERED HEREWITH (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM GREGORY L. GIBSON, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, RHNB CORPORATION, 222 EAST MAIN STREET, ROCK HILL, SOUTH CAROLINA 29730, TELEPHONE (803) 324-4444. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY OCTOBER 31, 1994. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.
                                       3

                                    SUMMARY
     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. GENERAL
     This Proxy Statement-Prospectus, notice of Special Meeting and form of proxy solicited in connection therewith are first being mailed to RHNB
shareholders on or about                , 1994. At the Special Meeting, the
holders of RHNB Stock will consider and vote on whether to approve the Agreement and the transactions contemplated thereby. A copy of the Agreement is attached hereto as Appendix A.
THE COMPANIES
     NATIONSBANK. NationsBank is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), was organized under the laws of the State of North Carolina in 1968 and has as its principal assets the stock of its banking and nonbanking subsidiaries. Through its subsidiaries, NationsBank provides domestic banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic States and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center, Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000. All references herein to NationsBank refer to NationsBank Corporation and its subsidiaries, unless the context otherwise requires. NB Holdings is a direct, wholly owned subsidiary of NationsBank organized under the laws of the State of Delaware to hold the stock of NationsBank's banking subsidiaries.
     For additional information regarding NationsBank and the combined company that would result from the Merger, see "THE MERGER," "INFORMATION ABOUT NATIONSBANK" and "PRO FORMA CONDENSED FINANCIAL INFORMATION."
     RHNB. RHNB is a bank holding company registered under the BHCA and was organized in 1982 under the laws of the State of South Carolina. Its principal asset is the stock of Rock Hill National Bank, a national banking association engaged in general banking and banking-related businesses ("Rock Hill National Bank"). Rock Hill National Bank has 12 banking offices, a consumer loan office and a mortgage loan center located in York and Chester Counties, South Carolina. The principal executive offices of RHNB and Rock Hill National Bank are located at 222 East Main Street, Rock Hill, South Carolina 29730. RHNB's telephone number is (803) 324-4444. For additional information regarding RHNB, see "THE MERGER" and "INFORMATION ABOUT RHNB."
SPECIAL MEETING AND VOTES REQUIRED
     A Special Meeting of Shareholders of RHNB will be held on November 7, 1994 at 10:00 a.m., local time, at the Baxter Hood Center, 452 South Anderson Road, Rock Hill, South Carolina, at which time the shareholders of RHNB will be asked to approve the Agreement and the transactions contemplated thereby. The record
holders of RHNB Stock at the close of business on                , 1994 (the
"RHNB Record Date") are entitled to notice of and to vote at the Special
Meeting. On the RHNB Record Date, there were approximately        holders of
record of RHNB Stock and        shares of RHNB Stock outstanding.
     The affirmative vote of the owners of two-thirds of the outstanding shares of RHNB Stock is required to approve the Agreement and the transactions contemplated thereby. As of the RHNB Record Date, directors and executive
officers of RHNB and their affiliates beneficially owned        shares, or    %,
of the RHNB Stock entitled to vote at the Special Meeting. See "THE SPECIAL MEETING OF SHAREHOLDERS OF RHNB." In addition, certain directors and principal shareholders of RHNB have agreed to vote in favor of the Agreement and take certain other actions in connection with the Merger. See "THE
MERGER -- Interests of Certain Persons in the Merger."
     Approval of the Agreement by the shareholders of NationsBank is not required.
THE MERGER
     Under the Agreement, after satisfaction of all of the conditions set forth therein, RHNB will merge with and into NB Holdings, which will be the surviving entity, and each outstanding share of RHNB Stock will be converted into .35 share of NationsBank Common Stock, with cash to be paid in lieu of any resulting fractional shares of NationsBank Common Stock. As of the date of this Proxy
Statement-Prospectus, there are        shares of RHNB Stock outstanding. In
addition, there are outstanding (i) options to purchase an aggregate of
shares of RHNB Stock and (ii) $       aggregate principal
                                       4
amount of Debentures, which are convertible into an aggregate of        shares
of RHNB Stock. If the Merger is consummated, under the terms of the Agreement the maximum number of shares of NationsBank Common Stock that may be issued to RHNB shareholders is 1,050,000, representing less than .5 % of the shares of NationsBank Common Stock to be outstanding immediately after the effectiveness of the Merger.
     Upon the consummation of the Merger, Rock Hill National Bank will be a wholly owned subsidiary of NB Holdings. Immediately thereafter, NationsBank intends to merge NationsBank of South Carolina, National Association, an indirect wholly owned subsidiary of NationsBank ("NationsBank South Carolina"), into Rock Hill National Bank, subject to the approval of the Office of the Comptroller of the Currency (the "Comptroller") and any other appropriate Federal or state banking regulators.
     The Merger is subject to the satisfaction of certain conditions, including among others, an affirmative vote to approve the Agreement by holders of RHNB Stock, the effectiveness under the Securities Act of a Registration Statement for shares of NationsBank Common Stock to be issued in the Merger, approval of the various regulatory agencies and the receipt of an opinion of RHNB's financial advisor as to the fairness of the Merger from a financial point of view to the RHNB shareholders.
     For additional information relating to the Merger, see "THE MERGER." RECOMMENDATION OF BOARD OF DIRECTORS
     The Board of Directors of RHNB has unanimously approved the Agreement and the transactions contemplated thereby, believes that the Merger is in the best interests of RHNB and its shareholders, and recommends that the shareholders of RHNB vote FOR approval of the Agreement.
EFFECTIVE DATE
     The Merger will become effective (the "Effective Date") upon the filing of articles of merger with the respective offices of the Secretaries of State of South Carolina and Delaware at the time set forth therein. Unless otherwise agreed by NationsBank and RHNB, the Effective Date is expected to occur on the first business day following the last to occur of (i) the 30th day after the date of the letter of the Federal Reserve Board approving the Merger pursuant to the BHCA, (ii) the effective date of the last order, approval or exemption of any other Federal or state regulatory agency approving or exempting the Merger if such action is required, (iii) the day of expiration of all required waiting periods after the filing of all notices to all Federal or state regulatory agencies for consummation of the Merger, and (iv) the date on which the RHNB shareholders approve the Agreement. If approved by the RHNB shareholders and applicable regulatory authorities, the parties currently expect that the Effective Date will occur on or before December 31, 1994, although there can be no assurance as to whether or when the Merger will occur. See "THE
MERGER -- Effective Date of the Merger" and " -- Conditions to the Merger." OPINION OF RHNB'S FINANCIAL ADVISOR
     UVEST Financial Services Group, Inc. ("UVEST") , which has served as financial advisor to RHNB, has rendered its written opinion to the Board of Directors of RHNB that the Merger is fair, from a financial point of view, to
the shareholders of RHNB. A copy of such opinion, updated to             , 1994,
is attached hereto as Appendix B and should be read in its entirety. See "THE MERGER -- Opinion of RHNB's Financial Advisor."
COMPARISON OF NATIONSBANK COMMON STOCK AND RHNB STOCK
     NationsBank is a corporation organized under the laws of North Carolina, and, accordingly, the rights of shareholders and other corporate matters relating to NationsBank Common Stock are controlled by the North Carolina Business Corporation Act (the "NCBCA"). RHNB is a corporation organized under the laws of South Carolina, with the rights of its shareholders and other corporate matters relating to RHNB Stock controlled by the South Carolina Business Corporation Act of 1988 (the "SCBCA"). Shareholders of RHNB, whose rights are governed by RHNB's Articles of Incorporation and Bylaws and the provisions of the SCBCA, will, upon consummation of the Merger, become shareholders of NationsBank. As shareholders of NationsBank, their rights will be governed by NationsBank's Restated Articles of Incorporation, its Amended and Restated Bylaws and the provisions of the NCBCA. See "COMPARISON OF NATIONSBANK COMMON STOCK AND RHNB STOCK."
                                       5

MODIFICATION, WAIVER AND TERMINATION
     The Agreement provides that NationsBank may at any time change the structure of its acquisition of RHNB if and to the extent that it deems such a change desirable. In no case, however, may any such change alter the amount or kind of consideration to be received by RHNB shareholders under the Agreement or adversely affect the tax treatment to RHNB shareholders of the receipt of such consideration. See "THE MERGER -- Description of the Merger" and " -- Certain Federal Income Tax Consequences."
     The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted.
     The Agreement further provides that it may be terminated and the Merger abandoned at any time prior to the Effective Date (i) by mutual consent of the Boards of Directors of NationsBank and RHNB, (ii) upon written notice by the respective Board of Directors of either NationsBank or RHNB, if the satisfaction of any of the conditions to its respective obligation to effect the Merger has become impossible and it has not waived the non-compliance of such condition,
(iii) by the respective Board of Directors of either NationsBank or RHNB if the Effective Date has not occurred by March 31, 1995 (subject to the expiration of certain waiting periods), or (iv) by the respective Board of Directors of either NationsBank or RHNB if generally there exists a final and non-appealable order, decree or ruling or other action prohibiting the Merger, of any Federal or state court of competent jurisdiction or other governmental body. See "THE
MERGER -- Modification, Waiver and Termination."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The Merger is intended to qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"). Blanchfield and Moore, a Professional Corporation, tax counsel to NationsBank, has delivered an opinion to the effect that no gain or loss will be recognized by the RHNB shareholders as a result of the Merger to the extent that they receive NationsBank Common Stock solely in exchange for their RHNB Stock. For a more complete description of the federal income tax consequences, see "THE MERGER -- Certain Federal Income Tax Consequences."
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     Certain members of RHNB's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of RHNB generally. These include, among other things, the continuation of change-in-control agreements and employment agreements providing for severance pay. See "THE MERGER -- Interests of Certain Persons in the Merger."
DISSENTERS' RIGHTS
     Under the provisions of South Carolina law, holders of RHNB Stock will be entitled to dissenters' rights with respect to their shares of RHNB Stock provided that the Merger is consummated and such shareholders comply with the required statutory procedures. Failure to take any necessary step in connection with the exercise of such rights may result in termination or waiver of dissenters' rights. A shareholder who wishes to dissent from the Merger must not vote any shares of RHNB Stock in favor of the approval of the Agreement. A copy of applicable provisions of South Carolina law is attached hereto as Appendix C. For a more complete description of dissenters' rights, see "THE
MERGER -- Dissenters' Rights of RHNB Shareholders."
ACCOUNTING TREATMENT
     The Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE MERGER -- Accounting Treatment" and "PRO FORMA CONDENSED FINANCIAL INFORMATION."
                                       6

REGULATORY APPROVALS
     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHCA and the approval of the South Carolina State Board of Financial Institutions (the "State Board") under South Carolina law. In addition, the Merger is subject to the approval or other action of the State Corporation Commission of the Commonwealth of Virginia (together with the State Board, the "State Authorities"). The Merger may not be consummated until expiration of applicable waiting periods.
     NationsBank has filed (or will file) any required applications for regulatory review and approval or notice with the Federal Reserve Board and the State Authorities. There can be no assurance that such approvals will be obtained or as to the date of any such approvals.
     See "THE MERGER -- Conditions to the Merger" and " -- Bank Regulatory Matters."
RESALES BY AFFILIATES
     RHNB has agreed to take such reasonable actions as shall be necessary to cause affiliates of RHNB to enter into agreements that they will not transfer any shares of NationsBank Common Stock received by them as a result of the Merger, except in compliance with the applicable provisions of the Securities Act. See "THE MERGER -- Restrictions on Resales by Affiliates."
SHARE INFORMATION AND MARKET PRICES
     The NationsBank Common Stock is listed on the NYSE and the PSE, and certain shares are listed on the Tokyo Stock Exchange. As of June 30, 1994, there were 276,516,942 shares of NationsBank Common Stock outstanding held by approximately 106,705 holders of record. The RHNB Stock is traded in the over-the-counter market and reported by the NASDAQ National Market System. As of the RHNB Record
Date, there were        shares of RHNB Stock outstanding held by approximately
       holders of record.
     The following table sets forth the last sales price reported on the NYSE Composite Tape for shares of NationsBank Common Stock on June 20, 1994, the last trading day preceding public announcement of the proposed Merger, and on
               , 1994. It also sets forth the average of the high and low bid prices reported by the NASDAQ National Market System for shares of RHNB Stock on
June 20, 1994 and on                , 1994. The table also reflects amounts,
captioned "RHNB Equivalent," computed by multiplying the sales prices of the NationsBank Common Stock on such dates by the Exchange Ratio.

                                                                                                       RHNB
                                                                      NATIONSBANK       RHNB        EQUIVALENT
June 20, 1994......................................................   $  52 5/8      $    14 1/4      $18.42
               , 1994..............................................

     For additional information regarding the market prices of the NationsBank Common Stock and RHNB stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."
                                       7

COMPARATIVE UNAUDITED PER SHARE DATA
     The following table sets forth (a) selected comparative per share data for each of NationsBank and RHNB on an historical basis and (b) selected unaudited pro forma comparative per share data assuming the Merger had been effective during the periods presented for NationsBank and RHNB combined. The unaudited pro forma data reflects the Merger using the purchase method of accounting and a preliminary allocation of the purchase price. For a description of the effect of purchase accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment." In addition, actual pro forma adjustments, which may include adjustments to additional assets and liabilities, will be made on the basis of evaluations as of the Effective Date and therefore will differ from those reflected in the unaudited pro forma comparative per share data. The RHNB pro forma equivalent amounts are presented with respect to each set of pro forma information. Such amounts are computed by multiplying the pro forma amounts by the Exchange Ratio.
     The comparative per share data presented are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and RHNB incorporated by reference herein and on unaudited PRO FORMA CONDENSED FINANCIAL INFORMATION included elsewhere herein. Results of each of NationsBank and RHNB for the six months ended June 30, 1994 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments necessary for a fair statement of results of interim periods have been included.

                                                                                                      SIX MONTHS
                                                                                                        ENDED        YEAR ENDED
                                                                                                       JUNE 30,     DECEMBER 31,
                                                                                                         1994           1993
NationsBank Common Stock
  Earnings per common share (primary)
     Historical....................................................................................     $ 3.10         $ 5.78
     Pro forma combined............................................................................       3.10           5.78
  Dividends per common share
     Historical....................................................................................        .92           1.64
     Pro forma combined (1)........................................................................        .92           1.64
  Shareholders' equity per common share (period end)
     Historical....................................................................................      37.77          36.39
     Pro forma combined............................................................................      37.77          36.39
RHNB Stock
  Earnings per common share (primary)
     Historical....................................................................................     $  .61         $ 1.12
     Pro forma equivalent..........................................................................       1.08           2.02
  Dividends per common share
     Historical....................................................................................        .06            .06
     Pro forma equivalent..........................................................................        .32            .57
  Shareholders' equity per common share (period end)
     Historical....................................................................................       6.77           6.24
     Pro forma equivalent..........................................................................      13.22          12.74

(1) Pro forma combined dividends per share represent historical dividends per share paid by NationsBank.
                                       8

SELECTED FINANCIAL DATA
     The following tables present (a) summary selected financial data for each of NationsBank and RHNB on an historical basis and (b) summary unaudited pro forma selected financial data for NationsBank and RHNB for the periods and as of the dates indicated giving effect to the Merger as if it had been consummated
(x) on January 1, 1993 and January 1, 1994 for income statement information for the periods ended December 31, 1993 and June 30, 1994, respectively, and (y) on June 30, 1994 for balance sheet information. The unaudited pro forma data reflect the Merger using the purchase method of accounting and a preliminary allocation of the purchase price. For a description of the effect of purchase accounting on the Merger and the historical financial statements of NationsBank, see "THE MERGER -- Accounting Treatment." In addition, actual adjustments, which may include adjustments to additional assets and liabilities, will be made on the basis of evaluations as of the Effective Date and therefore will differ from those reflected in the summary unaudited pro forma selected financial data.
     The summary selected historical financial data are based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and RHNB incorporated by reference herein and on the unaudited PRO FORMA CONDENSED FINANCIAL INFORMATION of NationsBank and RHNB included elsewhere herein. Results of each of NationsBank and RHNB for the six months ended June 30, 1994 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments necessary for a fair statement of results of interim periods have been included.
               SELECTED HISTORICAL FINANCIAL DATA OF NATIONSBANK
              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                             SIX MONTHS ENDED
                                                 JUNE 30,                          YEAR ENDED DECEMBER 31,
                                             1994        1993        1993        1992        1991        1990        1989
Income Statement
  Interest income.......................   $  4,910    $  3,828    $  8,327    $  7,780    $  9,398    $ 10,278    $  9,666
  Interest expense......................      2,305       1,642       3,690       3,682       5,599       6,670       6,279
  Net interest income...................      2,605       2,186       4,637       4,098       3,799       3,608       3,387
  Provision for credit losses...........        170         230         430         715       1,582       1,025         414
  Gains on sales of securities..........         19          34          84         249         454          67         139
  Noninterest income....................      1,309         962       2,101       1,913       1,742       1,605       1,414
  Restructuring expenses................         --          --          30          --         330          91          --
  Other noninterest expense.............      2,449       2,062       4,371       4,149       3,974       3,538       3,239
  Income tax expense (benefit)..........        460         303         690         251         (93)         31         217
  Net income............................        854         787(1)    1,501(1)    1,145         202         595         954
  Net income applicable to common
     shareholders.......................        849         783(1)    1,491(1)    1,121         171         559         922
Per common share
  Net income (primary)..................       3.10        3.09(1)     5.78(1)     4.60         .76        2.61        4.48
  Net income (fully diluted)............       3.07        3.05(1)     5.72(1)     4.52         .75        2.60        4.38
  Cash dividends paid (2)...............        .92         .80        1.64        1.51        1.48        1.42        1.10
  Shareholders' equity (period end).....      37.77       33.14       36.39       30.80       27.03       27.30       26.41
Balance sheet (period end)
  Total assets (3)......................    164,398     123,784     157,686     118,059     110,319     112,791     110,246
  Total loans, leases and factored
     accounts receivable, net of
     unearned income....................     95,678      77,837      92,007      72,714      69,108      70,891      66,360
  Total deposits........................     92,244      80,028      91,113      82,727      88,075      89,065      85,380
  Capital leases and long-term debt.....      7,660      4,1 57       8,352       3,066       2,876       2,766       2,517
  Common shareholders' equity...........     10,443       8,435       9,859       7,793       6,252       5,898       5,625
  Total shareholders' equity............     10,473       8,459       9,979       7,814       6,518       6,283       6,003
Common shares outstanding at period end
  (in thousands)........................    276,517     254,516     270,905     252,990     231,246     216,071     212,996
Performance ratios
  Return on average assets (3)(4).......       1.07%(5)     1.31%(5)     1.12%     1.00%        .17%        .52%       1.06%
  Return on average common shareholders'
     equity.............................      16.93(5)    19.45(5)    17.33       15.83        2.70        9.56       18.85
Risk-based capital ratios, final 1992
  guidelines
  Tier 1................................       7.63        7.63        7.41        7.54        6.38        5.79          --
  Total.................................      11.57       11.75       11.73       11.52       10.30        9.58          --
Leverage capital ratio, final 1992
  guidelines............................       6.38        6.34        6.00        6.16        5.07        4.83          --

              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                             SIX MONTHS ENDED
                                                 JUNE 30,                          YEAR ENDED DECEMBER 31,
                                             1994        1993        1993        1992        1991        1990        1989
Asset quality ratios
  Allowance for credit losses as a
     percentage of total loans, leases
     and factored accounts receivable,
     net of unearned income, outstanding
     (period end).......................       2.30%       2.03%       2.36%       2.00%       2.32%       1.86%       1.32%
  Allowance for credit losses as a
     percentage of nonperforming loans
     (period end).......................     234.48      139.18      193.38      103.11       81.82      100.46      151.67
  Net charge-offs as a percentage of
     average loans, leases and factored
     accounts receivable, net of
     unearned income....................        .33(5)      .47(5)      .51        1.25        1.86         .88         .48
  Nonperforming assets as a percentage
     of net loans, leases, factored
     accounts receivable and other real
     estate owned (period end)..........       1.48        2.15        1.92        2.72        4.01        2.32        1.08

(1) Includes cumulative effect benefit of $200 million for the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes." The effect on fully diluted earnings per share was $.77 for the year ended December 31, 1993 and the six months ended June 30, 1993. The effect on primary earnings per share was $.78 for the year ended December 31, 1993 and $.79 for the six months ended June 30, 1993.
(2) Dividends per share represent NationsBank's historical amounts.
(3) Excludes assets of NationsBank's Special Asset Division, a discrete business division established by NationsBank for the purpose of managing the disposition of certain assets specified by an assistance agreement between NationsBank and certain of its subsidiaries and the Federal Deposit Insurance Corporation (the "FDIC"). The assets of the Special Asset Division were sold to the FDIC effective November 30, 1991.
(4) Includes the FDIC's interest in earnings of NationsBank of Texas, National Association ("NationsBank Texas") in 1989.
(5) Annualized.
                                       10

                   SELECTED HISTORICAL FINANCIAL DATA OF RHNB
              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                                            SIX MONTHS ENDED
                                                                JUNE 30,                   YEAR ENDED DECEMBER 31,
                                                             1994      1993      1993      1992      1991      1990      1989
Income Statement
  Interest income........................................   $    9    $    9    $   18    $   20    $   30    $   34    $   32
  Interest expense.......................................        3         4         7        10        17        20        20
  Net interest income....................................        6         5        11        10        13        14        12
  Provision for credit losses............................       --        --         1         1         3         9         4
  Gains on sales of securities...........................       --        --        --         1        --        --        --
  Noninterest income.....................................        2         1         3         3         3         3         3
  Other noninterest expense..............................        6         5        10        12        14        13        12
  Income tax expense (benefit)...........................       --        --        --        --        --        --        (1)
  Net income (loss)......................................        2         1         3         1        (1)       (5)       --
  Net income (loss) applicable to common shareholders....        2         1         3         1        (1)       (5)       --
Per common share
  Net income (loss) (primary)............................      .61       .47      1.12(A)    .62(B)   (.42)    (2.30)     (.10)
  Net income (loss) (fully diluted)......................      .60       .47      1.12(A)    .62(B)   (.42)    (2.30)     (.10)
  Cash dividends paid....................................      .06       .02       .06        --        --       .40       .40
  Shareholders' equity (period end)......................     6.77      5.64      6.24      5.19      4.57      4.98      7.65
Balance sheet (period end)
  Total assets...........................................      258       249       260       248       283       327       332
  Total loans, net of unearned discount..................      185       158       179       163       174       220       207
  Total deposits.........................................      216       204       207       200       235       279       291
  Long-term debt.........................................        5         7         7         7        10        11         8
  Common shareholders' equity............................       17        13        15        12        11        12        18
  Total shareholders' equity.............................       17        13        15        12        11        12        18
Common shares outstanding at period end (in thousands)...    2,501     2,356     2,366     2,348     2,331     2,319     2,297
Performance ratios
  Return on average assets...............................     1.13%      .89%     1.07%      .57%     (.31)%   (1.56)%    (.07)%
  Return on average common shareholders' equity..........    18.39     17.38     20.18     12.71     (8.91)   (29.27)    (1.19)
Risk-based capital ratios, final 1992 guidelines
  Tier 1.................................................     8.26      7.42      7.34      6.55      5.54      6.05        --
  Total..................................................    11.72     12.05     11.58     11.06      9.28      8.41        --
Leverage capital ratio, final 1992 guidelines............     6.51      7.69      5.68      4.91      3.40      6.04        --
Asset quality ratios
  Allowance for credit losses as a percentage of total
     loans, net of unearned discount (period end)........     2.68%     3.23%     2.74%     3.22%     4.43%     4.69%     1.28%
  Allowance for credit losses as a percentage of
     nonperforming loans (period end)....................    79.91     97.73     79.78     68.75    155.53    108.86     84.70
  Net charge-offs (recoveries) as a percentage of average
     loans, net of unearned discount.....................     (.03)      .78       .55      2.26      3.13       .71      1.79
  Nonperforming assets as a percentage of net loans, and
     other assets acquired in satisfaction of debt
     (period end)........................................     3.68      5.49     3. 84      6.78      6.88     5. 59      1.84

(A) Includes cumulative effect benefit of $.07 per share for adoption of SFAS No. 109 "Accounting for Income Taxes."
(B) Includes an extraordinary item of $.13 per share for the tax benefit resulting from the utilization of net operating loss carryforwards.
                                       11

                       SELECTED PRO FORMA FINANCIAL DATA
              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                                      AT OR FOR THE SIX MONTHS                    AT OR FOR THE YEAR
                                                        ENDED JUNE 30, 1994                    ENDED DECEMBER 31, 1993
                                                      HISTORICAL           PRO FORMA           HISTORICAL           PRO FORMA
                                                NATIONSBANK      RHNB      COMBINED      NATIONSBANK      RHNB      COMBINED
Income Statement
  Interest income...........................     $   4,910      $    9     $  4,918       $   8,327      $   18     $  8,344
  Interest expense..........................         2,305           3        2,308           3,690           7        3,697
  Net interest income.......................         2,605           6        2,610           4,637          11        4,647
  Provisions for credit losses..............           170          --          170             430           1          431
  Gains on sales of securities..............            19          --           19              84          --           84
  Noninterest income........................         1,309           2        1,311           2,101           3        2,104
  Restructuring expenses....................            --          --           --              30          --           30
  Other noninterest expense.................         2,449           6        2,456           4,371          10        4,383
  Income tax expense........................           460          --          459             690          --          689
  Net income................................           854           2          855           1,501(1)        3        1,502 (1)
  Net income applicable to common
     shareholders...........................           849           2          850           1,491(1)        3        1,492 (1)
Per common share
  Net income (primary)......................          3.10         .61         3.10            5.78        1.12         5.78
  Net income (fully diluted)................          3.07         .60         3.07            5.72        1.12         5.72
  Cash dividends paid (2)...................           .92         .06          .92            1.64         .06         1.64
  Shareholders' equity (period end).........         37.77        6.77        37.77           36.39        6.24        36.39
Balance sheet (period end)
  Total assets (3)..........................       164,398         258      164,632         157,686         260      157,925
  Total loans, leases and factored accounts
     receivable, net of
     unearned income........................        95,678         185       95,863          92,007         179       92,186
  Total deposits............................        92,244         216       92,455          91,113         207       91,316
  Capital leases and long-term debt.........         7,660           5        7,665           8,352           7       8,3 59
  Common shareholders' equity...............        10,443          17       10,443           9,859          15        9,859
  Total shareholders' equity................        10,473          17       10,473           9,979          15        9,979
Common shares outstanding at period end
  (in thousands)............................       276,517       2,501      276,517         270,905       2,366      270,905
Performance ratios
  Return on average assets (3)(4)...........          1.07%(5)    1.13%(5)     1.06%(5)        1.12%       1.07%        1.12%
  Return on average common shareholders'
     equity.................................         16.93(5)    18.39(5)    16.9 4 ( 5 )      17.33      20.18        17.33
Risk-based capital ratios, final 1992
  guidelines
  Tier 1....................................          7.63        8.26         7.59            7.41        7.34         7.38
  Total.....................................         11.57       11.72        11.53           11.73       11.58        11.70
Leverage capital ratio, final 1992
  guidelines................................          6.38        6.51         6.35            6.00        5.68         5.97

              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                                            AT OR FOR THE SIX MONTHS               AT OR FOR THE YEAR
                                                               ENDED JUNE 30, 1994               ENDED DECEMBER 31, 1993
                                                             HISTORICAL         PRO FORMA        HISTORICAL         PRO FORMA
                                                        NATIONSBANK    RHNB     COMBINED    NATIONSBANK    RHNB     COMBINED
Asset quality ratios
  Allowance for credit losses as a percentage of total
     loans, leases and factored accounts receivable,
     net of unearned income, outstanding (period
     end).............................................       2.30%       2.68%      2.30%        2.36%       2.74%      2.36%
  Allowance for credit losses as a percentage of
     nonperforming loans (period end).................     234.48       79.91     233.65       193.38       79.78     192.73
  Net charge-offs (recoveries) as a percentage of
     average loans, leases and factored accounts
     receivable, net of unearned income...............        .33(5)     (.03)(5)      .33( 5)       .51      .55        .51
  Nonperforming assets as a percentage of net loans,
     leases, factored accounts receivable and other
     real estate owned (period end)...................       1.48        3.68       1.48         1.92       3. 84       1.93

(1) Includes cumulative effect benefit of $200 million for the adoption of SFAS No. 109 "Accounting for Income Taxes." The effect on pro forma primary and fully diluted earnings per share for the year ended December 31, 1993 were $.78 and $.76, respectively.
(2) Pro forma combined dividends per common share represent the historical dividends per common share paid by NationsBank.
(3) Excludes assets of NationsBank's Special Asset Division. See Note (3) to "Selected Historical Financial Data of NationsBank."
(4) Includes the FDIC's interest in earnings of NationsBank Texas in 1989.
(5) Annualized.
                                       13

                  THE SPECIAL MEETING OF SHAREHOLDERS OF RHNB
GENERAL
     This Proxy Statement-Prospectus is first being mailed to the holders of
RHNB Stock on or about                , 1994, and is accompanied by the notice
of special meeting and a form of proxy that is solicited by the Board of Directors of RHNB for use at the Special Meeting of Shareholders of RHNB to be held on November 7, 1994, at 10:00 a.m., local time, at the Baxter Hood Center, 452 South Anderson Road, Rock Hill, South Carolina, and at any adjournment or adjournments thereof. The purpose of the Special Meeting is to take action with respect to the approval of the Agreement and the transactions contemplated thereby.
PROXIES
     A shareholder of RHNB may use the accompanying proxy if such shareholder is unable to attend the Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. The proxy may be revoked by the person giving it by: (a) attending the Special Meeting and either (i) giving notice to the Corporate Secretary of RHNB of such revocation or (ii) announcing such revocation in open meeting, or (b) submitting either a written notice of revocation or a duly executed proxy bearing a later date to RHNB, 222 East Main Street, Rock Hill, South Carolina 29730, Attention:
Corporate Secretary. In order for such notice of revocation or later proxy to be valid, however, it must actually be received by RHNB prior to the vote of the shareholders. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement. The Board of Directors of RHNB is unaware of any other matters that may be presented for action at the Special Meeting. If other matters do properly come before the Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion.
     Solicitation of proxies may be made in person, by mail, by telephone or by telegraph, by directors, officers and regular employees of RHNB, who will not be specially compensated in such regard. Nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and secure their voting instructions, if necessary, and will be reimbursed for the expenses incurred in sending proxy materials to beneficial owners. In addition, RHNB has retained Georgeson & Co. Inc. to assist in the solicitation of proxies from its shareholders. The fees to be paid to such firm are not expected to
exceed $       , plus reasonable out-of-pocket costs and expenses. All costs of solicitation of proxies from RHNB shareholders will be borne by RHNB.
RECORD DATE AND VOTING RIGHTS
     The Board of Directors of RHNB has fixed                , 1994 as the
record date for the determination of shareholders of RHNB entitled to receive notice of and to vote at the Special Meeting. At the close of business on the
RHNB Record Date, there were outstanding        shares of RHNB Stock held of
record by approximately    holders of record. Each share of RHNB Stock
outstanding on the RHNB Record Date is entitled to one vote as to (i) the approval of the Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Special Meeting.
     Under the terms of the SCBCA and RHNB's Articles of Incorporation and bylaws, approval of the Agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of RHNB Stock. As of the RHNB Record Date, the directors and executive officers of RHNB and their affiliates
beneficially owned an aggregate of        shares, or    %, of RHNB Stock.
     BECAUSE APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF RHNB STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BOARD OF DIRECTORS OF RHNB URGES ITS SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.
RECOMMENDATION OF RHNB BOARD
     The Board of Directors of RHNB has unanimously approved the Agreement and the transactions contemplated thereby, believes that the Merger is in the best interest of RHNB and its shareholders and recommends that the shareholders of RHNB vote FOR approval of the Agreement.
                                       14

                                   THE MERGER
     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND, WITH THE EXCEPTION OF THE EXHIBITS THERETO, IS INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS.
DESCRIPTION OF THE MERGER
     At the Effective Date, RHNB will be merged with and into NB Holdings, which will be the surviving entity. The Articles of Incorporation and Bylaws of NB Holdings in effect at the Effective Date will continue to govern NB Holdings until amended or repealed in accordance with applicable law. The Merger is subject to the approvals of the Federal Reserve Board and the State Authorities. Immediately following the Merger of RHNB into NB Holdings, NationsBank intends to merge NationsBank South Carolina into Rock Hill National Bank, which transaction is subject to the approval of the Comptroller. See "THE
MERGER -- Bank Regulatory Matters" and " -- Operations After the Merger."
     At the Effective Date, each share of RHNB Stock outstanding immediately prior to the Effective Date (other than shares as to which dissenters' rights have been perfected) automatically will be converted into the right to receive .35 share of NationsBank Common Stock. No fractional shares of NationsBank Common Stock will be issued in the Merger. Instead, each holder of shares of RHNB Stock who would otherwise have been entitled to receive a fraction of a share of NationsBank Common Stock (after taking into account all certificates delivered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to such fraction of a share of NationsBank Common Stock multiplied by the fair market value per share of NationsBank Common Stock at the Effective Date. The fair market value of one share of NationsBank Common Stock at the Effective Date is defined by the Agreement as the closing price thereof on the NYSE-Composite Transactions List (as reported by the WALL STREET JOURNAL or, if not reported thereby, by any other authoritative source) on the last business day preceding the Effective Date. No such holder will be entitled to dividends, voting rights or any other rights as a shareholder in respect of any fractional shares. See "THE MERGER -- Exchange of Certificates."
     The shares of NationsBank Common Stock outstanding immediately prior to the Merger will continue as such after the Effective Date of the Merger.
EFFECTIVE DATE OF THE MERGER
     The Merger will become effective upon the filing of Articles of Merger with the respective offices of the Secretaries of State of South Carolina and Delaware, at the time set forth therein. Unless otherwise agreed by NationsBank and RHNB, the Effective Date is expected to occur on the first business day following the last to occur of (i) the 30th day after the date of the letter of the Federal Reserve Board approving the Merger pursuant to the BHCA, (ii) the effective date of the last order, approval or exemption of any other Federal or state regulatory agency approving or exempting the Merger if such action is required, (iii) the day of expiration of all required waiting periods after the filing of all notices to all Federal or state regulatory agencies for consummation of the Merger, and (iv) the date on which the RHNB shareholders approve the Agreement. If approved by the RHNB shareholders and applicable regulatory authorities, the parties currently expect the Effective Date of the Merger to occur on or before December 31, 1994, although there can be no assurance as to whether or when the Merger will occur.
EXCHANGE OF CERTIFICATES
     Before or as soon as practicable after the Effective Date, the exchange agent to be appointed by NationsBank for purposes of the Merger (the "Exchange Agent") will mail to each holder of RHNB Stock of record as of the Effective Date a letter of transmittal and related forms (the "Letter of Transmittal") for use in forwarding stock certificates previously representing RHNB Stock for surrender and exchange for certificates representing NationsBank Common Stock.
     RHNB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.
     Upon surrender to the Exchange Agent of one or more certificates for shares of RHNB Stock, together with a properly completed Letter of Transmittal, there will be issued and mailed to the holder thereof a certificate or certificates representing the aggregate number of whole shares of NationsBank Common Stock to which such holder is entitled, together with all declared but unpaid dividends in respect of such shares and, where applicable, a check for the amount (without interest) representing any fractional shares. A certificate for shares of NationsBank Common Stock, or any check representing cash in lieu of fractional shares and/or declared but unpaid dividends, may be issued in a name other than the name in which the
                                       15
surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed, accompanied by a guaranteed signature if required by the Letter of Transmittal and otherwise in proper form for transfer, and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Certificates surrendered for exchange by any person constituting an "affiliate" of RHNB for purposes of Rule 145(c) under the Securities Act will not be exchanged for certificates representing whole shares of NationsBank Common Stock until NationsBank has received a written agreement from such person as described under "Restrictions on Resales by Affiliates." In no event will the Exchange Agent, NationsBank or RHNB be liable to any persons for any NationsBank Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.
     On and after the Effective Date and until surrender of certificates of RHNB Stock to the Exchange Agent, each certificate that represented outstanding RHNB Stock immediately prior to the Effective Date will be deemed to evidence ownership of the number of whole shares of NationsBank Common Stock into which such shares have been converted. No shareholder will, however, receive dividends or other distributions on such NationsBank Common Stock until the certificates representing RHNB Stock are surrendered. Upon surrender of RHNB Stock certificates, RHNB shareholders will be paid any dividends or other distributions on NationsBank Common Stock that are payable to holders as of any record date on or following the Effective Date. No interest will be payable with respect to withheld dividends or other distributions.
BACKGROUND OF AND REASONS FOR THE MERGER
     NATIONSBANK. The strategy of the NationsBank Board of Directors for building long-term value for NationsBank shareholders includes, in part, having a significant market share in each of the markets its banks serve. Pursuant to this strategy, management of NationsBank continually explores and evaluates acquisition opportunities, both in the banking and non-banking areas. Consistent with this strategy, after being approached by RHNB during the last week of May 1994, NationsBank conducted initial discussions with RHNB on June 3, 1994, followed by preliminary due diligence reviews. Thereafter, NationsBank entered into a letter of intent with RHNB for the Merger on June 21, 1994, subject to, among other things, further due diligence and negotiation of a definitive merger agreement. On June 22, 1994, the Executive Committee and Board of Directors of NationsBank approved the proposed Merger and the issuance of NationsBank Common Stock in connection therewith. After conducting further due diligence reviews during the last week of June 1994, NationsBank entered into the Agreement with RHNB.
     NationsBank's Board of Directors considered several factors in arriving at its decision to approve the acquisition of RHNB. It did not assign any relative or specific weights to the factors considered. Such factors included:
     (i) York County, South Carolina, and Mecklenburg County, North Carolina, are closely linked economically, with the two counties constituting a significant portion of the Charlotte-Rock Hill-Gastonia metropolitan statistical area (the "Charlotte MSA"). More than 25% of York County work force cross the North Carolina-South Carolina state lines between York County and Mecklenburg County on a daily basis. The Merger allows NationsBank to strengthen its position in the Charlotte MSA.
     (ii) The Merger will maximize the consolidated resources of NationsBank South Carolina and Rock Hill National Bank and, therefore, enhance the financial performance of each institution. Customers of Rock Hill National Bank will experience a significantly broader range of products and services.
     (iii) At the Exchange Ratio, the Merger will not significantly dilute the holdings of the shareholders of NationsBank.
     RHNB. In April 1994, the Board of Directors of RHNB appointed a Long Range Planning Committee (the "Committee") to study the long-term business and prospects of RHNB and recommend a course of action to the RHNB Board. The Committee, with the authority of the Board of Directors, retained UVEST as RHNB's financial advisor, and UVEST assisted the Committee in developing a strategic plan for consideration. The strategic plan called for the Committee to consider and ultimately recommend to the Board of RHNB one of three options: (1) maintain the status quo; (2) remain independent and grow internally or through acquisitions; or (3) merge with a larger banking institution.
     To determine what prospects existed for RHNB to merge with a larger organization, UVEST contacted approximately 15 banking institutions, including NationsBank. Seven of these institutions, including NationsBank, made initial presentations to the Committee on June 1 and 3, 1994. At a special meeting of the RHNB Board of Directors on June 8, 1994, the Committee made a full report on its examination of options (1) and (2) described above and on the meetings held with the seven banking institutions. The Committee recommended and the Board approved the solicitation of definitive acquisition proposals from
                                       16
the interested banking institutions. The Committee held meetings on June 20, 1994 with NationsBank and certain other interested financial institutions. At the conclusion of these meetings, four institutions submitted definitive offers, subject to due diligence and various other conditions. NationsBank's was the highest offer submitted. The Committee unanimously recommended that the RHNB Board select option (3) under the strategic plan and accept NationsBank's offer. The RHNB Board unanimously approved NationsBank's offer and the execution of a conditional letter of intent at its regularly scheduled meeting on June 21, 1994. During the next two weeks, the parties negotiated a definitive agreement and NationsBank conducted additional due diligence, and a definitive Agreement and Plan of Merger was executed on July 8, 1994.
     In considering a proposed merger with a larger institution, the Committee and RHNB's Board were attracted to the prospect of affiliating with an institution that has significantly greater financial resources, more diversified operations and substantially more liquidity and trading volume in its common stock. RHNB management believed that the holders of RHNB Stock would benefit from receiving common stock in a larger publicly traded company with a strong history of paying dividends and that the customers of RHNB would benefit from the access to a much larger banking network with a greater array of services and higher lending limits.
     In evaluating the Merger and determining whether to grant its approval, RHNB's Board of Directors considered, without assigning any relative or specific values, the following factors:
     (i) NationsBank is a larger institution with significantly greater financial resources and expertise, which greater size offers expansion opportunities and services not otherwise available to RHNB and its shareholders and customers;
     (ii) the opinion of RHNB's financial advisor, UVEST, that the consideration to be received by the RHNB shareholders pursuant to the Merger is fair to such shareholders from a financial point of view;
     (iii) the tax-free nature of the Merger;
     (iv) NationsBank Common Stock is widely traded in public markets and has a long history of paying dividends;
     (v) by affiliation with NationsBank on the terms proposed, the dividends, earnings and book value per share of RHNB Stock would be significantly increased; and
     (vi) the financial condition of RHNB and the competitive conditions in an ever-changing banking and financial services industry that is in the process of consolidating.
     Based on these factors, the RHNB Board of Directors determined that RHNB's competitive position and the value of its stock could best be enhanced through affiliation with NationsBank on the terms proposed and thus unanimously approved the Agreement.
OPINION OF RHNB'S FINANCIAL ADVISOR
     UVEST, which was retained by the Committee as a financial advisor and assisted RHNB in the process of soliciting third party acquisition bids that ultimately culminated in RHNB's entering into the Agreement with NationsBank (see "THE MERGER -- Background of and Reasons for the Merger -- RHNB"), was also engaged by RHNB to advise RHNB's Board of Directors as to the fairness of the consideration, from a financial point of view, to be paid by NationsBank to the shareholders of RHNB. UVEST is an investment banking and financial services firm with offices in Charlotte, North Carolina. As part of its investment banking business, UVEST engages in the review of the fairness of bank acquisition transactions from a financial perspective and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions and other transactions. Neither UVEST nor any of its affiliates has a material financial interest in RHNB or NationsBank. UVEST provided discount brokerage services to customers of RHNB within the last two years. These services were discontinued in the fourth quarter of 1993. UVEST has not had any other relationship with RHNB or NationsBank or their affiliates during the past two years. UVEST was selected to advise RHNB's Board of Directors based upon its familiarity with RHNB, the regional community banking industry and its knowledge of the banking industry as a whole. No instructions were given or limitations imposed by the RHNB Board of Directors upon UVEST regarding the scope of its investigations or the procedures it followed in rendering its opinion.
     UVEST has rendered its opinion (the "Fairness Opinion") to the Board of Directors of RHNB that the consideration to be paid the holders of RHNB Stock under the Agreement is fair to such shareholders from a financial point of view.
A COPY OF THE FAIRNESS OPINION, WHICH HAS BEEN UPDATED TO               , 1994
AND WHICH SETS FORTH CERTAIN ASSUMPTIONS
                                       17

MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF THE FAIRNESS OPINION.
     In arriving at its Fairness Opinion, UVEST performed certain valuation analyses described below and discussed the range of values for RHNB resulting from such analyses with the Board of Directors of RHNB. UVEST also reviewed certain publicly available business and financial information relating to RHNB and NationsBank. UVEST met with RHNB's management to discuss the business and prospects of RHNB. UVEST also considered certain financial and stock market data of RHNB and NationsBank, compared that data with similar data for certain other publicly-held banks and bank holding companies in North Carolina and South Carolina and considered the financial terms of certain other recent comparable community bank acquisition transactions in five southeastern states, as further discussed below. UVEST also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, UVEST did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by RHNB management and submitted to UVEST were based on assumptions believed by UVEST to be reasonable and to reflect currently available information, but UVEST did not independently verify such information. UVEST did not make an independent evaluation or appraisal of the assets of RHNB or NationsBank.
     In connection with rendering the Fairness Opinion and preparing its various presentations to RHNB's Board of Directors, UVEST performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by UVEST in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, UVEST believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, UVEST made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond RHNB's or NationsBank's control. The analyses performed by UVEST are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. No company or transaction considered as a comparison in the analyses is identical to RHNB, NationsBank or the Merger. Accordingly, an analysis of the results of such comparisons is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect the public trading value of the companies involved in such comparisons. In addition, the analyses do not purport to be appraisals or reflect the process by which or the prices at which businesses actually may be sold or the prices at which any securities may trade at the present time or at any time in the future.
     MERGER ANALYSIS. UVEST performed an analysis of the consideration offered to RHNB shareholders in the Merger and reviewed the multiples represented by such consideration to RHNB's adjusted earnings, book value and market prices. The per share value to RHNB shareholders of NationsBank's offer, which has been calculated to be $18.51 per share (based on a closing price of 52 7/8% per share of NationsBank Common Stock on July 8, 1994), represents a multiple of (i) 25.9 times RHNB's 1993 adjusted earnings, (ii) 21.9 times RHNB's adjusted earnings for the 12 months ended March 31, 1994, (iii) 2.49 times the fully diluted and converted book value per share at March 31, 1994 of RHNB Stock and (iv) 1.79 times the average monthly mean trading price of RHNB Stock for the first four months of 1994.
     COMPARABLE COMPANY ANALYSIS. For purposes of market comparison, UVEST reviewed 11 other community banking institutions in North Carolina and South Carolina whose stock is publicly traded but, like RHNB, whose markets are not considered broad or highly liquid. The community banking institutions reviewed are as follows: Bank of Granite Corporation, First Bancorp, First Charter Corporation, FNB Corp., LSB Bancshares, Inc., Peoples Bank, Security Capital Bancorp, Carolina First Corporation, Bank of South Carolina, Triad Bancorp and Yadkin Valley Bank & Trust Company. Mean and median multiples of 12-month reported and adjusted earnings, net interest income, book value, deposits and total assets were derived from the comparables and compared to multiples calculated for RHNB in relation to NationsBank's per share offer for RHNB Stock. In the mean analysis, NationsBank's offer represented a premium range over all values of from 2.8% of net interest income value to 102.9% of book value. In the median analysis, NationsBank's offer represented a premium range of from 0.0% of net interest income value to 107.7% of book value.
     COMPARABLE ACQUISITION ANALYSIS. UVEST reviewed 21 acquisitions of community banking institutions since June 22, 1993 in Florida, Georgia, North Carolina, South Carolina and Virginia. The purpose of this analysis was to obtain a valuation
                                       18
range based on comparable community banking acquisitions. The acquisition transactions reviewed (each listing the buyer first) are as follows: BB&T Financial Corporation/Commerce Bank; BB&T Financial Corporation/LSB Bancshares, Inc. of South Carolina; Northern Trust Corp/Beach One Financial; AmSouth Bancorporation/Citizens National Corporation; Bank South Corporation/ Chattahoochee Bancorp, Inc.; Mercantile Bankshares Corporation/Fredericksburg National Bancorp, Inc.; Centura Banks, Inc./First Charlotte Financial Corporation; AmSouth Bancorporation/The Tampa Banking Company; Regions Financial/First Community Bankshares; F&M National Corporation/PNB Financial Corp; Bank South Corporation/Merchant Bank Corp; BankAtlantic, FSB/Mega Bank; AmSouth Bancorporation/Parkway Bancorp Inc.; F&M National Corporation/Hallmark Bank & Trust Company, Inc.; Bank South Corporation/Citizens Express Company; United Carolina Bancshares Corporation/The Bank of Iredell; Intercontinental Bank/Interstate Bank Holding Company; Intercontinental Bank/Commercial Trust Bancorp; Premier Bankshares Corporation/Dickenson-Buchanan Bank; First
National Bancorp/Metro Bancorp, Inc.; and Intercontinental Bank/Boca Bancorp, Inc. Multiples of earnings, book value and deposits derived from the comparable transactions were utilized in obtaining a range to which the acquisition value of RHNB was compared. In the mean analysis, NationsBank's offer represented a premium range over the comparable acquisitions of between 0.4% and 39.9%, and in the median analysis produced a premium range of -2.4%
to 35.2%. The only category in which the comparison produced a nominal (0.4%)
or negative (-2.4%) premium was the preceding 12 month reported income category, which utilized earnings of RHNB that were taxed at an effective rate of only 9%. Using income adjusted at a 35% effective tax rate resulted in mean and median premiums in this category of 19.1% and 22.6%, respectively, for a ranking of second of the 22 acquisitions in terms of price to earnings ratio. The Merger ranked second of the 22 acquisitions in price to deposits ratio and fourth in price to book value ratio. Of the five acquisitions (including the Merger) involving either North Carolina or South Carolina institutions, the Merger ranked first in all categories except the price to earnings ratio, in which it ranked second. Had RHNB's adjusted earnings been used, the Merger would have ranked first in all categories comparing the North Carolina and
South Carolina transactions.
     Based on the results of these and other analyses, UVEST concluded that the consideration to be received by RHNB shareholders under the Agreement is fair from a financial point of view. The Fairness Opinion is directed only to the question of the fairness of the consideration from a financial perspective and does not constitute a recommendation to any RHNB shareholder to vote in favor of approving the Agreement. UVEST received a fee of $50,000 at the inception of its engagement as financial adviser and will receive an additional fee upon consummation of the Merger of $100,000 plus one percent of the aggregate value of the transaction in excess of $35,342,265. These fees include the cost of the Fairness Opinion. RHNB has also agreed to reimburse UVEST for its reasonable expenses, including accounting and legal fees. In addition, RHNB has agreed to indemnify UVEST and its directors, officers and employees from certain liabilities in connection with the Merger.
EFFECT ON OPTIONS AND OTHER STOCK PLANS
     Options to purchase an aggregate of        shares of RHNB Stock were
outstanding on                , 1994. To the extent that shares of RHNB Stock
are issued pursuant to the exercise of such options in accordance with their terms prior to the Effective Date, they will be converted into shares of NationsBank Common Stock in the same manner as other shares of RHNB Stock. To the extent that any such shares are so issued prior to the RHNB Record Date, the holders of such shares shall be entitled to vote such shares at the Special Meeting as described in "THE SPECIAL MEETING OF SHAREHOLDERS OF RHNB." At the Effective Date, each of the above-described options to purchase shares of RHNB Stock that has not expired and remains outstanding on the Effective Date shall be converted into and become rights with respect to NationsBank Common Stock, and NationsBank shall assume each such option, in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each option to purchase RHNB Stock assumed by NationsBank may be exercised solely for shares of NationsBank Common Stock, (ii) the number of shares of NationsBank Common Stock subject to each such option will be equal to the number of shares of RHNB Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio, less any resulting fraction of a share of NationsBank Common Stock, and (iii) the per share exercise price under each such option will be adjusted by dividing the per share exercise price by the Exchange Ratio and rounding down to the nearest cent. The other terms of such options, including vesting schedules, shall not be changed.
     NationsBank and RHNB have agreed that the provisions of the RHNB employee stock purchase plan will terminate on or before December 31, 1994 and that the provisions of the RHNB dividend reinvestment plan will terminate on or before December 15, 1994.
                                       19

EFFECT ON DEBENTURES
     As of                , 1994, RHNB had $       in aggregate principal amount
of the Debentures outstanding. Such Debentures currently are convertible into shares of RHNB Stock at a conversion rate of 80 shares of RHNB Stock per $1,000
principal amount of Debentures, or an aggregate of        shares of RHNB Stock.
To the extent that Debentures are converted into shares of RHNB Stock prior to the Effective Date, such shares of RHNB Stock will be converted into shares of NationsBank Common Stock in the same manner as other shares of RHNB Stock. To the extent that any such Debentures are so converted prior to the RHNB Record Date, the holders of the shares of RHNB Stock issued upon conversion shall be entitled to vote at the Special Meeting as described in "THE SPECIAL MEETING OF SHAREHOLDERS OF RHNB." At the Effective Date, those rights of holders of any outstanding Debentures with respect to conversion into shares of RHNB Stock shall become rights with respect to NationsBank Common Stock, all in accordance with the terms of the Indenture and the Debentures. From and after the Effective Date, (i) each Debenture may be converted solely into shares of NationsBank Common Stock and (ii) the number of shares of NationsBank Common Stock into which each such Debenture may be converted will be equal to the number of shares of RHNB Stock into which such Debenture could be converted immediately prior to the Effective Date multiplied by the Exchange Ratio, less any resulting fraction of a share of NationsBank Common Stock. The other rights of the holders of such Debentures under the terms of the Indenture shall continue to be governed by the Indenture.
CONDITIONS TO THE MERGER
     The Merger will occur only if the Agreement is approved by the requisite vote of the shareholders of RHNB. Consummation of the Merger is subject to the satisfaction of certain other conditions, unless waived, to the extent legally permitted. Such conditions include (i) the absence of any injunction, restraint or prohibition with respect to the Merger issued by any court, arbitral body or governmental agency; (ii) the receipt by January 9, 1995 of all required governmental orders, permits, approvals or qualifications, provided that such approvals shall not have imposed any condition or requirement that in the judgment of NationsBank would restrict it or any of its affiliates in its respective operations and business activities subsequent to the Effective Date (provided further that, if NationsBank is continuing in good faith to seek regulatory approvals at such date, it may request that RHNB agree to extend the period by three months, and RHNB shall not unreasonably refuse to approve such request); (iii) the receipt of the favorable opinion of UVEST as to the fairness of the Merger from a financial point of view to the shareholders of RHNB; (iv) the continuing effectiveness under the Securities Act of the Registration Statement for the NationsBank Common Stock issuable to holders of RHNB Stock upon consummation of the Merger; (v) the receipt (unless waived by NationsBank) of all required consents required under material leases, contracts or other agreements to which RHNB or Rock Hill National Bank is a party or bound; (vi) the absence (unless waived by RHNB) of a material adverse change in the financial condition or results of operations of NationsBank from that which is reflected on its financial statements as of and for the periods ending December 31, 1993 and March 31, 1994; (vii) the absence (unless waived by NationsBank) of a material adverse change in the assets, business, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of RHNB or Rock Hill National Bank; (viii) the receipt of letters (unless waived by NationsBank) from Messrs. Carroll, Galloway, LaFar and Black as to the voting of shares of RHNB Stock beneficially owned by them; and (ix) the receipt of letters (unless waived by NationsBank) from each of the "affiliates" of RHNB as to their agreement not to sell or otherwise dispose of shares of NationsBank Common Stock received by them in the Merger except in compliance with the provisions of the Securities Act. The Agreement also provides that, unless waived by NationsBank, consummation of the Merger is conditioned upon the receipt of a letter from an independent public accounting firm acceptable to NationsBank that the Merger can be accounted for as a pooling of interests. NationsBank has notified RHNB in writing of its intention to waive such condition and to account for the Merger under the purchase method of accounting. See "THE MERGER -- Accounting Treatment."
     In addition, unless waived, each party's obligation to effect the Merger is subject to the continued accuracy in all material respects of the representations and warranties of the other party as set forth in the Agreement, the performance by the other party of its obligations under the Agreement and the receipt of certain closing certificates and opinions from the other party. No assurances can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so.
CONDUCT OF BUSINESS PRIOR TO THE MERGER
     In the Agreement, RHNB has agreed on its own behalf and on behalf of Rock Hill National Bank, except as otherwise contemplated by the Agreement, to conduct their businesses only in the usual, regular and ordinary course and in substantially the same manner as theretofore conducted, and, to the extent consistent with such business, to use all reasonable efforts
                                       20
to preserve their respective business organizations, to keep available the services of their respective officers and employees, to maintain their respective rights and franchises and to preserve their relationships with customers, suppliers and others having business with RHNB to the end that their respective goodwill and continuing business shall be unaffected in all material respects at the Effective Date.
     In addition, RHNB has agreed on its own behalf and on behalf of Rock Hill National Bank that it will not, without the prior written consent of
NationsBank:
     (i) issue or grant, or commit to issue or grant, any shares of capital stock (except for shares to be issued prior to the Effective Date in connection with the exercise of options issued and outstanding or the conversion of Debentures), or issue, award or grant, or commit to issue, award or grant, any stock options, warrants, rights or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock; make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision or otherwise; or acquire any shares of RHNB Stock by tender, redemption or otherwise;
     (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to RHNB Stock other than RHNB's regular quarterly dividends payable with respect to RHNB Stock (provided, however, that RHNB may, but is not obligated to, raise its dividend rate to $.05 per share per quarter and that RHNB and NationsBank shall cooperate with each other with respect to dividend record dates so that shareholders of RHNB shall not receive more than one dividend for each calendar quarter);
     (iii) amend its respective Articles of Incorporation, Articles of Association or Bylaws;
     (iv) incur any obligations, commitments or liabilities, whether primarily or by way of guaranty, in excess of $100,000 or having a maturity of more than one year from the date of its creation, other than in the ordinary course of business consistent with past practice;
     (v) make any capital expenditures of more than $25,000 individually or $100,000 in the aggregate;
     (vi) enter into any supply contracts, leases or other agreements that cannot be terminated without penalty in excess of $50,000 and/or notice of not more than 30 days, other than in the ordinary course of business consistent with past practice;
     (vii) except as required by law, materially change any loan, investment or management policies or make any material alteration in the manner of keeping its books, accounts and records and keep such books, accounts and records in accordance with generally accepted accounting principles applied on a consistent basis;
     (viii) except for routine raises in the ordinary course of business consistent with past practices, increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement (other than automatic renewals of existing agreements) with or for the benefit of any employee;
     (ix) sell, transfer, mortgage or encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any assets other than in the ordinary course of business (except for trade-ins and assets deemed obsolete or no longer useful in the business);
     (x) take any action that it knows is likely to adversely affect the ability of any party to the Agreement to obtain the approvals of any governmental authorities required for consummation of the transactions contemplated by the Agreement or required for consummation of the Merger or otherwise interfere with, impede or delay the consummation of the transactions contemplated by the Agreement;
     (xi) merge or consolidate with or into, or permit the merger into it of, any other association, corporation, trust or entity or change the character of its business; or authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other agent or representative of RHNB, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate or encourage any proposal for a business combination involving RHNB or Rock Hill National Bank or for the acquisition of a substantial equity interest in either of them, or for the acquisition of substantial portion of the assets of either of them (a "Takeover Proposal"); or, except as the fiduciary duties of the Board of Directors of RHNB or Rock Hill National Bank may otherwise require with respect to an unsolicited, bona fide, written Takeover Proposal, authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other agent or representative of RHNB or Rock Hill National Bank, directly or indirectly, to cooperate with, or furnish or cause to
                                       21
be furnished any nonpublic information concerning the assets, operations, business, properties, prospects or condition (financial or otherwise) of RHNB or Rock Hill National Bank to any person or entity in connection with any Takeover Proposal, to negotiate any Takeover Proposal with any person or entity, or enter into any agreement or agreement in principle as to any Takeover Proposal;
     (xii) settle any claim, action or proceeding involving the payment of money damages in excess of $100,000; and
     (xiii) fail to maintain each pension, welfare and other plan currently maintained by either of them (as set forth in the Agreement) and all accruals thereunder in accordance with generally accepted accounting principles applied on a consistent basis.
MODIFICATION, WAIVER AND TERMINATION
     The Agreement provides that NationsBank may at any time change the structure of the acquisition of RHNB by NationsBank if and to the extent that it deems such a change desirable. In no case, however, may any such change alter the amount or kind of consideration to be received by RHNB shareholders under the Agreement or adversely affect the tax treatment to RHNB shareholders of the receipt of such consideration.
     The Agreement provides that each party may waive any of the conditions precedent to its obligations to consummate the Merger, to the extent legally permitted. Neither of the parties intends, however, to waive any conditions of the Merger if such waiver would, in the judgment of the waiving party, have a material adverse effect on its shareholders.
     The Agreement further provides that it may be terminated and the Merger abandoned at any time prior to the Effective Date (i) by mutual written consent of the Boards of Directors of each of NationsBank and RHNB; (ii) by the respective Board of Directors of either NationsBank or RHNB, upon delivery of written notice, if any event occurs which renders impossible of satisfaction in any material respect one or more of the other's conditions to its obligation to effect the Merger and such non-compliance is not waived by the terminating party; (iii) by the respective Board of Directors of either NationsBank or RHNB if the Effective Date has not occurred by March 31, 1995 (provided that no further government, regulatory or shareholder approvals are necessary as of such date); or (iv) by the respective Board of Directors of either NationsBank or RHNB if any court of competent jurisdiction or other Federal or state governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or other transactions contemplated by the Agreement and such order, decree, ruling or other action shall have become final and non-appealable.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Blanchfield and Moore, a Professional Corporation, tax counsel to NationsBank, has delivered to NationsBank its opinion that, under Federal law as currently in effect, (a) the proposed Merger will constitute a nontaxable reorganization within the meaning of Section 368(a)(1) of the Code; (b) no gain or loss will be recognized by the shareholders of RHNB on the receipt of NationsBank Common Stock in exchange for their RHNB Stock; (c) the basis of the NationsBank Common Stock received by the shareholders of RHNB will be the same as the basis of the RHNB Stock surrendered in exchange therefor; (d) the holding period of NationsBank Common Stock received by the shareholders of RHNB will include the holding period of the RHNB Stock surrendered in exchange therefor, provided the RHNB Stock is held as a capital asset as of the Effective Date of the Merger; and (e) cash received by shareholders of RHNB upon the exercise of dissenters' rights or in lieu of fractional shares will be treated as being received in payment for such RHNB Stock surrendered, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the RHNB Stock surrendered, which gain or loss will be capital gain or loss if the common stock surrendered was a capital asset in the hands of the shareholder.
     THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE CODE AND IS FOR GENERAL INFORMATION ONLY. IT DOES NOT INCLUDE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. SHAREHOLDERS OF RHNB SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF NATIONSBANK COMMON STOCK.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     As of the RHNB Record Date, the directors and executive officers of RHNB
and their affiliates beneficially owned an aggregate of       shares, or    % of
the outstanding shares, of RHNB Stock and are expected to beneficially own less than .5% of the shares of NationsBank Common Stock outstanding immediately following the Effective Date. Such number of
                                       22
shares of RHNB Stock reported as beneficially owned includes shares subject to outstanding options held by executive officers of RHNB and shares that may be acquired upon the conversion of Debentures held by certain directors. In particular, as of the RHNB Record Date, Michael F. Gooding, President of RHNB and Rock Hill National Bank, beneficially owned unexercised options to purchase
an aggregate of       shares of RHNB Stock; G. Steve Moore, Jr., Executive Vice
President of RHNB and Rock Hill National Bank, beneficially owned unexercised
options to purchase an aggregate of       shares of RHNB Stock; Gregory L.
Gibson, Senior Vice President and Chief Financial Officer of RHNB and Rock Hill National Bank, beneficially owned unexercised options to purchase an aggregate
of       shares of RHNB Stock; P. Hobson Busby, Senior Vice President of RHNB
and Rock Hill National Bank, beneficially owned unexercised options to purchase
an aggregate of       shares of RHNB Stock; John M. Barnes, director of RHNB,
beneficially owned Debentures convertible into an aggregate of 32,000 shares of RHNB Stock; James D. Galloway, Jr., director of RHNB, beneficially owned Debentures convertible into an aggregate 8,000 shares of RHNB Stock; and Dan S. LaFar, Jr., director of RHNB, beneficially owned Debentures convertible into an aggregate of 16,000 shares of RHNB Stock. For information relating to the treatment in the Merger of RHNB stock options and Debentures, including the stock options and Debentures held by such persons, see "THE MERGER -- Effect on Options and Other Stock Plans" and " -- Effect on Debentures." As discussed therein, all options to purchase RHNB Stock outstanding on the Effective Date and the conversion rights of holders of any Debentures outstanding at such time will be converted into rights with respect to NationsBank Common Stock and otherwise will remain subject to the terms, including vesting schedules, of such options and Debentures, as the case may be. Accordingly, the value realizable upon exercise or conversion of such securities by the holders thereof will depend upon the price of NationsBank Common Stock at the time of such exercise or conversion.
     E. H. Carroll, James D. Galloway, Jr., Dan S. LaFar, Jr. and John A. Black, Jr., each a director and principal shareholder of RHNB, have entered into separate agreements with NationsBank providing generally that they will assist NationsBank in its efforts to consummate the Merger, promote diligently the Merger on terms satisfactory to both parties, cooperate fully in the Merger and vote all shares of RHNB Stock beneficially owned by them in favor of the Agreement. As of the RHNB Record Date, Messrs. Carroll, Galloway, LaFar and
Black beneficially owned an aggregate of            shares, or    %, of RHNB
Stock.
     NationsBank has agreed that it will, for three years after the Effective Time, indemnify, defend and hold harmless the current or former officers, directors and agents of RHNB and Rock Hill National Bank against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent then permitted under applicable law and by RHNB's Articles of Incorporation and bylaws as currently in effect.
     As a result of the Merger, NationsBank will assume certain benefit plans and severance agreements currently offered to executive officers of RHNB, certain provisions of which may be triggered by approval of the Merger.
     RHNB has entered into change-in-control agreements with seven employee officers, including Messrs. Gooding, Moore, Busby and Gibson. Under these agreements, a "change in control" is defined as a change in control of RHNB that would be required to be reported under the Exchange Act (Regulation 14A,
Schedule 14A, Item 6(e)), or the acquisition of control, within the meaning of the BHCA (Section 2(a)(2)), or the Change in Bank Control Act of 1978 (Section
602), and is also deemed to occur (a) if any person becomes the beneficial owner of securities representing 30% or more of the voting power of RHNB's outstanding securities, or (b) if, during any period of two consecutive years, individuals who at the beginning of the period constitute the Board of Directors of RHNB cease to constitute a majority, unless the election or nomination of each new director was approved by at least two-thirds of the directors then still in office. Consummation of the Merger will constitute a change in control under these agreements. Pursuant to these agreements, the employee is entitled to compensation if a change in control occurs and within six months from the effective date of the change in control either (i) the employee is terminated other than for "cause" (defined as the termination of an employee for willful misconduct, drunkenness or use of narcotics materially affecting the ability to perform one's duties, conviction of a felony or serious misdemeanor involving moral turpitude, embezzlement or theft, or gross inattention to or dereliction of duty) or (ii) the employee terminates his employment for "good reason" (defined as (a) assignment of duties inconsistent with an employee's position or change in title resulting in reduction in his responsibilities, (b) material reduction in salary or (c) relocation or threatened relocation to a city other than Rock Hill, South Carolina). If such executives' employment is terminated under circumstances that would entitle them to payments under these agreements, the compensation payable under these agreements to Messrs. Gooding, Moore, Busby and Gibson would be $100,000, $57,500, $40,000 and $40,000, respectively.
     RHNB also has in effect with certain of its officers, including Messrs. Gooding, Moore, Busby and Gibson, employment agreements that provide for severance payments under certain circumstances in which such officer's employment is terminated following a change-in-control of RHNB. Such agreements are binding on successors of RHNB, including any successor by merger. Consummation of the Merger will constitute a change in control for purposes of these agreements.
                                       23

     The employment agreements with Messrs. Moore, Busby and Gibson provide that, if a "change in control" occurs and the employment of the employee is terminated prior to the end of the stated term of the agreement other than for "cause" or by the employee for "good reason," RHNB (or such successor, as the case may be) shall continue to pay compensation and benefits (a) in the case of Messrs. Busby and Gibson, until the last day of the 24th month following the date of the change in control and (b) in the case of Mr. Moore, until the end of the stated term of his agreement, which term automatically extends for one year upon each anniversary date of the agreement unless the Board of Directors of RHNB provides notice of nonrenewal. The current term of Mr. Moore's agreement expires on May 16, 1997. The terms "change in control," "cause" and "good reason" in the agreements of Messrs. Moore, Busby and Gibson are defined in substantially the same manner as in the change-in-control agreements described above. If such executives' employment had terminated on June 30, 1994 under circumstances that would have entitled them to change-in-control payments, the estimated amounts payable under these agreements to Messrs. Moore, Busby and Gibson would have been $296,324, $191,099 and $155,000, respectively.
     Mr. Gooding is entitled to severance compensation under his employment agreement if a "change in control" (defined in substantially the same manner as above) occurs and his employment is terminated prematurely other than for "cause." "Cause" for termination under Mr. Gooding's agreement means either (i) wilful breach of the agreement, (ii) gross negligence or wilful misconduct, or
(iii) conviction of a felony or other serious crime, provided that termination under (i) or (ii) shall be deemed for "cause" only if a majority of the Board of Directors of RHNB or such successor approves and Mr. Gooding fails to cure the breach for a period of 30 days after receiving written notice. Mr. Gooding is deemed terminated "without cause" if he resigns as a result of the material alteration of his duties, responsibility or title. In such event, Mr. Gooding is entitled to the continued payment of compensation and benefits through the end of the stated term of his agreement, which term automatically extends for one year upon each anniversary date of the agreement unless the Board of Directors of RHNB provides notice of nonrenewal. The current term of Mr. Gooding's contract expires on October 21, 1996, subject to automatic renewal as described above. Mr. Gooding may elect to receive his severance payment within 30 days of termination of employment as a lump sum payment equal to the present value of the compensation and benefits payable to him through such date. If Mr. Gooding's employment had terminated on June 30, 1994 under circumstances which would have entitled him to change-in-control payments, the estimated amount payable to him, assuming he elected to receive payment in a lump sum and based on the remaining term of his contract as of June 30, 1994, would have been $291,368.
     RHNB has in effect a Performance Bonus Plan pursuant to which executive officers are entitled to an award of bonuses, based on a percentage of the executive officer's yearly base salary, if RHNB achieves a specified return on assets target for the applicable fiscal year. For the fiscal year ending December 31, 1994, the performance bonuses provided under the plan consist of a minimum of 10% of base salary for meeting a 1.0 return on assets target, and a maximum of 22.5% of base salary for meeting a 1.5 return on assets target. NationsBank has agreed that, if the Merger is consummated prior to December 31, 1994, the amount of any bonus that otherwise would be payable to any executive under the plan on December 31, 1994 will be pro-rated over the number of days in 1994 in which RHNB is in existence. In addition, NationsBank has agreed that actual Merger-related expenses in 1994 shall be excluded for purposes of determining net income for use in calculating return on assets under the plan.
     Pursuant to the terms of the Agreement, NationsBank has agreed to make an offer of employment to all persons, including executive officers of RHNB, who immediately prior to the Effective Date are either active employees of RHNB or Rock Hill National Bank or inactive employees of either of them who are on temporary leave due to short-term disability, jury duty, vacation or annual two-week national military duty.
OPERATIONS AFTER THE MERGER
     Immediately after the Merger, NationsBank expects to merge NationsBank South Carolina into Rock Hill National Bank, subject to approval of the Comptroller. NationsBank South Carolina is a national banking association headquartered in Columbia, South Carolina. Through approximately 177 offices in South Carolina, NationsBank South Carolina provides full-service commercial and consumer banking and banking-related services. As of June 30, 1994, NationsBank South Carolina had total assets of approximately $9.0 billion, deposits of approximately $5.0 billion and shareholder's equity of approximately $.8 billion.
DISSENTERS' RIGHTS OF RHNB SHAREHOLDERS
     If the Agreement and the transactions contemplated thereby are consummated, any shareholder of RHNB who properly dissents from the Merger in connection with the Special Meeting may be entitled to receive in cash the fair value of his or her shares of RHNB Stock determined immediately prior to the Merger, excluding any appreciation or depreciation in anticipation of the Merger. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.
                                       24

     Any shareholder of RHNB entitled to vote on the Agreement has the right to receive payment of the fair value of his shares of RHNB Stock upon compliance with the applicable provisions of the SCBCA. A shareholder may not dissent as to less than all of the shares that he or she beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenter's rights to shares held on his or her behalf must notify RHNB in writing of the name and address of the record holder of the shares, if known to such shareholder. Any RHNB shareholder intending to enforce the right of dissent may not vote in favor of the Agreement and must file a written notice of intent to demand payment for his or her shares (the "Objection Notice") with the Corporate Secretary of RHNB before the vote on the proposal to approve the Agreement and the transactions contemplated thereby is taken at the Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for his or her shares of RHNB Stock if the Merger is effected. Although any RHNB shareholder who has filed an Objection Notice must not vote in favor of the Agreement, a vote in favor of the Agreement cast by the holder of a proxy appointment solicited by RHNB (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the SCBCA. THE FAILURE TO VOTE AGAINST APPROVAL OF THE AGREEMENT WILL NOT, IN AND OF ITSELF, CONSTITUTE A WAIVER OF APPRAISAL RIGHTS, NOR WILL A VOTE AGAINST APPROVAL OF THE AGREEMENT, IN AND OF ITSELF, CONSTITUTE AN OBJECTION NOTICE SATISFYING THE REQUIREMENTS OF THE SCBCA.
     If the Agreement is approved by RHNB's shareholders at the Special Meeting, each shareholder who has properly filed an Objection Notice and not voted in favor of the Agreement will be notified by RHNB of such approval within 10 days of the Special Meeting (the "Dissenters' Notice"). The Dissenters' Notice will
(i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and (b) deposit their certificate representing shares of RHNB Stock (the "Certificates"), (ii) be accompanied by a form for demanding payment that requests the dissenter to certify whether or not he or she acquired beneficial ownership of such shares prior to June 21, 1994, the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger (the "Public Announcement Date") and (iii) set a date by which
(x) RHNB must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and (y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by RHNB, and (iv) be accompanied by a copy of the applicable provisions of the SCBCA. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he or she (or the beneficial shareholder on whose behalf such person is asserting dissenter's rights) acquired beneficial ownership of the shares of RHNB Stock before the Public Announcement Date, and deposit his or her Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the Merger.
     As soon as the Merger is consummated, or upon receipt of a Payment Demand, RHNB shall pay to each dissenting shareholder who has complied with the applicable requirements of the SCBCA the amount that RHNB estimates to be the fair value of the shares of RHNB Stock, plus accrued interest. This payment will be accompanied by (i) certain of RHNB's financial statements, (ii) a statement of RHNB's estimate of fair value of the shares and explanation of how RHNB's estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of the applicable provisions of the SCBCA. As authorized by the SCBCA, RHNB intends to delay any payments with respect to any shares (the "after-acquired shares") held by a dissenting shareholder that were not held by such shareholder on the Public Announcement Date, unless the beneficial ownership devolved upon such shareholder by operation of law from a person who was the beneficial owner on the Public Announcement Date. If payments are so withheld, RHNB will be required, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to RHNB's estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment.
     If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, RHNB, within the 60 day period, shall return the deposited Certificates. If, after returning deposited Certificates, the Merger is consummated, RHNB must send a new Dissenters' Notice and repeat the procedure described above.
     If the dissenting shareholder believes that the amount paid by RHNB (or offered, in the case of after-acquired shares) is less than the fair value of his or her shares or that the interest due is calculated incorrectly, or if RHNB fails to make payment or offer payment (or, if the Merger has not been consummated, RHNB does not return the deposited Certificates) within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after (i) RHNB made or offered payment for the shares or failed to pay for the shares or (ii) RHNB failed to return deposited Certificates timely, notify RHNB in writing of his or her own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). FAILURE TO NOTIFY RHNB IN WRITING OF ANY DEMAND FOR
                                       25

ADDITIONAL PAYMENT WITHIN 30 DAYS AFTER RHNB HAS MADE (OR OFFERED, IN THE CASE OF AFTER-ACQUIRED SHARES) PAYMENT FOR SUCH SHARES WILL CONSTITUTE A WAIVER OF THE RIGHT TO DEMAND ADDITIONAL PAYMENT.
     If RHNB and the dissenting shareholder cannot agree on a fair price within 60 days after RHNB receives such a demand for additional payment, the SCBCA requires RHNB to institute judicial proceedings in a South Carolina state circuit court in York County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of the RHNB Stock could be more than, the same as, or less than that produced by the Exchange Ratio. RHNB must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding, and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by RHNB. If RHNB does not institute such proceeding within such 60 day period, RHNB shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.
     The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser, but excluding fees and expenses of counsel and experts) against RHNB, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable:
(i) against RHNB if the Court finds that RHNB did not comply substantially with the relevant requirements of the SCBCA or (ii) against either RHNB or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.
     REFERENCE IS MADE TO APPENDIX C INCLUDED HEREWITH FOR THE COMPLETE TEXT OF CHAPTER 13 OF TITLE 33 OF THE SCBCA RELATING TO THE RIGHTS OF DISSENTING SHAREHOLDERS. STATEMENTS MADE IN THIS PROXY STATEMENT-PROSPECTUS SUMMARIZING THOSE SECTIONS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO APPENDIX C. THE PROVISIONS OF THE STATUTES ARE TECHNICAL IN NATURE AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO AVAIL HIMSELF OF HIS RIGHT TO OBJECT TO THE AGREEMENT CONSULT COUNSEL. FAILURE TO COMPLY WITH THE PROVISIONS OF THE STATUTE MAY DEFEAT A SHAREHOLDER'S RIGHT TO DISSENT.
ACCOUNTING TREATMENT
     Upon consummation of the Merger, the transaction will be accounted for as a purchase, and all of the assets and liabilities of RHNB will be recorded in NationsBank's consolidated financial statements at their fair value at the Effective Date. The amount, if any, by which the purchase price paid by NationsBank exceeds the fair value of the assets acquired by NationsBank through the Merger will be recorded as goodwill. NationsBank's consolidated financial statements will include the operations of RHNB after the Effective Date. The unaudited pro forma financial information included in this Proxy Statement-Prospectus reflects the Merger using the purchase method of accounting. See "SUMMARY -- Comparative Unaudited Per Share Data" and "PRO FORMA CONDENSED FINANCIAL INFORMATION."
     The Agreement provides that, unless waived by NationsBank, consummation of the Merger is conditioned upon the receipt by NationsBank of an opinion from independent public accountants satisfactory to NationsBank to the effect that the Merger qualifies for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical consolidated assets and liabilities of NationsBank and its subsidiaries would be combined with those of RHNB and carried forward at their previously recorded amounts. NationsBank has notified RHNB in writing of its intention to waive such condition and to account for the Merger as a purchase.
BANK REGULATORY MATTERS
     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under the BHCA. The BHCA requires the Federal Reserve Board, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.
     The BHCA prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction
                                       26
in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.
     Applicable Federal law provides for the publication of notice and public comment on the application and authorizes the Federal Reserve Board to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.
     The Merger generally may not be consummated until the 30th day following the date of approval by the Federal Reserve Board, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. NationsBank and RHNB believe that the Merger does not raise substantial antitrust concerns.
     STATE AUTHORITIES. The Merger is subject to the approval of the State Board. In addition, the Merger is subject to the approval or other action of the State Corporation Commission of the Commonwealth of Virginia.
     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. NationsBank and RHNB have filed (or will file) all applications and notices and have taken (or will take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Agreement provides that the obligation of each of NationsBank and RHNB to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and the State Authorities. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the Department of Justice or, if such a challenge is made, the result thereof.
     NationsBank and RHNB are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, NationsBank and RHNB currently contemplate that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.
     See "THE MERGER -- Effective Date of the Merger," " -- Conditions to the Merger" and " -- Modification, Waiver and Termination."
RESTRICTIONS ON RESALES BY AFFILIATES
     The shares of NationsBank Common Stock to be issued to shareholders of RHNB in the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of RHNB as that term is defined under the Securities Act. Any subsequent transfer of such shares, however, by any person who is an affiliate of RHNB at the time this Proxy Statement-Prospectus is first distributed to the shareholders of RHNB will, under existing law, require either (a) the further registration under the Securities Act of the shares of NationsBank Common Stock to be transferred, (b) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (c) the availability of another exemption from registration. An "affiliate" of RHNB, as defined by the rules promulgated pursuant to the Securities Act, is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with RHNB. The foregoing restrictions are expected to apply to the directors, executive officers and the holders of 10% or more of the common stock of RHNB (and to certain relatives or the spouse of any such person and any trusts, estates, corporations, or other entities in which such persons have a 10% or greater beneficial or equity interest). Stop transfer instructions will be given by NationsBank to the Exchange Agent with respect to the NationsBank Common Stock to be received by persons subject to the restrictions described above, and the certificates for such stock will be appropriately legended. RHNB has agreed to take such reasonable actions as shall be necessary to cause affiliates of RHNB to enter into agreements that they will not make any further sales of shares of NationsBank Common Stock received upon consummation of the Merger, except in compliance with the applicable provisions of the Securities Act. Consummation of the Merger is conditioned upon the receipt of such agreements from affiliates of RHNB.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
     NationsBank has a dividend reinvestment and stock purchase plan that provides, for those shareholders who elect to participate, that dividends on NationsBank Common Stock will be reinvested in authorized but unissued shares of NationsBank Common Stock at a five percent discount from the then-current market price (as defined in the plan) on a
                                       27
quarterly basis. The plan also permits participants to invest in additional shares of NationsBank Common Stock through optional cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase on any of 12 monthly investment dates each year. It is anticipated that NationsBank will continue its dividend reinvestment and stock purchase plan and that shareholders of RHNB who receive shares of NationsBank Common Stock in the Merger will have the right to participate therein.
     NationsBank and RHNB have agreed that the provisions of the RHNB dividend reinvestment plan will terminate on or before December 15, 1994 and that the provisions of the RHNB employee stock purchase plan will terminate on or before December 31, 1994.
                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS
MARKET PRICES
     NationsBank Common Stock is listed on the NYSE and the PSE, and certain shares are listed on the Tokyo Stock Exchange. As of June 30, 1994, NationsBank Common Stock was held of record by approximately 106,705 persons. The following table sets forth the range of high and low sales prices of the NationsBank Common Stock as reported on the NYSE Composite Tape.
     Since October 1993, RHNB Stock has been reported by the NASDAQ National Market System. The following table sets forth the high and low sales prices for RHNB Stock as reported by the NASDAQ National Market System for the indicated periods since such time. The table also sets forth, for the periods indicated prior to such time, RHNB management's best estimate of the high and low sales prices of the RHNB Stock based on information provided to RHNB by an independent market maker. As of the RHNB Record Date, RHNB Stock was held of record by
approximately    persons.

                                                                                 NATIONSBANK
                                                                                 SALES PRICES              RHNB PRICES
                                                                            HIGH              LOW             HIGH
Year Ended December 31, 1992:
  First Quarter.......................................................   $    48 1/8      $    39 5/8      $     5
  Second Quarter......................................................        49 7/8           43 1/8            7
  Third Quarter.......................................................        50               42 3/8            6 3/4
  Fourth Quarter......................................................        53 3/8           41 5/8            6
Year Ending December 31, 1993:
  First Quarter.......................................................        58               49 1/2            7 1/2
  Second Quarter......................................................        57 7/8           45                8 1/2
  Third Quarter.......................................................        53 5/8           48 1/4            9 1/2
  Fourth Quarter......................................................        53 1/4           44 1/2           11
Year Ending December 31, 1994:
  First Quarter.......................................................        50 7/8           44 3/8           11
  Second Quarter......................................................        57 3/8           44 1/2           18
  Third Quarter (through                ).............................
                                                                            LOW
Year Ended December 31, 1992:
  First Quarter.......................................................  $     4 1/2
  Second Quarter......................................................        5 1/4
  Third Quarter.......................................................        6
  Fourth Quarter......................................................        5 1/2
Year Ending December 31, 1993:
  First Quarter.......................................................        5 1/2
  Second Quarter......................................................        7
  Third Quarter.......................................................        7 1/4
  Fourth Quarter......................................................        8 1/2
Year Ending December 31, 1994:
  First Quarter.......................................................       10
  Second Quarter......................................................       10
  Third Quarter (through                ).............................

DIVIDENDS
     The following table sets forth dividends declared per share of NationsBank Common Stock and RHNB Stock, respectively, for the periods indicated. The ability of either NationsBank or RHNB to pay dividends to its shareholders is subject to certain restrictions. See "INFORMATION ABOUT
NATIONSBANK -- Supervision and Regulation -- Distributions" and "INFORMATION ABOUT RHNB -- Supervision and Regulation."

                                                                                            NATIONSBANK      RHNB
                                                                                             DIVIDENDS     DIVIDENDS
Year Ended December 31, 1992:
  First Quarter..........................................................................      $0.37         $0.00
  Second Quarter.........................................................................       0.37          0.00
  Third Quarter..........................................................................       0.37          0.00
  Fourth Quarter.........................................................................       0.40          0.00
Year Ending December 31, 1993:
  First Quarter..........................................................................      $0.40         $0.00
  Second Quarter.........................................................................       0.40          0.02
  Third Quarter..........................................................................       0.42          0.02
  Fourth Quarter.........................................................................       0.42          0.02
Year Ending December 31, 1994:
  First Quarter..........................................................................      $0.46         $0.03
  Second Quarter.........................................................................       0.46          0.03
  Third Quarter (through                )................................................       0.46

                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                                  (UNAUDITED)
     The following unaudited Pro Forma Condensed Financial Information and explanatory notes are presented to show the impact on the historical financial position and results of operations of NationsBank of the proposed Merger. The Merger is reflected in the unaudited Pro Forma Condensed Financial Information using the purchase method of accounting. See "THE MERGER -- Accounting Treatment."
     The unaudited Pro Forma Condensed Balance Sheet is based on the assumption that the Merger was consummated on December 31, 1993. The unaudited Pro Forma Condensed Statements of Income reflect the consolidation of the results of operations of NationsBank and RHNB for the year ended December 31, 1993 and for the six months ended June 30, 1994 as if the Merger had been consummated as of January 1, 1993 and January 1, 1994, respectively.
     Preliminary adjustments have been made using the purchase method of accounting. Estimates relating to the fair value of certain assets, liabilities and other items have been made as more fully described in the Notes to the unaudited Pro Forma Condensed Financial Information. Actual adjustments, which may include adjustments to additional assets, liabilities and other items, will be made on the basis of evaluations as of the Effective Date and, therefore, will differ from those reflected in the unaudited Pro Forma Condensed Financial Information.
     The unaudited Pro Forma Condensed Financial Information should be read in conjunction with the historical financial statements and notes thereto of each of NationsBank and RHNB, incorporated by reference herein. The pro forma earnings, which do not reflect any direct costs or potential savings that may result from the consolidation of operations of NationsBank and RHNB, are not indicative of the results of future operations.
                                       29

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)
                   (DOLLARS IN MILLIONS, SHARES IN THOUSANDS)

                                                                                           AT JUNE 30, 1994
                                                                                                                         PRO
                                                                           HISTORICAL              ADJUSTMENTS          FORMA
                                                                       NATIONSBANK    RHNB      DEBIT      CREDIT      COMBINED
ASSETS
  Cash and cash equivalents.........................................    $   7,706     $12                   $  5(C)    $  7,713
  Time deposits placed..............................................        1,648       1                                 1,649
  Trading account securities........................................        8,940                                         8,940
  Securities........................................................       28,402      58                      1(A3)     28,459
  Federal funds sold and securities purchased under agreements to
     resell.........................................................       13,056                             45(B)      13,009
                                                                                                               2(C)
  Loans, leases and factored accounts receivable, net of unearned
     income.........................................................       95,678     185                                95,863
  Allowance for credit losses.......................................       (2,196)     (5 )                              (2,201)
  Loans held for sale...............................................          300                                           300
  Premises, equipment and lease rights, net.........................        2,371       3                                 2,374
  Customers' acceptance liability...................................          716                                           716
  Other assets......................................................        7,777       4        $29(A4)                  7,810
       Total assets.................................................    $ 164,398     $258       $29        $ 53       $164,632
LIABILITIES
  Deposits
     Demand.........................................................    $  20,447     $37        $ 5(C)                $ 20,479
     Interest-bearing...............................................       71,797     179                                71,976
       Total deposits...............................................       92,244     216          5                     92,455
  Borrowed funds....................................................       48,532      17          2(C)                  48,547
  Acceptances outstanding...........................................          716                                           716
  Capital leases and long-term debt.................................        7,660       5                                 7,665
  Accrued expenses and other liabilities............................        4,773       3                                 4,776
       Total liabilities............................................      153,925     241          7                    154,159
SHAREHOLDERS' EQUITY
  Preferred stock: authorized -- 45,000 shares; ESOP
     Convertible, Series C: issued -- 2,645 shares..................          112                                           112
  Common stock: authorized -- 800,000 shares; pro forma shares
     issued -- 276,517 shares.......................................        4,747       6          6(A)     $ 45(A)       4,747
                                                                                                  45(B)
  Capital surplus...................................................                    9          9(A)
  Retained earnings.................................................        5,884       3          3(A)                   5,884
  Loan to ESOP trust................................................          (82)                                          (82)
  Other.............................................................         (188)     (1 )                    1(A)        (188)
       Total shareholders' equity...................................       10,473      17         63          46         10,473
                                                                        $ 164,398     $258       $70        $ 46       $164,632

See Notes to Pro Forma Condensed Financial Information.
                                       30

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                                                                    FOR THE SIX MONTHS ENDED JUNE 30, 1994
                                                                                  HISTORICAL           ADJUSTMENTS      PRO FORMA
                                                                              NATIONSBANK    RHNB    DEBIT    CREDIT    COMBINED
Income from Earning Assets
  Interest and fees on loans and leases....................................     $ 3,645      $ 8                         $ 3,653
  Interest and dividends on securities.....................................         682        1                             683
  Loans held for sale......................................................          17                                       17
  Interest on federal funds sold and securities purchased under agreements
     to resell.............................................................         195               $ 1(D)                 194
  Other....................................................................         371                                      371
     Total income from earning assets......................................       4,910        9        1                  4,918
Interest Expense
  Deposits.................................................................       1,065        3                           1,068
  Borrowed funds...........................................................         968                                      968
  Capital leases and long-term debt........................................         272                                      272
     Total interest expense................................................       2,305        3                           2,308
Net interest income........................................................       2,605        6        1                  2,610
Provision for credit losses................................................         170                                      170
     Net credit income.....................................................       2,435        6        1                  2,440
Gains on sales of securities...............................................          19                                       19
Noninterest income.........................................................       1,309        2                           1,311
Noninterest expense........................................................       2,449        6        1(D)               2,456
Income before taxes........................................................       1,314        2        2                  1,314
Income tax expense (benefit)...............................................         460                        $  1(E)       459
Net income.................................................................         854        2        2         1          855
Preferred dividends........................................................           5                                        5
Net income available to common shareholders................................     $   849      $ 2      $ 2      $  1      $   850
Primary earnings per common share..........................................     $  3.10      $.61                        $  3.10
Fully diluted earnings per common share....................................        3.07      .60                            3.07
Weighted average primary common shares
  outstanding (in thousands)...............................................     273,492      2,383                       273,492
Weighted average fully diluted common shares
  outstanding (in thousands)...............................................     277,497      2,743                       277,623

See Notes to Pro Forma Condensed Financial Information.
                                       31

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)
              (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION)

                                                                                      FOR THE YEAR ENDED DECEMBER 31, 1993
                                                                                   HISTORICAL           ADJUSTMENTS      PRO FORMA
                                                                              NATIONSBANK    RHNB     DEBIT    CREDIT    COMBINED
Income from Earning Assets
  Interest and fees on loans and leases....................................     $ 6,308      $ 15                         $ 6,323
  Interest and dividends on securities.....................................       1,396         3                           1,399
  Loans held for sale......................................................          53                                        53
  Interest on federal funds sold and securities purchased under agreements
     to resell.............................................................         194                $ 1(D)                 193
  Other....................................................................         376                                       376
     Total income from earning assets......................................       8,327        18        1                  8,344
Interest Expense
  Deposits.................................................................       2,149         6                           2,155
  Borrowed funds...........................................................       1,149         1                           1,150
  Capital leases and long-term debt........................................         392                                       392
     Total interest expense................................................       3,690         7                           3,697
Net interest income........................................................       4,637        11        1                  4,647
Provision for credit losses................................................         430         1                             431
     Net credit income.....................................................       4,207        10        1                  4,216
Gains on sales of securities...............................................          84                                        84
Noninterest income.........................................................       2,101         3                           2,104
Noninterest expense........................................................       4,401        10        2(D)               4,413
Income before taxes and effect of change in method of accounting for income
  taxes....................................................................       1,991         3        3                  1,991
Income tax expense (benefit)...............................................         690                         $  1(E)       689
Income before effect of change in method of accounting for income taxes....       1,301         3        3         1        1,302
Effect of change in method of accounting for income taxes..................         200                                       200
Net income.................................................................       1,501         3        3         1        1,502
Preferred dividends........................................................          10                                        10
Net income available to common shareholders................................     $ 1,491      $  3      $ 3      $  1      $ 1,492
Primary earnings per common share..........................................     $  5.78      $1.12                        $  5.78
Fully diluted earnings per common share....................................        5.72      1.12                            5.72
Weighted average primary common shares
  outstanding (in thousands)...............................................     257,969      2,359                        257,969
Weighted average fully diluted common shares
  outstanding (in thousands)...............................................     262,453      2,839                        262,621

See Notes to Pro Forma Condensed Financial Information.
                                       32

                             NOTES TO THE UNAUDITED
                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                   (AMOUNTS IN MILLIONS, SHARES IN THOUSANDS,
                           PER-SHARE AMOUNTS ACTUAL)
     The unaudited Pro Forma Condensed Financial Information is based upon the following adjustments and related assumptions; the actual purchase accounting adjustments will be made on the basis of appraisals and evaluations as of the date of consummation of the Merger and therefore, will differ from those reflected in the unaudited Pro Forma Condensed Financial Information.
NOTE A:
     The purchase accounting adjustments to record the acquisition of RHNB used in the preparation of the unaudited Pro Forma Condensed Balance Sheet are summarized below:
ACQUISITION OF RHNB STOCK

RHNB Common Shares Outstanding...............................................................    2,501(1)
Exchange Ratio...............................................................................      .35
Equivalent NationsBank Common Shares.........................................................      875
Assumed NationsBank share price..............................................................   $   513/8(2)
Fair Value of Consideration..................................................................       45
Historical net assets acquired...............................................................       17
Premium to allocate..........................................................................   $   28
Adjustments to fair value of net assets acquired:
  Securities.................................................................................       (1)(3)
  Intangibles................................................................................       29(4)
                                                                                                $   28

(1) The number of shares of RHNB Stock outstanding on June 30, 1994 has been used in the pro forma computations.
(2) The NationsBank Common Stock closing price at June 30, 1994 has been used in the pro forma computations.
(3) The pro forma computations reflect the net depreciation in the securities portfolio at June 30, 1994.
(4) Includes both identifiable intangibles and goodwill. Since the final determination of adjustments to assets and liabilities will be made based upon their fair values as of the Effective Date, and after evaluations are completed, the final amounts will differ from the estimates provided herein.
NOTE B:
     NationsBank anticipates repurchasing shares of its common stock in the open market, in an amount equal to the number of shares to be issued to RHNB shareholders. The Unaudited Pro Forma Condensed Balance Sheet reflects the repurchase based on the NationsBank Common Stock price and the number of shares of RHNB Stock outstanding at June 30, 1994.
NOTE C:
     RHNB purchased approximately $2 million of federal funds from subsidiaries of NationsBank and had approximately $5 million of demand deposits with subsidiaries of NationsBank at June 30, 1994. These amounts have been eliminated in the Pro Forma Condensed Balance Sheet. The income statement effect is not material.
                                       33

                             NOTES TO THE UNAUDITED
                   PRO FORMA CONDENSED FINANCIAL INFORMATION
                   (AMOUNTS IN MILLIONS, SHARES IN THOUSANDS,
                           PER-SHARE AMOUNTS ACTUAL)
NOTE D:
     The accounting adjustments related to the Merger are reflected in the unaudited Pro Forma Condensed Statements of Income for June 30, 1994 and December 31, 1993 and are summarized as follows:

                                                                                           SIX MONTHS ENDED       YEAR ENDED
                                                                                            JUNE 30, 1994      DECEMBER 31, 1993
Interest Income
  Reduction of interest income for short-term investments used to fund repurchase of
     NationsBank Common Stock...........................................................         $  1                 $ 1
Noninterest Expense
  Amortization of intangibles fair value adjustment.....................................         $  1                 $ 2

     The following assumption is used in establishing the purchase accounting adjustments related to the Merger recorded in the Unaudited Pro Forma Statements of Income:
  INTANGIBLES
          Amortize the identifiable intangible value as noninterest expense on an accelerated basis over 10 years and goodwill on a straight-line basis over 25 years.
NOTE E:
     Income tax expense on the pro forma adjustments is reflected using the statutory tax rate.
                                       34

                         INFORMATION ABOUT NATIONSBANK
GENERAL
     NationsBank is a bank holding company registered under the BHCA, with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Southeast and Mid-Atlantic States and Texas. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000.
ACQUISITIONS
     On August 4, 1994, NationsBank, through NationsBank of Florida, National Association, and NationsBank of Georgia, National Association, and under the terms of an agreement with California Savings Bank, a Federal Savings Bank, acquired for cash 43 branches, including deposits, in Florida and one branch, including deposits, in Georgia at a purchase price of approximately $160 million. At June 30, 1994, the assets to be acquired and the liabilities to be assumed were approximately $3.9 billion.
     In the past, NationsBank has successfully completed numerous acquisitions of bank holding companies, banks and banking-related companies. As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of failed financial institutions. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.
OPERATIONS
     NationsBank provides a diversified range of banking and certain non-banking financial services to its customers through the General Bank, the Institutional Group and the Financial Services unit. The General Bank provides comprehensive service in the commercial and retail banking fields, including Trust and Private Banking operations, the origination and servicing of home mortgage loans, the issuance and servicing of credit cards and certain insurance services. The General Bank also offers full service brokerage services through NationsSecurities, a joint venture between subsidiaries of Dean Witter, Discover & Co. and NationsBank, as well as discount brokerage services, for its customers.
     The Institutional Group provides financial products and services to domestic and international corporations and institutions, including comprehensive corporate and investment banking services such as financial advisory, merger and acquisition, loan syndication, financial structuring and leverage capital products, private debt and venture capital services; underwriting, trading and distributing a wide range of securities (including bank-eligible securities and, to a limited extent, a certain bank-ineligible securities as authorized by the Federal Reserve Board under Section 20 of the Glass-Steagall Act) and currencies such as market-making, trading and clearing of certain options, futures and forward contracts; treasury management products and services; domestic and international accounts receivable management for middle-market companies; commercial and corporate equipment and fleet leasing; asset-based lending; and full-service banking and capital markets services to developers and investors. The Institutional Group also provides trade and other international financial services through branches, merchant banks or representative offices located in London, Frankfurt, Singapore, Mexico City, Grand Cayman and Nassau.
     The Financial Services unit consists of NationsCredit Corporation, a consumer finance subsidiary, and Nations Financial Capital Corporation, a commercial finance subsidiary providing specialized funding of corporate finance, commercial real estate, project finance and capital assets.
     NationsBank currently has banking operations in the following jurisdictions (listed in declining order of total assets, with the approximate number of banking offices as of June 30, 1994 in parentheses): Texas (281); North Carolina
(234); Florida (354); Georgia (196); Maryland (276); Virginia (250); South Carolina (177); Tennessee (104); District of Columbia (39); and Kentucky (4). NationsBank also has a banking subsidiary in Delaware that issues and services credit cards. In addition to the banking offices located in the above states, the various Banks have loan production offices located in New York City, Chicago, Los Angeles, Denver and Birmingham. The Banks also provide fully automated, 24-hour cash dispensing and depositing services throughout the states in which they are located, through approximately 2,100 automated teller machines.
                                       35

MANAGEMENT AND ADDITIONAL INFORMATION
     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to NationsBank is incorporated by reference or set forth in NationsBank's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated herein by reference. Shareholders of RHNB desiring copies of such documents may contact NationsBank at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."
SUPERVISION AND REGULATION
     GENERAL. As a registered bank holding company, NationsBank is subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The Banks are organized as national banking associations, which are subject to regulation, supervision and examination by the Comptroller. The Banks are also subject to regulation by the FDIC and other federal bank regulatory bodies. In addition to banking laws, regulations and regulatory agencies, NationsBank and its subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect NationsBank's operations, management and ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank.
     Under the BHCA, NationsBank's activities, and those of companies which it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks or furnishing services to or performing services for its subsidiaries, or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.
     Bank holding companies, such as NationsBank, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.
     The BHCA also requires bank holding companies to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting shares of any bank which is not already majority-owned. No application to acquire shares of a bank located outside of North Carolina (the state in which the operations of NationsBank's banking subsidiaries were principally conducted on the date it became subject to the BHCA) may be approved by the Federal Reserve Board unless such acquisition is specifically authorized by the laws of the state in which the bank whose shares are to be acquired is located.
     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. For example, Federal interstate bank acquisition and branching legislation currently is being considered by Congress which, if enacted, would permit nationwide interstate branching by NationsBank. Such legislation, which passed the House of Representatives on August 3, 1994 and is pending action by the Senate, would authorize interstate banking (permitting bank holding companies to acquire banks in other states) one year after enactment of such legislation and interstate branching beginning June 1, 1997. In addition, certain states, including Georgia, North Carolina and Virginia, recently revised their banking statutes to facilitate interstate banking in other states that have similar statutes regarding interstate banking. Other states in which NationsBank has banking operations are considering similar legislation. However, the likelihood and timing of any such changes and the impact such changes might have on NationsBank and its subsidiaries are difficult to determine.
     CAPITAL AND OPERATIONAL REQUIREMENTS. The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth.
     The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25 percent of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50 percent of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-
                                       36
weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk-weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4 percent and the minimum total capital ratio is 8 percent. NationsBank's Tier 1 and total risk-based capital ratios under these guidelines at June 30, 1994 were 7.63 percent and 11.57 percent, respectively.
     The leverage ratio is determined by dividing Tier 1 capital by adjusted total assets. Although the stated minimum ratio is 3 percent, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3 percent. NationsBank's leverage ratio at June 30, 1994 was 6.38 percent. Management believes that NationsBank meets its leverage ratio requirement.
     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5 percent of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness relating generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.
     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6 percent, a total capital ratio of at least 10 percent and a leverage ratio of at least 5 percent and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4 percent, a total capital ratio of at least 8 percent and a leverage ratio of at least 4 percent, or 3 percent in some cases. Under these guidelines, each of the Banks is considered adequately or well capitalized.
     DISTRIBUTIONS. NationsBank's funds for cash distributions to its shareholders are derived from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from its banking subsidiaries. The amount of dividends that each Bank may declare in a calendar year without approval of the Comptroller is the Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined, for the preceding two years. The Banks can initiate dividend payments in 1994 without prior regulatory approval of up to $1.4 billion plus an additional amount equal to their net profits for 1994 up to the date of any such dividend declaration.
     In addition to the foregoing, the ability of NationsBank and the Banks to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards to be established under FDICIA as described above. Furthermore, the Comptroller may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of NationsBank, its share holders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.
     SOURCE OF STRENGTH. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. In the event of a loss suffered or anticipated by the FDIC
 -- either as a result of default of a banking or thrift subsidiary of NationsBank or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of NationsBank may be assessed for the FDIC's loss, subject to certain exceptions.
                                       37

                             INFORMATION ABOUT RHNB
GENERAL
     RHNB is a bank holding company registered under the BHCA, and its principal asset is the stock of its wholly owned banking subsidiary, Rock Hill National Bank. The principal executive offices of RHNB and Rock Hill National Bank are located at 222 East Main Street, Rock Hill, South Carolina 29730. RHNB's telephone number is (803) 324-4444.
     Rock Hill National Bank is a national banking association that conducts its business from 12 banking offices, a consumer loan office, a mortgage loan center and an operations center. All of these offices are located in York County, South Carolina, except one branch office located in Chester County, South Carolina. The major services provided by Rock Hill National Bank include checking, NOW accounts, savings and other time deposits of various types, loans for business, agriculture, real estate, personal use, home improvement and automobiles, credit cards, letters of credit, investment services, discount brokerage services, safe deposit boxes, bank money orders, wire transfer facilities and electronic banking facilities.
SUPERVISION AND REGULATION
     RHNB and Rock Hill National Bank are subject to regulation and supervision in substantially the same manner and by substantially the same authorities as NationsBank and its subsidiaries except insofar as Rock Hill National Bank falls into different capital categories from any NationsBank banking subsidiaries under the rules described above. See "INFORMATION ABOUT
NATIONSBANK -- Supervision and Regulation." RHNB believes that Rock Hill National Bank is considered "well capitalized" under the FDICIA guidelines.
     RHNB's ability to pay dividends depends largely on the amount of dividends paid to RHNB and other monetary transfers to RHNB from Rock Hill National Bank. The amount of dividends that Rock Hill National Bank may declare in a calendar year without approval of the Comptroller is Rock Hill National Bank's net profits for that year, as defined by statute, combined with its net retained profits, as defined by statute, for the preceding two years. Rock Hill National Bank can initiate dividend payments in 1994 without prior regulatory approval of up to approximately $5.5 million plus an additional amount equal to net profits for 1994 up to the date of any such dividend declaration.
     In addition to the foregoing, the ability of RHNB and Rock Hill National Bank to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards to be established under FDICIA as described above. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation -- Distributions." Furthermore, the Comptroller may prohibit the payment of a dividend by a national bank if it determines that such payment would constitute an unsafe or unsound practice. The right of RHNB, its shareholders and its creditors to participate in any distribution of the assets or earnings of its subsidiaries is further subject to the prior claims of creditors of Rock Hill National Bank.
     In November 1991, RHNB entered into a formal regulatory agreement with the Federal Reserve Bank of Richmond that, among other things, restricted RHNB's ability to pay dividends or incur additional debt without advance written approval and generally increased the level of regulatory supervision under which RHNB operated. This regulatory agreement was terminated on May 25, 1994. In August 1990, Rock Hill National Bank entered into a formal regulatory agreement with the Comptroller that, among other things, required correction and improvement of certain lending conditions and policies, required the development of a three year capital plan and generally increased the level of regulatory supervision under which Rock Hill National Bank operated. This regulatory agreement was terminated on March 24, 1994.
ADDITIONAL INFORMATION
     Copies of RHNB's 1993 Annual Report and RHNB's Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 accompany this Proxy Statement-Prospectus.
     Certain additional information about RHNB is incorporated herein and made a part of this Proxy Statement-Prospectus by reference to certain documents of RHNB listed under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," except to the extent that any statement or information therein is modified or superseded by a statement of information contained herein or in any subsequently filed document incorporated herein by reference. Shareholders of RHNB desiring copies of such documents may contact RHNB at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."
                                       38

             COMPARISON OF NATIONSBANK COMMON STOCK AND RHNB STOCK
NATIONSBANK COMMON STOCK
     GENERAL. NationsBank is authorized to issue 800,000,000 shares of NationsBank Common Stock, of which 276,516,942 shares were outstanding as of June 30, 1994. NationsBank Common Stock is traded on the NYSE and the PSE under the symbol "NB"; certain shares of NationsBank Common Stock are also listed and traded on the Tokyo Stock Exchange. As of June 30, 1994, a total of 13,666,406 additional shares were reserved for issuance in connection with various employee benefit plans of NationsBank and the conversion of NationsBank's ESOP Preferred Stock, Series C, a total of 5,363,694 additional shares were reserved for issuance under NationsBank's Dividend Reinvestment and Stock Purchase Plan, and a total of 1,050,000 additional shares were reserved for issuance in connection with the Merger. After taking into account the shares reserved as described above, the number of authorized shares of NationsBank Common Stock available for other corporate purposes as of June 30, 1994 was 503,402,958.
     VOTING AND OTHER RIGHTS. The holders of NationsBank Common Stock are entitled to one vote per share. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes, so long as NationsBank has a class of shares registered under Section 12 of the Exchange Act (unless action is taken to provide otherwise by charter amendment, which action management does not currently intend to propose). In general, (i) amendments to NationsBank's Restated Articles of Incorporation must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group; (ii) a merger or share exchange must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of NationsBank, or the sale of all or substantially all of the property of NationsBank other than in the ordinary course of business, must be approved by a majority of all votes entitled to be cast thereon.
     In the event of liquidation, holders of NationsBank Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any Preferred Stock (as described below) then outstanding.
     NationsBank Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of NationsBank Common Stock are, and upon issuance the shares of NationsBank Common Stock to be issued to shareholders of RHNB will be, validly issued, fully paid and nonassessable.
     Chemical Bank acts as transfer agent and registrar for NationsBank Common Stock.
     DISTRIBUTIONS. The holders of NationsBank Common Stock are entitled to receive such dividends or distributions as the Board of Directors of NationsBank may declare out of funds legally available for such payments. The payment of distributions by NationsBank is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding Preferred Stock. Share dividends, if any are declared, may be paid from NationsBank's authorized but unissued shares.
     The ability of NationsBank to pay distributions is affected by the ability of the Banks to pay dividends. The ability of the Banks, as well as of NationsBank, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation -- Distributions."
     PREFERRED STOCK. NationsBank has authorized 45,000,000 shares of preferred stock and may issue such preferred stock in one or more series, each with such preferences, limitations, designations, conversion rights, voting rights, distribution rights, voluntary and involuntary liquidation rights and other rights as it may determine (the "Preferred Stock"). NationsBank has designated 3,000,000 shares of ESOP Convertible Preferred Stock, Series C (the "ESOP Preferred Stock"), of which 2,644,526 shares were issued and outstanding as of June 30, 1994.
                                       39

     THE FOLLOWING SUMMARY OF THE ESOP PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN NATIONSBANK'S RESTATED ARTICLES OF INCORPORATION ATTACHED AS EXHIBIT 3(I) TO THE CORPORATION'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1994, INCORPORATED HEREIN BY REFERENCE.
     The ESOP Preferred Stock was first issued in the transaction by which NationsBank was formed from the merger of NCNB Corporation and C&S/Sovran Corporation in 1991 upon the conversion of shares of ESOP Convertible Preferred Stock, Series C of C&S/Sovran Corporation. All shares are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP").
     Shares of ESOP Preferred Stock have no preemptive or preferential rights to purchase or subscribe for shares of NationsBank capital stock of any class and are not subject to any sinking fund or other obligation of NationsBank to repurchase or retire the series, except as discussed below.
     Each share of ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate as of the date on which they first became payable, without interest. So long as any shares of ESOP Preferred Stock are outstanding, no dividend may be declared, paid or set apart for payment on any other series of stock ranking on a parity with ESOP Preferred Stock as to dividends, unless like dividends have been declared and paid, or set apart for payment, on the ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. NationsBank generally may not declare, pay or set apart for payment any dividends (except for, among other things, dividends payable solely in shares of stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation) on, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of NationsBank capital stock ranking junior to the ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on the ESOP Preferred Stock have been declared and paid or set apart for payment when due.
     The holder of the ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of NationsBank Common Stock and votes together with the holders of NationsBank Common Stock as one class. Except as otherwise required by applicable law, the holder of the ESOP Preferred Stock has no special voting rights. To the extent that the holder of such shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of NationsBank Common Stock into which such share of ESOP Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest whole vote.
     Shares of the ESOP Preferred Stock initially are convertible into NationsBank Common Stock at a conversion rate equal to 0.84 shares of NationsBank Common Stock per share of ESOP Preferred Stock, and a conversion price of $42.50 per 0.84 shares of NationsBank Common Stock, subject to certain customary anti-dilution adjustments.
     In the event of any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the holder of the ESOP Preferred Stock will be entitled to receive out of the assets of NationsBank available for distribution to shareholders, subject to the rights of the holders of any Preferred Stock ranking senior to or on a parity with the ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of NationsBank Common Stock or any other shares ranking junior to the ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the amounts payable with respect to the ESOP Preferred Stock and any other stock ranking on a parity therewith as to any such distribution are not paid in full, the holder of the ESOP Preferred Stock and such other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the ESOP Preferred Stock will not be entitled to any further distribution of assets by NationsBank. Neither a merger or consolidation of NationsBank with or into any other corporation, nor a merger or consolidation of any other corporation with or into NationsBank nor a sale, transfer or lease of all or any portion of NationsBank's assets, will be deemed to be a dissolution, liquidation or winding-up of NationsBank.
     The ESOP Preferred Stock is redeemable, in whole or in part, at the option of NationsBank, at any time. The redemption price for the shares of the ESOP Preferred Stock will depend upon the time of redemption. Specifically, the redemption price for the 12-month period beginning July 1, 1994, is $44.15 per share; on each succeeding July 1, the redemption price will be reduced by $.33 per share, except that on and after July 1, 1999, the redemption price will be $42.50 per share, and the redemption price may be paid in cash or shares of NationsBank Common Stock. In each case, the redemption price also must include all accrued and unpaid dividends to the date of redemption. To the extent that the ESOP Preferred Stock is treated as
                                       40

Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required of redemption of the ESOP Preferred Stock.
     NationsBank is required to redeem shares of the ESOP Preferred Stock at the option of the holder of such shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP. The redemption price in such case will be the greater of $42.50 per share plus accrued and unpaid dividends to the date of redemption or the fair market value of the aggregate number of shares of NationsBank Common Stock into which a share of ESOP Preferred Stock then is convertible.
RHNB STOCK
     GENERAL. RHNB is authorized to issue 5,000,000 shares of RHNB Stock, par
value $2.50 per share, of which         shares were outstanding as of the RHNB
Record Date. RHNB Stock is reported on the NASDAQ National Market System under the symbol "RHNB."
     As of the RHNB Record Date, approximately             additional shares
were issuable in connection with various employee benefit plans of RHNB and upon
the conversion of the Debentures, leaving approximately             shares of
RHNB Stock available for other corporate purposes.
     VOTING AND OTHER RIGHTS. The holders of RHNB Stock are entitled to one vote per share. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes. In general, nontechnical amendments to RHNB's Articles of Incorporation, a merger or share exchange the dissolution of RHNB or the sale of all or substantially all of the property of RHNB other than in the ordinary course of business must be approved by two-thirds of all votes entitled to be cast on the matter.
     In the event of liquidation, holders of RHNB Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them.
     RHNB Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.
     First Union National Bank of North Carolina acts as transfer agent and registrar for RHNB Stock.
     DISTRIBUTIONS. The holders of RHNB Stock are entitled to receive such dividends or distributions as the Board of Directors of RHNB may declare out of funds legally available for such payments. The payment of distributions by RHNB is subject to the restrictions of the SCBCA applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. Share dividends, if any are declared, may be paid from the authorized by unissued RHNB Stock.
     The ability of RHNB to pay distributions is affected by the ability of Rock Hill National Bank to pay dividends. The ability of Rock Hill National Bank, as well as of RHNB, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "INFORMATION ABOUT RHNB -- Supervision and Regulation."
COMPARISON OF VOTING AND OTHER RIGHTS
     NationsBank is a North Carolina corporation subject to the provisions of the NCBCA. RHNB is a South Carolina corporation subject to the provisions of the SCBCA. Shareholders of RHNB (other than those who perfect dissenters' rights), whose rights are governed by RHNB's Articles of Incorporation and Bylaws and by the SCBCA, will, upon consummation of the Merger, become shareholders of NationsBank. As shareholders of NationsBank, their rights will then be governed by the Restated Articles of Incorporation and the Amended and Restated Bylaws of NationsBank and by the NCBCA. Except as set forth below, there are no material differences between the rights of RHNB shareholders under RHNB's Articles of Incorporation and Bylaws and under the SCBCA, on the one hand, and the rights of NationsBank's shareholders under NationsBank's Restated Articles of Incorporation, its Amended and Restated Bylaws and the NCBCA, on the other hand. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the governing law and governing corporate documents of each corporation.
                                       41

     PREFERRED STOCK. There are no outstanding classes of stock of RHNB that have rights preferential to the RHNB Stock. In contrast, the NationsBank Common Stock is subject to the preferential rights of its ESOP Preferred Stock and any other class or series of Preferred Stock that may be created pursuant to NationsBank's Restated Articles of Incorporation.
     MEETINGS OF SHAREHOLDERS. A special meeting of NationsBank shareholders may be called for any purpose by the NationsBank Board of Directors, by the Chairman of the NationsBank Board of Directors or by NationsBank's Chief Executive Officer or President. A quorum for a meeting of NationsBank shareholders is a majority of the outstanding shares of NationsBank Common Stock entitled to vote. A majority of the votes cast is generally required for an action by the NationsBank shareholders. North Carolina law provides that these quorum and voting requirements may only be increased with the approval of NationsBank shareholders.
     A special meeting of RHNB's shareholders may be called for any purpose by the President, the Chairman of the Board of Directors, a majority of the Board of Directors or generally by one or more shareholders owning, in the aggregate, not less than 10% of the capital stock of RHNB. A majority of the votes entitled to be cast on a matter to be considered by RHNB's shareholders, represented in person or by proxy, shall constitute a quorum with respect to such matter, unless otherwise provided by law or by RHNB's Articles of Incorporation. A majority of the votes cast is generally required for an action by RHNB shareholders.
     AMENDMENT TO CHARTER AND BYLAWS. Generally, substantive amendments to RHNB's Articles of Incorporation must be approved by two-thirds of all votes entitled to be cast thereon. In contrast, amendments to NationsBank's Restated Articles of Incorporation must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group.
     REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS. Any merger, share exchange, dissolution or sale of all or substantially all of the assets of RHNB must be approved by the affirmative vote of the holders of two-thirds of the shares of RHNB Stock entitled to vote on the matter. In contrast, generally the approval of the holders of a majority of the votes entitled to be cast by each voting group entitled to vote thereon is required to approve a merger or share exchange of NationsBank, and a majority of all votes entitled to be cast is required to approve the dissolution of NationsBank or the sale of all or substantially all of its property, other than in the ordinary course of business.
     DISTRIBUTIONS. The payment of distributions to holders of NationsBank Common Stock is subject to the provisions of the NCBCA, the preferential rights of the holders of Preferred Stock and the ability of the Banks to pay dividends to NationsBank, as restricted by various bank regulatory agencies. See "INFORMATION ABOUT NATIONSBANK -- Supervision and Regulation -- Distributions" and "COMPARISON OF NATIONSBANK COMMON STOCK AND RHNB STOCK -- NationsBank Common Stock; Preferred Stock." The payment of distributions to holders of RHNB Stock is subject to the provisions of the SCBCA and the ability of Rock Hill National Bank to pay dividends to RHNB. See "INFORMATION ABOUT RHNB -- Supervision and Regulation."
     SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS. The size of the NationsBank Board of Directors may be established by the shareholders or by the NationsBank Board of Directors, provided that the NationsBank Board of Directors may not set the number of Directors at less than five nor more than 30. Any change to this permissible range for the size of the NationsBank Board of Directors must be approved by the NationsBank shareholders. The NationsBank Board of Directors is not divided into classes, and all directors are elected annually. The Board of Directors of RHNB generally shall consist of not less than 9 members, with the exact number of directors to be fixed from time to time by resolution of at least two-thirds of the full Board of Directors. The Board of Directors of RHNB is divided into three classes, and directors are elected to serve three-year terms.
     REMOVAL OF DIRECTORS. Generally, directors of NationsBank may be removed by the shareholders with or without cause by the affirmative vote of a majority of the votes cast, unless NationsBank's Restated Articles of Incorporation are amended to provide otherwise. In addition, the NCBCA provides that an appropriate court can remove a director upon petition of the holders of at least 10% of the outstanding shares of any class of stock of NationsBank. Under RHNB's articles of incorporation, as permitted by South Carolina law, directors may be removed only for cause by a majority vote of shareholders at a meeting called for the purpose of removing such director. "Cause" for removal is defined for this purpose as fraudulent or dishonest acts or gross abuse of authority in the discharge of duties to RHNB, and may be established only after providing the director written notice of specific charges and an opportunity to meet and refute such charges. In addition, the SCBCA provides that an appropriate court can remove a director upon petition of the holders of at least 5% of the outstanding RHNB Stock.
                                       42

     SHAREHOLDER INSPECTION RIGHTS; SHAREHOLDER LISTS. Under North Carolina law, qualified shareholders have the right to inspect and copy (a) certain of NationsBank's official corporate documents and (b) NationsBank's books and records in good faith and for a proper purpose. Such right of inspection requires that the shareholder give NationsBank written notice of the demand, describing with reasonable particularity his purpose and the requested records. The right of inspection extends not only to shareholders of record but also beneficial owners whose beneficial ownership is certified to NationsBank by the shareholder of record. However, NationsBank is under no duty to provide any accounting records or any records with respect to any matter that it determines in good faith may, if disclosed, adversely affect NationsBank in the conduct of its business or may constitute material non-public information, and the right of inspection is limited to NationsBank shareholders who either have been NationsBank shareholders for at least six months or who hold at least five percent of the outstanding shares of any class of NationsBank stock. In addition, NationsBank is required to prepare a shareholder list with respect to any shareholders' meeting and to make such list available to any NationsBank shareholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournments thereof. Under South Carolina law, shareholders have the unrestricted right to inspect and copy certain of RHNB's basic corporate records required to be kept at its principal office, provided that the inspecting shareholder gives written notice of the intention to inspect. Any shareholder also has the right to inspect and copy certain of RHNB's permanent records (certain minutes, accounting and shareholder records), provided that such shareholder gives RHNB advance written notice of the demand to inspect and (i) the demand is made in good faith and for a proper purpose, (ii) the demand describes with reasonable particularity the purpose and the records the shareholder desires to inspect and (iii) the records are directly connected to the shareholder's purpose. Shareholders who hold at least 1% of RHNB Stock are entitled upon compliance with these conditions to inspect RHNB's Federal and state income tax returns for the last 10 years. Additionally, RHNB is required to prepare a shareholders' list in connection with each shareholders' meeting and make that list available to any RHNB shareholder, his agent or attorney for inspection and copying beginning on the date that notice of the meeting is given to shareholders and continuing through the meeting. The statutory rights of inspection described above under South Carolina law are not exclusive of other rights of inspection that a shareholder may have in litigation against RHNB or that a court may find to exist as a matter of common law.
     DISSENTERS' RIGHTS. The NCBCA generally provides dissenters' rights for mergers and share exchanges that require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the Articles of Incorporation of a North Carolina corporation. The SCBCA generally provides dissenters' rights for mergers, share exchanges and sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales) that require shareholder approval, and certain amendments to the articles of incorporation of a South Carolina corporation.
     MISCELLANEOUS. Chemical Bank acts as transfer agent and registrar for NationsBank Common Stock. First Union National Bank serves as transfer agent for the RHNB Stock. NationsBank Common Stock is listed and traded on the New York Stock Exchange, Inc. and The Pacific Stock Exchange Incorporated. RHNB Stock is reported by the NASDAQ National Market System.
                                 LEGAL OPINIONS
     The legality of the NationsBank Common Stock to be issued in connection with the Merger and certain other legal matters in connection with the Merger will be passed upon by Smith Helms Mulliss & Moore, L.L.P., Charlotte, North Carolina. As of the date of this Proxy Statement-Prospectus, certain members of Smith Helms Mulliss & Moore, L.L.P., beneficially owned approximately 25,000 shares of NationsBank Common Stock. Certain tax consequences of the Merger will be passed upon by Blanchfield and Moore, a Professional Corporation.
                                    EXPERTS
     The consolidated financial statements of NationsBank incorporated in this Proxy Statement-Prospectus by reference to NationsBank's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of RHNB as of December 31, 1993 and 1992, and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP dated February 25, 1994, except as to Note 14, which is as of March 24, 1994, contains an
                                       43
explanatory paragraph that states that "as discussed in Note 14 to the consolidated financial statements, RHNB is required to maintain compliance with the provisions of a regulatory agreement entered into in 1991 with the Federal Reserve Bank of Richmond. An inability to comply with the terms of such agreement may subject RHNB to significant regulatory sanctions. The ability of RHNB to comply with the regulatory agreements and with administrative actions of the regulatory authorities is dependent upon future events and circumstances. Accordingly, the effects, if any, of the ultimate outcome of this uncertainty on the consolidated financial statements cannot presently be determined." [See "INFORMATION ABOUT RHNB -- Supervision and Regulation" for a current update of this matter.] The report of KPMG Peat Marwick LLP also states that "as discussed in Notes 1 and 11 to the consolidated financial statements, RHNB adopted the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities,' on December 31, 1993, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes,' on January 1, 1993, and Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions,' on January 1, 1993."
     The financial statements of RHNB for the year ended December 31, 1991 incorporated in this Proxy Statement-Prospectus by reference to RHNB's Annual Report on Form 10-K for the year ended December 31, 1993 have been so incorporated in reliance on the report of Deloitte & Touche LLP, independent auditors, given on the authority of such firm as experts in accounting and auditing.
                             SHAREHOLDER PROPOSALS
     It is not anticipated that RHNB will hold a 1995 Annual Meeting of Shareholders unless the Merger is not consummated. If the Agreement is terminated, any shareholder proposal intended for inclusion in the proxy statement and form of proxy relating to the 1995 Annual Meeting of Shareholders must be received by RHNB no later than December 20, 1994.
                                 OTHER MATTERS
     As of the date of this Proxy Statement-Prospectus, the Board of Directors of RHNB knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement-Prospectus. However, if any other matters shall properly come before the Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of RHNB.
                                       44

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                            NATIONSBANK CORPORATION
                                      AND
                                RHNB CORPORATION
                                  JULY 8, 1994

                          AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of July 8, 1994, by and between NationsBank Corporation, a North Carolina corporation having its principal place of business in Charlotte, North Carolina ("NationsBank"), and RHNB Corporation, a South Carolina corporation having its principal place of business in Rock Hill, South Carolina ("RHNB Corporation").
                                  WITNESSETH:
     NationsBank is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Act"), and is the owner of all the issued and outstanding shares of common stock of NB Holdings, Inc., a Delaware corporation ("NB Holdings").
     RHNB Corporation is a registered bank holding company under the Act and is the owner of all of the issued and outstanding shares of common stock of Rock Hill National Bank, a national banking association located in Rock Hill, South Carolina ("Rock Hill National Bank").
     The parties hereto deem it desirable for RHNB Corporation to be merged with and into NB Holdings (or NationsBank or another subsidiary thereof) pursuant to the applicable laws of the United States, South Carolina, and Delaware (and any other applicable state laws), and in accordance with the provisions of this Agreement (the "Merger").
     The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, agreements, covenants, conditions, and other provisions with respect to the Merger. In consideration of the mutual agreements, covenants, and other provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
                                   ARTICLE I
                                   THE MERGER
     1.1 THE MERGER OF NATIONSBANK AND RHNB CORPORATION. Subject to the adoption and approval by the shareholders of RHNB Corporation of this Agreement, and subject to the other terms and conditions contained herein, at the Effective Time (as defined in SECTION 1.8 hereof), RHNB Corporation shall be merged with and into NB Holdings, which shall be the resulting and surviving corporation (the "Surviving Corporation"). Subject to the terms and conditions of this Agreement, at the Effective Time, and in accordance with S.C. Stat. Ann. (section mark)33-11-106 and other applicable state laws, the separate existence of RHNB Corporation shall cease; title to all real estate and other property owned by RHNB Corporation shall be vested in NB Holdings without reversion or impairment; NB Holdings shall succeed to all the assets of and assume all liabilities of RHNB Corporation; any proceeding pending against either RHNB Corporation or NB Holdings may be continued as if the merger did not occur, or NB Holdings may be substituted in the proceeding for RHNB Corporation; and the shares of RHNB Corporation that are to be converted into shares, obligations, or other securities of NationsBank or into cash or other property shall be converted, and the former holders of shares shall be entitled only to the rights provided in the articles of merger to be filed or to their rights under Chapter 13 of the South Carolina Business Corporation Act of 1988 ("BCA").
  1.2 CONVERSION OF SHARES.
     1.2(A) At the Effective Time, by virtue of the Merger and without the necessity of any action on the part of NationsBank or NB Holdings, RHNB Corporation, or the shareholders of RHNB Corporation, each and every outstanding share of the common stock of RHNB Corporation (the "RHNB Corporation Common Stock") shall automatically be exchanged for and converted into, without any further notice to or action on the part of the holder thereof, .35 share (the "Exchange Ratio") of the common stock of NationsBank (the "NationsBank Common Stock"), subject to the provisions for fractional payments set forth in SECTION
1.4 hereof. Any shareholder of RHNB Corporation who, before the taking of the vote of RHNB Corporation shareholders to approve the Merger and adopt this Agreement as described in SECTION 1.5 hereof, shall have delivered a written notice to RHNB Corporation of intent to demand payment for his shares if the Merger is approved, shall have refrained from voting his shares in approval of the Merger, shall have demanded payment for the fair value of such shares, and shall otherwise have complied with the requirements of Chapter 13 of the BCA, shall not be entitled to receive any shares of NationsBank Common Stock pursuant to paragraph (a) of this SECTION 1.2 or to exercise any other right with respect to such shares except as provided by Chapter 13 of the BCA.
                                      A-1

     1.2(B) Any shares of RHNB Corporation Common Stock that, immediately prior to the Effective Time, are owned or held directly or indirectly by NationsBank (other than in a fiduciary capacity or as a result of debts previously contracted), and any shares of RHNB Corporation Common Stock that, immediately prior to the Effective Time, are held as authorized but unissued shares by RHNB Corporation shall, at the Effective Time, be cancelled and cease to exist at the Effective Time. Any certificates for such shares shall, as promptly as practicable following the Effective Time, be canceled, and no NationsBank Common Stock or other consideration shall be issued or delivered in respect of such shares.
     1.2(C) All rights in respect of RHNB Corporation Common Stock pursuant to existing stock options that have been granted under the stock option plans of RHNB Corporation disclosed on SCHEDULE 1.2(C) (the "RHNB Corporation Stock Option Plans") and that remain unexercised at the Effective Time shall automatically be converted into and exchanged for options to purchase NationsBank Common Stock ("Exchange Options") at an exchange ratio of one option to receive .35 share of NationsBank Common Stock for each option to receive one share of RHNB Corporation Common Stock. Each such Exchange Option shall otherwise be exercisable upon the same terms and conditions as the former option for which such Exchange Option was exchanged. The maximum aggregate amount of such rights in respect of RHNB Corporation Common Stock shall be 61,250.
     1.2(D) All rights in respect of the conversion of any of the 8 1/4% Convertible Subordinated Debentures (the "Subordinated Debentures") issued in the original aggregate principal amount of $6,000,000 pursuant to the terms of that certain indenture (the "Indenture") dated as of June 23, 1986 between RHNB Corporation and Wachovia Bank and Trust Company, N.A., as Trustee, into shares of RHNB Corporation Common Stock which remain outstanding at the Effective Time shall automatically become rights with respect to the conversion of such Subordinated Debentures into shares of NationsBank Common Stock at an exchange ratio such that the right to receive one share of RHNB Corporation Common Stock will become the right to receive .35 share of NationsBank Common Stock upon conversion of any outstanding Subordinated Debentures, in accordance with the provisions of the Indenture. All additional rights in respect of such Subordinated Debentures shall be governed by the Indenture.
  1.3 EXCHANGE OF CERTIFICATES.
     1.3(A) After the Effective Time, holders of certificates theretofore evidencing outstanding shares of RHNB Corporation Common Stock, upon surrender of such certificates to such agent or agents as shall be appointed by NationsBank (and which may be NationsBank or a banking subsidiary thereof) (the "Exchange Agent"), shall be entitled to receive certificates representing the number of whole shares of NationsBank Common Stock into which shares of RHNB Corporation Common Stock theretofore represented by such surrendered certificates shall have been converted, and cash payments in lieu of fractional shares, if any, as provided for in SECTION 1.4 below. As soon as practicable after the Effective Time, the Exchange Agent will send to each RHNB Corporation shareholder of record as of the Effective Time whose stock shall have been converted into NationsBank Common Stock a notice and transmittal form advising such shareholder of the effectiveness of the Merger and the procedure for surrender to the Exchange Agent (which may appoint forwarding agents) of outstanding certificates formerly evidencing RHNB Corporation Common Stock in exchange for new certificates for NationsBank Common Stock. The certificate or certificates so surrendered shall be duly endorsed if the Exchange Agent so requires. Upon surrender, each certificate evidencing RHNB Corporation Common Stock shall be canceled. NationsBank shall not be obligated to deliver the consideration to which any former holder of RHNB Corporation Common Stock is entitled as a result of the Merger until such holder surrenders his certificate representing shares of RHNB Corporation Common Stock for exchange or otherwise complies with the established procedures and reasonable requests of the Exchange Agent regarding lost certificates. In addition, certificates surrendered for exchange by any person constituting an affiliate of RHNB Corporation for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing whole shares of NationsBank Common Stock until NationsBank has received a written agreement from such person as provided for in Section 1.9(a)(viii) below.
     1.3(B) Until surrendered as provided in SECTION 1.3(A) hereof, each outstanding certificate which prior to the Effective Time represented RHNB Corporation Common Stock (other than shares referred to in SECTIONS 1.2(A) (regarding dissenting shares) and 1.2(B) (regarding shares owned by NationsBank) hereof) will be deemed to represent for all purposes only the right to receive the number of whole shares of NationsBank Common Stock into which the shares of RHNB Corporation Common Stock formerly represented thereby were converted in the Merger. Until such outstanding certificates formerly representing RHNB Corporation Common Stock are so surrendered, no dividend payable to holders of record of NationsBank Common Stock shall be paid to any holder of such outstanding certificates. However, upon surrender of such outstanding certificates by such holder, there shall be paid to such holder, without interest, the amount of: (i) any cash dividends that had a record date occurring on or subsequent to the Effective Time and were theretofore paid with respect to
                                      A-2
such whole shares of NationsBank Common Stock; and (ii) any cash payable to such holder in lieu of fractional shares pursuant to SECTION 1.4 hereof. At the close of business on the last business day immediately preceding the Closing (as defined in SECTION 1.7 hereof), the stock transfer books of RHNB Corporation shall be closed, and no transfer of shares of RHNB Corporation Common Stock shall thereafter be made. Any other provision of this Agreement notwithstanding, neither NationsBank nor the Exchange Agent shall be liable to a holder of RHNB Corporation capital stock for any amount paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.
     1.3(C) If any certificate for NationsBank Common Stock or any check representing cash is to be issued in a name other than that in which a certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer. The person requesting any such transfer shall affix any requisite stock transfer tax stamps to the certificate surrendered, or pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of NationsBank Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     1.4 NO FRACTIONAL SHARES. Notwithstanding any term or provision hereof, no fractional shares of NationsBank Common Stock, and no certificate or scrip therefor or other evidence of ownership thereof, will be issued (i) in exchange for any shares of RHNB Corporation Common Stock, (ii) upon the exercise of any Exchange Options or (iii) upon the conversion of any Subordinated Debentures; no dividend or distribution with respect to NationsBank Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of NationsBank. In lieu of such fractional share interest, any holder of RHNB Corporation Common Stock or Exchange Options or Subordinated Debentures, as the case may be, who would otherwise be entitled to receive, as a result of the Merger or the exercise of such Exchange Options or the conversion of Subordinated Debentures, as the case may be, a fractional share of NationsBank Common Stock will, upon surrender, as the case may be, of such certificate or certificates representing RHNB Corporation Common Stock outstanding immediately prior to the Effective Time, or such evidence of Exchange Options or such evidence of the right to convert Subordinated Debentures as may be required by the Indenture, and in lieu of NationsBank Common Stock, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction of one share of NationsBank Common Stock multiplied by the Fair Market Value per share of NationsBank Common Stock. For the purposes of determining any such fractional share interests, all shares of RHNB Corporation Common Stock owned by a RHNB Corporation shareholder or all shares of NationsBank Common Stock issuable upon an exercise of Exchange Options or all shares of NationsBank Common Stock issuable upon conversion of Subordinated Debentures, as the case may be, shall be combined so as to calculate the maximum number of whole shares of NationsBank Common Stock issuable to such holder. "Fair Market Value" is defined as the closing price of the NationsBank Common Stock on the New York Stock Exchange -- Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, by any other authoritative source) on the last business day preceding the Effective Time.
     1.5 SHAREHOLDERS' MEETING. RHNB Corporation shall call a meeting of its shareholders in accordance with the applicable provisions of South Carolina law and federal securities laws for the purpose of considering and voting on this Agreement and the transactions contemplated hereby (the "RHNB Corporation Shareholders' Meeting"). The RHNB Corporation Shareholders' Meeting shall be held as soon as practicable, but in no event later than November 15, 1994. The board of directors of RHNB Corporation shall recommend (subject to the requirements of S.C. Ann. (section mark)33-11-103 and compliance with its legal and fiduciary duties, as advised by counsel) to the shareholders the approval of this Agreement and the Merger. The affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the Merger and eligible to vote at the RHNB Corporation Shareholders' Meeting shall be required for such approval.
  1.6 COOPERATION; REGULATORY APPROVALS.
     Subject to the terms and conditions of this Agreement, NationsBank and RHNB Corporation shall cooperate, and shall cause each of their subsidiaries to cooperate, in the preparation and submission by NationsBank and RHNB Corporation, as promptly as reasonably practicable, of such applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable to the Securities and Exchange Commission (the "SEC"), the Board of Governors of the Federal Reserve System (the "FRB"), the regulatory authorities of South Carolina and Virginia, the shareholders of RHNB Corporation, and any other persons for the purpose of obtaining any approvals or consents necessary to consummate the transactions contemplated by this Agreement. Prior to the making of any such filings with any regulatory authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the material to be filed, mailed, or released. Any such materials shall be reasonably acceptable to all parties prior to the filings with any regulatory authorities or
                                      A-3
the disclosures to shareholders or to any third person, except to the extent that any person is legally required to proceed prior to obtaining the approvals of the other parties.
     1.7 CLOSING. Not later than March 31, 1995, and subject to the other terms and conditions of this Agreement, the closing for the consummation of the Merger and other transactions contemplated hereby shall take place at the offices of Smith Helms Mulliss & Moore, L.L.P. at 11:00 a.m., local time, or at such other time or place as the parties hereto may mutually agree upon in writing (the "Closing"). At the Closing, (i) RHNB Corporation shall be furnished with a certificate signed by a Senior Vice President of NationsBank as to the fulfillment of the conditions contained in SECTION 5.2, (ii) NationsBank shall be furnished with a certificate signed by the Chief Executive Officer of RHNB Corporation as to the fulfillment of the conditions contained in SECTION 5.3,
(iii) the various deliveries of documents provided for in ARTICLE V shall occur, and (iv) NationsBank and RHNB Corporation shall execute all instruments and documents in such form as required by and in accordance with the relevant provisions of applicable state and federal law in order to consummate the Merger and other transactions contemplated hereby. The date on which the Closing is completed shall be referred to herein as the "Closing Date."
     1.8 THE EFFECTIVE TIME. Immediately following the Closing, in order to consummate the Merger, the parties shall cause the filing with the Secretaries of State of each of South Carolina and Delaware (or equivalent officer of other applicable jurisdiction) of all necessary instruments and documents in such form as required by and in accordance with the relevant provisions of applicable South Carolina and Delaware law. The "Effective Time" shall be the opening of business on the Closing Date or such other time as of which the Merger shall have become effective in accordance with the applicable provisions of the laws of the United States, South Carolina and Delaware (or other applicable jurisdiction).
  1.9 CERTAIN UNDERTAKINGS.
     1.9(A) UNDERTAKINGS OF RHNB CORPORATION. RHNB Corporation undertakes and agrees:
           (i) To adopt this Agreement and to join with NationsBank in executing and delivering the same.
           (ii) To prepare or cause to be prepared, as soon as practicable after the date of this Agreement, a proxy statement (the "Proxy Statement"), a notice of meeting, and a form of proxy to be used in connection with the RHNB Corporation Shareholders' Meeting, to share the Proxy Statement (including preliminary drafts thereof) with NationsBank, and to cooperate with NationsBank in finalizing and distributing such proxy material in furtherance of the purposes set forth in SECTION 1.5 hereof.
          (iii) To use its reasonable best efforts to take any and all necessary or appropriate actions (including the payment of all required filing fees, other than filing fees required to be paid by NationsBank), and to use its reasonable best efforts to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its or to NationsBank's (or their respective subsidiaries') obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (A) requesting the delivery of appropriate opinions and letters from its counsel and (B) obtaining any consents, approvals, or waivers required to be obtained from other parties to loan agreements or other contracts material to its business or the business of Rock Hill National Bank.
           (iv) To join with NationsBank, upon the fulfillment of the conditions precedent to RHNB Corporation's obligations to consummate the Merger, in executing and delivering such documents and making such filings as shall cause the consummation of the Merger.
           (v) To keep NationsBank closely advised of all material developments relevant to the consummation of the Merger, to give prompt written notice to NationsBank upon becoming aware of any impending or threatened occurrence of any event that would cause or constitute a material breach of any of the representations and warranties of RHNB Corporation contained or referred to in this Agreement, and to use its reasonable best efforts to prevent or promptly to remedy the same.
           (vi) To maintain, and to cause its officers, directors, employees, agents, and representatives (including Rock Hill National Bank and its officers, directors, employees, agents, and representatives) to maintain, in accordance with the provisions of SECTION 4.2(B) hereof, the confidentiality of all confidential information, abstracts and derivatives thereof, furnished to it or them by NationsBank or any subsidiary thereof concerning its business, assets, and financial condition; and not to use, and to cause its officers, directors, employees, agents, and representatives (including Rock Hill National Bank and its officers, directors, employees, agents, and representatives) not to use, such information for a period of two
                                      A-4

     (2) years except in furtherance of the transactions contemplated by this Agreement; and to return, and to cause its officers, directors, employees, agents, and representatives (including Rock Hill National Bank and its officers, directors, employees, agents, and representatives) to return, if this Agreement is terminated, all documents and copies of confidential information, abstracts and derivatives thereof, received from NationsBank or any subsidiary thereof.
          (vii) To furnish NationsBank with all information concerning RHNB Corporation and Rock Hill National Bank necessary for NationsBank to prepare (a) the S-4 Registration Statement to be filed with the SEC for the purpose of registering the shares of NationsBank Common Stock to be exchanged for shares of RHNB Corporation Common Stock in the Merger (the "S-4 Registration Statement") and (b) any application made by NationsBank to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.
          (viii) RHNB Corporation agrees to take such actions as may be reasonably necessary to identify each of its affiliates for purposes of Rule 145 under the Securities Act and to cause each person so identified to deliver to NationsBank prior to the Meeting Date a written agreement providing that such person shall not sell, pledge, transfer or otherwise dispose of any capital stock of RHNB Corporation or any NationsBank Common Stock owned by such person or to be received by such person as part of the consideration except in compliance with the applicable provisions of the Securities Act and from the time beginning 30 days prior to the Effective Time until such time as financial results covering at least 30 days of combined operations of NationsBank and RHNB Corporation shall have been published.
     1.9(B) UNDERTAKINGS OF NATIONSBANK. NationsBank undertakes and agrees:
           (i) To adopt this Agreement and to join with RHNB Corporation in executing and delivering the same.
           (ii) To prepare or cause to be prepared, as soon as practicable after the date of this Agreement, a draft of the S-4 Registration Statement, to share such draft with RHNB Corporation, and to cooperate with RHNB Corporation in finalizing such S-4 Registration Statement (and any amendments thereto) and to use its reasonable best efforts to cause the S-4 Registration Statement to become effective as soon as practicable.
          (iii) To use its reasonable best efforts to take all steps in good faith within its power, and to cause its officers, directors, employees, agents, and representatives to use their reasonable best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its or RHNB Corporation's (or their respective subsidiaries') obligations to consummate the Merger which are dependent upon its or their actions, including but not limited to (A) requesting the delivery of appropriate opinions and letters from its counsel and (B) obtaining any consents, approvals, or waivers required to be obtained from other parties to agreements material to its consolidated business.
           (iv) To join with RHNB Corporation, upon the fulfillment of the conditions precedent to NationsBank's obligations to consummate the Merger, in executing and delivering such documents and making such filings as shall cause the consummation of the Merger.
           (v) To keep RHNB Corporation closely advised of all material developments relevant to the consummation of the Merger, to give prompt written notice to RHNB Corporation upon becoming aware of any impending or threatened occurrence of any event that would cause or constitute a material breach of any of the representations and warranties of NationsBank contained or referred to in this Agreement, and to use its reasonable best efforts to prevent or promptly to remedy the same.
           (vi) To maintain, and to cause its officers, directors, employees, agents, and representatives (including its subsidiaries and the officers, directors, employees, agents, and representatives of such subsidiaries) to maintain, in accordance with the provisions of SECTION 4.2(B) hereof, the confidentiality of all confidential information, abstracts and derivatives thereof, furnished to it or them by RHNB Corporation or Rock Hill National Bank concerning its business, assets, and financial condition; and not to use, and to cause its officers, directors, employees, agents, and representatives (including its subsidiaries and the officers, directors, employees, agents, and representatives of such subsidiaries) not to use, such information for a period of two (2) years except in furtherance of the transactions contemplated by this Agreement; and to return or destroy, and to cause its officers, directors, employees, agents, and representatives to return or destroy, if this Agreement is terminated, all documents and copies of confidential information, abstracts and derivatives thereof, received from RHNB Corporation and Rock Hill National Bank.
          (vii) To furnish all information about its business and condition necessary for RHNB Corporation to prepare the Proxy Statement.
                                      A-5

     1.10 RESERVATION OF RIGHT TO REVISE TRANSACTION. NationsBank may at any time change the structure of the acquisition of RHNB Corporation by NationsBank if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or the kind of the consideration to be received by the holders of RHNB Corporation Common Stock as provided for in this Agreement; or (B) adversely affect the tax treatment to RHNB Corporation stockholders as a result of receiving the consideration (in the opinion of NationsBank's outside counsel reasonably acceptable to RHNB Corporation).
                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF RHNB CORPORATION
     RHNB Corporation represents and warrants to NationsBank, on its own behalf and on behalf of Rock Hill National Bank, as follows:
     2.1 ORGANIZATION AND STANDING. RHNB Corporation is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of South Carolina and is duly registered as a bank holding company under the Act. Rock Hill National Bank is a national banking association organized and existing under the laws of the United States of America, and has no subsidiaries. Rock Hill National Bank is the only subsidiary of RHNB Corporation. Each of RHNB Corporation and Rock Hill National Bank has all necessary corporate power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of RHNB Corporation and Rock Hill National Bank, taken as a whole or the ability of RHNB Corporation to consummate the transaction contemplated hereby (a "Material Adverse Effect"). Disclosed in SCHEDULE 2.1 hereto is a list of the jurisdictions in which each of RHNB Corporation and Rock Hill National Bank is qualified to do business as a foreign corporation. The Articles of Incorporation and Bylaws of RHNB Corporation and the Articles of Association and Bylaws of Rock Hill National Bank and all amendments thereto to the date hereof (true, correct, and complete copies of which have been previously delivered to NationsBank), are in full force and effect as of the date of this Agreement. Rock Hill National Bank has taken such action and executed and filed such documents and notices as may be necessary to enable Rock Hill National Bank to exercise the powers conferred on national banking associations.
     2.2 AUTHORITY. The execution and delivery of this Agreement by RHNB Corporation, and consummation of the transactions contemplated hereby, have been approved by RHNB Corporation's board of directors and by all necessary action on the part of RHNB Corporation, subject only to adoption and approval of this Agreement by the shareholders of RHNB Corporation. When this Agreement is approved by such shareholders, it shall constitute a valid and binding obligation of RHNB Corporation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court and except as limited by 12 U.S.C. (section mark)1818(b)(6)(d) and similar bank regulatory powers and by the application of principles of public policy. No authorization, consent, or approval by any public body or authority of any other party is necessary to the performance by RHNB Corporation of its obligations called for herein, except the approvals of the SEC, the FRB, the Secretary of State of South Carolina, the Secretary of State of Delaware, and the South Carolina Board of Financial Institutions, and any other such approvals that shall have been obtained by the Closing Date. The board of directors of RHNB Corporation has authorized its officers to take all action necessary to consummate the transactions contemplated by this Agreement and has directed that any action requiring shareholder approval be submitted to the shareholders of RHNB Corporation for approval. The deposit accounts of Rock Hill National Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted under applicable law and the rules and regulations of the FDIC.
     2.3 ABSENCE OF CONFLICTS. Except as disclosed on SCHEDULE 2.3, the execution, delivery, and performance of this Agreement by RHNB Corporation and the consummation of the transactions contemplated hereby will not (i) constitute a breach, violation, or default, or create a lien, charge, or encumbrance of any nature whatsoever, or give any rights of acceleration to any person, under the Articles of Incorporation or Bylaws of RHNB Corporation or the Articles of Association or Bylaws of Rock Hill National Bank, the Indenture, the Stock Pledge Agreement (as defined in SECTION 2.4 hereof), or the Note (as defined in SECTION 2.4 hereof), or (ii) constitute a material breach, violation, or default, or create a lien, charge, or encumbrance of any nature whatsoever, or give any rights of acceleration to any person, under any law, rule, regulation, judgment,
                                      A-6
decree, order, governmental permit, license, agreement, indenture or instrument of RHNB Corporation or Rock Hill National Bank or to which RHNB Corporation, Rock Hill National Bank, or the assets of either of them are subject.
  2.4 CAPITALIZATION AND OWNERSHIP.
     2.4(A) The authorized capital stock of RHNB Corporation consists solely of 5,000,000 shares of RHNB Corporation Common Stock, par value $2.50 per share, of which, as of the date of this Agreement, 2,499,160 shares are issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. As of the Effective Time, there will be no more than 3,000,000 shares of common stock of RHNB Corporation issued or outstanding. The authorized capital stock of Rock Hill National Bank consists solely of 270,678 shares of common stock, par value $10.00 per share, of which, as of the date of this Agreement, 270,678 shares are issued and outstanding, fully paid and nonassessable (except to the extent that capital stock of a national banking association is assessable under the national banking laws), wholly owned by RHNB Corporation, and have not been issued in violation of the preemptive rights of any person. Other than the stock pledged pursuant to that certain Stock Pledge and Security Agreement, dated as of March 31, 1993, between RHNB Corporation and Trust Company Bank (the "Stock Pledge Agreement"), all of the outstanding shares of common stock of Rock Hill National Bank are owned beneficially and of record by RHNB Corporation are free and clear of any security interest, lien, claim, charge, restriction or encumbrance. The Stock Pledge Agreement terminates upon payment in full of that certain promissory note (the "Note") between RHNB Corporation and Trust Company Bank, dated March 31, 1993, in the principal amount of $975,000.00. RHNB Corporation may prepay the Note without penalty, in whole or in part, with accrued interest to the date of such prepayment on the amount prepaid. Other than as set forth in this paragraph, RHNB Corporation does not own directly or indirectly, beneficially or of record, more than five percent (5%) of the outstanding stock of any other corporation and does not otherwise "control" any "company" or "bank" (as those terms are defined in the Act). SCHEDULE 2.4(A) hereto discloses a listing of all owners of record of five percent (5%) or more of RHNB Corporation Common Stock.
     2.4(B) Except as disclosed in SCHEDULE 2.4(B) hereto, as of the date of this Agreement, there are not, and as of the Closing Date and thereafter there will not be, outstanding securities convertible into, or exercisable or exchangeable for, RHNB Corporation Common Stock or the common stock of Rock Hill National Bank or any other securities or RHNB Corporation or Rock Hill National Bank, or any outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of RHNB Corporation Common Stock or the common stock of Rock Hill National Bank or any other securities of RHNB Corporation or Rock Hill National Bank, or any registration rights held by any person or entity with respect to any shares of RHNB Corporation Common Stock or the common stock of Rock Hill National Bank or any other securities of RHNB Corporation or Rock Hill National Bank. Except as disclosed on SCHEDULE 2.4(B) hereto, as of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, commitments, or understandings of any kind -- to which RHNB Corporation or Rock Hill National Bank or, to the knowledge of management of RHNB Corporation, any "associate" or "affiliate" of RHNB Corporation or Rock Hill National Bank (as those terms are defined in the rules and regulations promulgated under the Securities Act), is a party -- affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of RHNB Corporation's Common Stock, or any other securities of RHNB Corporation or any shares of the capital stock of Rock Hill National Bank.
  2.5 REPORTS AND FINANCIAL STATEMENTS.
     2.5(A) RHNB Corporation has furnished NationsBank with true and complete copies of RHNB Corporation's Annual Report on Form 10-K (including exhibits) filed with the SEC for the fiscal year ended December 31, 1993, as the same may have been amended and RHNB Corporation's Quarterly Report on Form 10-Q (including exhibits) filed with the SEC for the fiscal quarter ended March 31, 1994 (such reports collectively the "RHNB Corporation Financial Statements"), and all other reports, registration statements or other documents filed or required to be filed with the SEC under the Securities Act or the Exchange Act during fiscal years 1994, 1993, and 1992.
     2.5(B) All of the documents referred to in paragraph (a) of this SECTION 2.5, as finally amended, and all such documents hereafter filed by RHNB Corporation with the appropriate regulatory authorities prior to the Effective Time, as finally amended, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Except to the extent stated therein, the RHNB Corporation Financial Statements and other schedules included in the documents referred to in paragraph (a) of this SECTION 2.5 or to be included in such documents hereafter filed by RHNB Corporation with the appropriate regulatory authorities prior to the Effective Time, and any other
                                      A-7
such financial statements provided by RHNB Corporation to NationsBank prior to the Effective Time, (i) were prepared, and will be prepared, in accordance with Generally Accepted Accounting Principles ("GAAP"), applied on a consistent basis with all prior periods, and (ii) fairly present, and will fairly present, the financial position of RHNB Corporation and the results of operations and changes in financial position for RHNB Corporation at the dates and for the periods referred to therein in conformity with GAAP applied on a consistent basis throughout the periods involved.
     2.6 TAX MATTERS AND POOLING. Except as disclosed on SCHEDULE 2.6 hereto:
     2.6(A) RHNB Corporation and Rock Hill National Bank have (or, in the case of returns becoming due after the date hereof and at or before the Effective Time, will have, prior to the Effective Time) duly filed (or requests for extensions have been timely filed, granted, and have not expired) with the appropriate governmental agencies all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable law at or before the Effective Time, and all such returns, reports and declarations are complete and accurate in all material respects (the "RHNB Corporation and Rock Hill National Bank Tax Returns").
     2.6(B) RHNB Corporation and Rock Hill National Bank have collected and withheld all taxes which they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. RHNB Corporation and Rock Hill National Bank are in compliance with the back-up withholding and information reporting requirements under the Internal Revenue Code of 1986, as amended, (the "Code"), and the applicable rules and regulations promulgated thereunder.
     2.6(C) All federal, state, local, and foreign taxes due and payable pursuant to the RHNB Corporation and Rock Hill National Bank Tax Returns or pursuant to any installments of estimated taxes, all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, or interest, or additions to tax imposed thereon or in connection therewith due or claimed to be due by any taxing authority, have been accrued, adequately reserved against, or paid.
     2.6(D) The reserves for taxes contained in the RHNB Corporation Financial Statements are adequate to cover the payment of their respective liabilities for federal, state, local, and foreign taxes (including installments of estimated taxes) and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, or other similar governmental charges (including without limitation income, profits, gross receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise, and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith (collectively "RHNB Corporation Taxes")) due any taxing authority in connection with any of the RHNB Corporation and Rock Hill National Bank Tax Returns for all periods up to and including March 31, 1994, in accordance with GAAP applied on a consistent basis. As of December 31, 1993, RHNB Corporation had a net operating loss carry forward for federal and state income tax purposes of approximately $260,000. The reserves for taxes in all of the subsequent financial statements of RHNB Corporation and Rock Hill National Bank will be adequate to cover their respective liabilities for taxes for all periods up to and including the dates of such financial statements.
     2.6(E) Neither RHNB Corporation nor Rock Hill National Bank has received any notice of deficiency or assessment or proposed deficiency or assessment by the IRS or any other taxing authority in connection with the RHNB Corporation and Rock Hill National Bank Tax Returns. All federal income tax returns of RHNB Corporation and Rock Hill National Bank have been examined by the IRS or closed without audit (or the statute of limitations with respect to such returns has expired and no waiver extending the statute of limitations has been requested or granted) for all taxable years prior to and including the taxable year ended December 31, 1989. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the knowledge of RHNB Corporation, threatened, in respect of any RHNB Corporation Taxes for which RHNB Corporation or Rock Hill National Bank is or may become liable if such action, suit, proceeding, audit, examination, investigation, or claim were to be resolved, in whole or in part, adversely to RHNB Corporation or Rock Hill National Bank.
     2.6(F) Neither RHNB Corporation nor Rock Hill National Bank has waived compliance with any law or regulation fixing, or consented to the extension of, any period of time with respect to the assessment or collection of any RHNB Corporation Taxes, and no power of attorney granted by RHNB Corporation or Rock Hill National Bank with respect to any tax matters is currently in force.
     2.6(G) Neither RHNB Corporation nor Rock Hill National Bank has made an election under SECTION 341(F) of the Code (collapsible corporations, sales of stock of consenting corporations).
                                      A-8

     2.6(H) RHNB Corporation and Rock Hill National Bank have provided, and until the Effective Time will continue to provide, to NationsBank complete and correct copies of their income tax returns and all material correspondence and documents, if any, in their possession relating directly or indirectly to RHNB Corporation Taxes for each taxable year of RHNB Corporation and Rock Hill National Bank as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include amended tax returns, claims for refund, notices from taxing authorities of proposed changes or adjustments to taxes or tax returns, consents to assessment or collection of taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from taxing authorities relating to any material tax liability of RHNB Corporation or Rock Hill National Bank.
     2.6(I) Neither RHNB Corporation nor Rock Hill National Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby, including the Merger, from qualifying (a) as a reorganization within the meaning of SECTION 368 of the Code and the applicable rules and regulations promulgated thereunder, or (b) for pooling-of-interest accounting treatment; or (ii) materially impede or delay receipt of any regulatory approvals, as more fully described in this Agreement.
     2.7 INSURANCE. SCHEDULE 2.7 hereto discloses all insurance policies presently carried by RHNB Corporation and Rock Hill National Bank or currently in force with respect to their business and properties, including without limitation title insurance policies on real property owned (exclusive of foreclosed property). The existing insurance carried by RHNB Corporation and Rock Hill National Bank is and will continue to be with reputable insurers and, in respect of the nature of the risks insured against and the amount of coverage provided, not less than that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of RHNB Corporation and Rock Hill National Bank, and such insurance is and will continue to be sufficient for compliance by RHNB Corporation and Rock Hill National Bank with all material requirements of law and agreements to which RHNB Corporation or Rock Hill National Bank is a party. Except as disclosed in
SCHEDULE 2.7, neither RHNB Corporation nor Rock Hill National Bank is in default in the payment of any premium, currently has outstanding any claim with respect to such insurance coverage, or has received notification of, or has knowledge of, the existence of any grounds for the cancellation or proposed cancellation of any such policies or bonds.
     2.8 LEGAL PROCEEDINGS. Except as disclosed in SCHEDULE 2.8 hereto, and except for actions, suits, investigations, or proceedings which are not material to RHNB Corporation and involve an amount in controversy of less than $100,000, there are no judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of RHNB Corporation, threatened against RHNB Corporation or Rock Hill National Bank before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality in any manner involving RHNB Corporation or Rock Hill National Bank or any of its or their properties or capital stock or the transactions contemplated by this Agreement, and there are no actions, suits, or proceedings pending or, to the knowledge of RHNB Corporation, threatened by or against any officer, director, agent, or employee of RHNB Corporation or Rock Hill National Bank in connection with the business, properties, affairs, or prospects of RHNB Corporation or Rock Hill National Bank. To the knowledge of RHNB Corporation, neither RHNB Corporation nor Rock Hill National Bank is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental department, agency or instrumentality.
     2.9 COMPLIANCE WITH LAW. Other than as disclosed in SCHEDULE 2.9 hereto, to the knowledge of RHNB Corporation, (i) RHNB Corporation and Rock Hill National Bank are in material compliance with the reporting and other requirements of the Bank Secrecy Act (including the Currency and Foreign Transaction Reporting Act), and the regulations promulgated thereunder by the Department of the Treasury;
(ii) RHNB Corporation and Rock Hill National Bank are in material compliance with the provisions of all other applicable federal, state, and local statutes, and all rules, regulations, or orders of, or understandings or agreements with, governmental agencies having jurisdiction over the assets, business, properties, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of RHNB Corporation and Rock Hill National Bank; and (iii) neither RHNB Corporation nor Rock Hill National Bank is subject to any material fine, penalty, liability, or legal disability to the assets, business, operations, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of RHNB Corporation and Rock Hill National Bank as the result of the failure of RHNB Corporation or Rock Hill National Bank to comply with any requirement of any governmental body or agency having jurisdiction over them, the conduct of their business, the use of their assets and properties, or any premises occupied by them. RHNB Corporation and Rock Hill National Bank have filed, and until the Effective Time will continue to file, all reports required to be filed by either of them with any regulatory agency on or prior to the date such reports were due, and all such reports, as finally amended, complied and will comply in all material respects with applicable requirements of law. Except to the extent stated therein, all financial statements and schedules included and to be included in such reports were and will be prepared in accordance with GAAP or such other regulatory accounting
                                      A-9
requirements as were or may be applicable thereto, applied on a consistent basis with prior periods, and fairly presented and will fairly present the information purported to be shown therein.
     2.10 BROKERS. Except for the engagement of UVEST Financial Services Group, Inc. to assist and advise RHNB Corporation in connection with the transaction contemplated hereby, no agent, broker, finder, investment banker, person, or firm acting on behalf or under authority of RHNB Corporation or Rock Hill National Bank is or will be entitled to any broker's or finder's fee or any other commission or similar fee incurred directly or indirectly by or on behalf of RHNB Corporation or Rock Hill National Bank in connection with the transactions contemplated by this Agreement.
     2.11 GOVERNMENTAL AUTHORIZATIONS. Each of RHNB Corporation and Rock Hill National Bank has all licenses, permits, approvals, and other authorizations from all federal, state, and local authorities as are necessary for the conduct of its business and operations, and all such licenses, franchises, permits, approvals, and other authorizations are in full force and effect.
  2.12 SUPERVISORY MATTERS.
     2.12(A) EXAMINATION REPORTS. Except as disclosed in SCHEDULE 2.12(A) hereto, neither RHNB Corporation nor Rock Hill National Bank has been advised by any regulatory agency that it is contemplating issuing in writing or requesting any written agreement, memorandum of understanding, order, decree, directive, extraordinary supervisory letter, commitment letter, or similar document or taking any prompt corrective action (within the meaning of the Federal Deposit Insurance Act of 1950, as amended (the "FDIA")). The last examination of Rock Hill National Bank by the staff of the Office of the Comptroller of the Currency ("OCC") prior to the date of this Agreement was performed as of January 3, 1994, and the last examination of RHNB Corporation by the staff of the FRB was performed as of March 17, 1994.
     2.12(B) ALLOWANCE FOR CREDIT LOSSES. The allowance for credit losses (the "Allowance") shown on the consolidated statements of condition of RHNB Corporation and Rock Hill National Bank at March 31, 1994 included in the RHNB Corporation Financial Statements, and the Allowance shown on the consolidated statements of condition of RHNB Corporation and Rock Hill National Bank as of dates subsequent to the execution of this Agreement included in such Financial Statements, in each case at the dates thereof, respectively, (i) was, and will be, calculated in accordance with all applicable rules and regulations, including regulatory accounting principles and (ii) represented, and will represent, an amount adequate in the judgment of RHNB Corporation's management to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of RHNB Corporation and Rock Hill National Bank and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by RHNB Corporation and Rock Hill National Bank.
     2.13 RIGHTS AND LICENSES. Disclosed in SCHEDULE 2.13 hereto is a list and description of all trademarks, trademark rights, trade names, and licenses owned and/or used by RHNB Corporation and Rock Hill National Bank. To the knowledge of RHNB Corporation, neither RHNB Corporation nor Rock Hill National Bank is subject to any material disability to conduct its business as currently conducted or liability by reason of its failure to own or possess the rights to use any other trademark, trademark right, trade name, trade name right, or license. Each of RHNB Corporation and Rock Hill National Bank has full right and authority to own and use all the trademarks, trade names, and licenses disclosed in SCHEDULE 2.13. Neither RHNB Corporation nor Rock Hill National Bank has been held liable for, and no actions, suits or proceedings are pending or, to the knowledge of RHNB Corporation, threatened against RHNB Corporation or Rock Hill National Bank, alleging that RHNB Corporation or Rock Hill National Bank is liable for infringement of any trademark, trademark right, trade name, trade name right, or license owned and/or used by any other person or entity. To the knowledge of RHNB Corporation, there is no existing infringement of any trademark, trademark right, trade name, or license owned and/or used by RHNB Corporation or Rock Hill National Bank.
     2.14 MATERIAL CONTRACTS. True, correct and complete copies of all RHNB Corporation or Rock Hill National Bank employment agreements have been provided to NationsBank and are disclosed in SCHEDULE 2.14. Except as disclosed in
SCHEDULE 2.14, neither RHNB Corporation nor Rock Hill National Bank is a party to or bound by any (i) employment or consulting contract which is not terminable without penalty by RHNB Corporation or Rock Hill National Bank on 60 or fewer days' notice; (ii) bonus, stock option, deferred compensation or profit sharing, pension, or retirement plan or arrangements; (iii) lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor, or licensee, which cannot be terminated without penalty in excess of $50,000 and on notice of not more than 30 days; (iv) contract or commitment for capital expenditures in excess of $50,000 for any one project or $250,000 in the aggregate; (v) material contract or commitment, whether or not made in the ordinary course of business, for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and which cannot be terminated without penalty in excess of $50,000 and on notice of not more than 30 days; (vi) contract or option to purchase or
                                      A-10
sell any real or personal property otherwise than in the ordinary course of business which cannot be terminated without substantial penalty and on notice of not more than 30 days; (vii) interest rate exchange agreement or (viii) material contract, other than the foregoing, not made in the ordinary course of business, which cannot be terminated without substantial penalty and on notice of not more than 30 days. Each of RHNB Corporation and Rock Hill National Bank has in all material respects performed all obligations required to be performed by it to date and is not in material default under, and no event has occurred which with the lapse of time or action by a third party could result in material default under, any outstanding indenture, mortgage, contract, lease, or other agreement to which RHNB Corporation or Rock Hill National Bank is a party or by which RHNB Corporation or Rock Hill National Bank is bound, or under the provisions of its Articles of Incorporation or Articles of Association or Bylaws. Neither of RHNB Corporation or Rock Hill National Bank is in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default by either of them under the Indenture.
     2.15 PROPERTIES. Each of RHNB Corporation and Rock Hill National Bank has good, clear, and marketable title to all of its assets and properties, all of which are reflected in the RHNB Financial Statements, including all real, personal, and intangible properties, and such properties and assets are subject to no liens, mortgages, security interests, encumbrances, or charges of any kind except (a) as noted in the RHNB Financial Statements described in SECTION 2.5,
(b) statutory liens not yet delinquent, and (c) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held.
  2.16 EMPLOYEE BENEFIT PLANS.
     2.16(A) SCHEDULE 2.16 hereto discloses each "employee pension benefit plan (as defined in SECTION 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA")) ("Pension Plan"), each "employee welfare benefit plan" (as defined in SECTION 3(1) of ERISA) ("Welfare Plan"), and each deferred compensation, bonus, stock option, stock purchase, or other benefit plan, agreement, commitment, or arrangement providing benefits to employees ("Other Plan") that is or has at any time within two (2) years prior to the date hereof been established, sponsored, maintained, or contributed to by RHNB Corporation, Rock Hill National Bank, or any Affiliate (as defined below). Except as set out in SCHEDULE 2.16 hereto, none of RHNB Corporation, Rock Hill National Bank, or any Affiliate (as defined below) has at any time within two
(2) years prior to the date hereof (i) established, sponsored, maintained, or made any contribution to any Pension Plan; (ii) been a party to any collective bargaining agreement, contract, or other arrangement, or been subject to any statute, rule, or regulation, which required RHNB Corporation, Rock Hill National Bank, or any Affiliate to establish, maintain, sponsor, or make any contribution to any Pension Plan; (iii) established, sponsored, maintained, or made any contribution to any Welfare Plan; (iv) been a party to any collective bargaining agreement, contract, or other arrangement, or been subject to any statute, rule or regulation, which required RHNB Corporation, Rock Hill National Bank, or any Affiliate to establish, maintain, sponsor or make any contribution to any Welfare Plan; or (v) established, sponsored, maintained, been a party to, or incurred any obligation or liability under any Other Plan. RHNB Corporation, Rock Hill National Bank, and their Affiliates have no obligations or liabilities (whether accrued, absolute, contingent, or unliquidated, whether or not known or whether or not due or to become due) with respect to any "employee benefit plan" (as defined in SECTION 3(3) of ERISA) or Other Plan which is not listed in
SCHEDULE 2.16. For the purposes of this SECTION 2.16, the term "Affiliate" shall include all persons under common control with RHNB Corporation or Rock Hill National Bank within the meaning of SECTIONS 4001(A)(14) or (B)(1) of ERISA or any regulations promulgated thereunder, or SECTIONS 414(B) or (C) of the Code.
     2.16(B) RHNB Corporation has delivered to NationsBank a copy of each plan or arrangement listed in SCHEDULE 2.16 and any related trust agreements, insurance contracts, and other documents pursuant to which benefits under such plan or arrangement are funded or paid, including all amendments, modifications, and supplements thereto, all of which (except as otherwise indicated in SCHEDULE 2.16) are legally valid and binding and in full force and effect.
     2.16(C) RHNB Corporation has delivered to NationsBank true and complete copies of (i) the annual report and actuarial report for each plan or arrangement listed in SCHEDULE 2.16 for the most recent plan year and the four preceding plan years, if applicable; (ii) all IRS determination letters and rulings, together with all amendments, modifications, or supplements thereto, if applicable, with respect to each such plan and each amendment, modification, or supplement thereto; (iii) all Department of Labor prohibited transaction exemption letters and determinations with respect to each such plan or arrangement; and (iv) all Pension Benefit Guaranty Corporation determinations and notices with respect to each such plan or arrangement.
     2.16(D) As of the date of this Agreement and as of the Effective Time, in the case of each plan or arrangement listed in SCHEDULE 2.16 which is a defined benefit plan (within the meaning of SECTION 3(35) of ERISA), the net fair market value of the assets held to fund such plan or arrangement equals or exceeds, and will equal or exceed, the present value of all accrued
                                      A-11
benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under SECTION 3(31) of ERISA.
     2.16(E) On a timely basis, RHNB Corporation, Rock Hill National Bank, and their Affiliates have made all contributions or payments to or under each plan or arrangement listed in SCHEDULE 2.16 as required pursuant to each such plan or arrangement, any collective bargaining agreements or other agreements, ERISA, or other laws, and have made adequate provision for reserves to meet contributions and payments under such plans or arrangements which have not been made because they are not yet due.
     2.16(F) Each Pension Plan listed in SCHEDULE 2.16 has been determined to be qualified under SECTION 401(A) and, if applicable, SECTION 401(K) of the Code by the IRS, and nothing has occurred or been omitted since the date of the last such determination which resulted or will result in the revocation of such determination.
     2.16(G) Each plan or arrangement listed in SCHEDULE 2.16 (and any related trust, insurance contract, or other vehicle pursuant to which benefits under such plan or arrangement are funded or paid) has been administered in all respects in material compliance with its terms and in both form and operation is in material compliance with applicable provisions of ERISA, the Code, the consolidated Omnibus Budget Reconciliation Act of 1986 and regulations promulgated thereunder ("COBRA"), and other applicable law. Without limiting the generality of the foregoing, none of RHNB Corporation, Rock Hill National Bank, or any Affiliate has (i) incurred any liability for tax under SECTION 4971 of the Code on account of any accumulated funding deficiency and no plan or arrangement listed in SCHEDULE 2.16 has incurred any accumulated funding deficiency within the meaning of SECTIONS 412 OR 418(B) of the Code; (ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under SECTION 412 of the Code; (iii) become subject to any disallowance of deductions under SECTIONS 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under SECTIONS 4972, 4975, or 4976 of the Code or any liability under SECTION 406 of ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of SECTION 4043 of ERISA); or (vii) materially breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.
     2.16(H) ADHERENCE TO GAAP. The accounting treatment of each Welfare Plan listed on SCHEDULE 2.16 or referenced herein and all accruals thereunder have been made in accordance with GAAP applied on a consistent basis.
  2.17 ABSENCE OF CERTAIN CHANGES, EVENTS OR UNDISCLOSED LIABILITIES.
     2.17(A) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1993, neither RHNB Corporation nor Rock Hill National Bank has, except as disclosed in
SCHEDULE 2.17(A) hereto, (i) suffered change that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) made any material change in its mode of management or operation or method of accounting; or (iii) failed to operate its business in all material respects in the ordinary course consistent with its past practice.
     2.17(B) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed on SCHEDULE 2.17(B) hereto, neither RHNB Corporation nor Rock Hill National Bank has any obligations or liabilities (contingent or otherwise) that might reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except obligations and liabilities (i) which are accrued or reserved against in the consolidated balance sheet of RHNB Corporation and Rock Hill National Bank as of December 31, 1993 included in the RHNB Corporation Financial Statements or reflected in the notes thereto, or (ii) which were incurred after December 31, 1993 in the ordinary course of business consistent with past practice. Except as set forth on SCHEDULE 2.17(B), since December 31, 1993, neither RHNB Corporation nor Rock Hill National Bank has incurred or paid any obligation or liability which would be material to the condition of RHNB Corporation and Rock Hill National Bank on a consolidated basis, except in the ordinary course of business consistent with past practice.
     2.18 BOOKS OF ACCOUNT; CORPORATE RECORDS. The Books of Account of RHNB Corporation and Rock Hill National Bank are maintained in substantial compliance with all applicable legal and accounting requirements. The minutes of meetings maintained by RHNB Corporation and Rock Hill National Bank contain complete and accurate records in all material respects of the corporate actions of its respective shareholders and Board of Directors and all committees thereof.
     2.19 PROXY STATEMENT AND S-4 REGISTRATION STATEMENT. In the case of the S-4 Registration Statement or any post-effective amendment thereto, when such S-4 Registration Statement or any post-effective amendment thereto shall become effective, and, in the case of the Proxy Statement, when the Proxy Statement shall first be mailed to the RHNB Corporation shareholders (the "Mailing Date") and at the time of the RHNB Corporation Shareholders' Meeting, the information with respect to RHNB Corporation and Rock Hill National Bank set forth in the S-4 Registration Statement and in the Proxy Statement and in all amendments and supplements thereto (a) will comply in all material respects with the provisions of the
                                      A-12

Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the General Rules and Regulations of the SEC thereunder; and
(b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     2.20 SECURITIES REPORTS. Within the last two (2) years, RHNB Corporation has filed on a timely basis all reports, registrations, and statements, together with any amendments, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
     2.21 OWNERSHIP OF NATIONSBANK COMMON STOCK. Except as disclosed on SCHEDULE
2.21 hereto, no shares of NationsBank Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by RHNB Corporation or Rock Hill National Bank.
     2.22 ENVIRONMENTAL MATTERS. To RHNB Corporation's best knowledge, neither RHNB Corporation nor Rock Hill National Bank, nor any properties owned or operated by either such party, has been or is in violation of or liable under any Environmental Law (as hereinafter defined), except for such violations or liabilities that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. There are no actions, suits or proceedings, or demands, claims, notices or investigations (including without limitation notices, demand letters or requests for information from any environmental agency) instituted or pending, or to the best knowledge of RHNB Corporation's management, threatened relating to the liability of any properties owned or operated by RHNB Corporation or Rock Hill National Bank under any Environmental Law, except for liabilities or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any agency or department of any federal, state or local government relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.
     2.23 LABOR. No material work stoppage involving RHNB Corporation or Rock Hill National Bank is pending or, to the best knowledge of RHNB Corporation, threatened. Neither RHNB Corporation nor Rock Hill National Bank is involved in, or, to the best knowledge of RHNB Corporation's management, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a Material Adverse Effect. Employees of RHNB Corporation and Rock Hill National Bank are not represented by any labor union, and, to the best knowledge of RHNB Corporation's management, no labor union is attempting to organize employees of RHNB Corporation or Rock Hill National Bank.
                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF NATIONSBANK
     NationsBank represents and warrants to RHNB Corporation, on its own behalf and on behalf of NB Holdings, as follows:
     3.1 ORGANIZATION AND STANDING. NationsBank is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of North Carolina and is duly registered as a bank holding company under the Act. NB Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. NationsBank has all necessary corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary, except to the extent that any failure to so qualify would not, in the aggregate, have a material adverse effect on the business, financial condition, or results of operations of NationsBank and its subsidiaries on a consolidated basis, taken as a whole. The Articles of Incorporation and Bylaws of NationsBank, and all amendments thereto to the date hereof (true, correct, and complete copies of which have been previously delivered to RHNB Corporation) are in full force and effect as of the date of this Agreement.
                                      A-13

     3.2 AUTHORITY. The execution and delivery of this Agreement by NationsBank, and consummation of the transactions contemplated hereby, have been approved by NationsBank's board of directors and duly and validly authorized by all necessary action on the part of NationsBank, and this Agreement constitutes a valid and binding obligation of NationsBank, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court and except as limited by 12 U.S.C. (section mark) 1818(b)(6)(d) and similar bank regulatory powers and by the application of principles of public policy. No authorization, consent, or approval by any public body or authority or any other party is necessary to the performance by NationsBank of its obligations called for herein, other than the approvals of the SEC, the FRB, the Secretary of State of South Carolina, the Secretary of State of Delaware, and the South Carolina Board of Financial Institutions, and any other such approvals that shall have been obtained by the Closing Date. The board of directors of NationsBank has authorized its officers to take all action necessary to consummate the transactions contemplated by this Agreement.
     3.3 ABSENCE OF CONFLICTS. The execution, delivery, and performance of this Agreement by NationsBank and the consummation of the transactions contemplated hereby will not constitute a material breach, violation, or default, or create a lien, charge, or encumbrance of any nature whatsoever, or give any rights of acceleration to any person, under the Articles of Incorporation or Bylaws of NationsBank or the Certificate of Incorporation or Bylaws of NB Holdings or under any law, rule, regulation, judgment, decree, order, governmental permit, license, agreement, indenture or instrument of NationsBank or NB Holdings or to which NationsBank or NB Holdings, or the assets of either of them are subject.
     3.4 CAPITALIZATION AND OWNERSHIP. The authorized capital stock of NationsBank consists of (1) 800,000,000 shares of NationsBank Common Stock, of which, as of March 31, 1994, approximately 274,537,000 shares were issued and outstanding and (2) 45,000,000 shares of preferred stock, of which approximately 2,700,000 are issued and outstanding. All such shares to be issued in connection with the Merger will be validly issued and outstanding, fully paid, and nonassessable, and will have not been issued in violation of the preemptive rights of any person. NationsBank shall have submitted all necessary applications to qualify such stock for listing on the New York Stock Exchange. The authorized capital stock of NB Holdings consists solely of 1,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 500 shares are issued and outstanding and wholly owned by NationsBank.
  3.5 REPORTS AND FINANCIAL STATEMENTS.
     3.5(A) NationsBank has furnished RHNB Corporation with true and complete copies of (i) NationsBank's Annual Report on Form 10-K (excluding exhibits) filed with the SEC for the fiscal year ended December 31, 1993, as the same may have been amended, and (ii) NationsBank's Quarterly Reports on Form 10-Q (including exhibits) filed with the SEC for the fiscal quarter ended March 31, 1994 (collectively, the "NationsBank Financial Statements").
     3.5(B) All of the documents, as finally amended, referred to in paragraph
(a) of this SECTION 3.5(B) and all such documents hereafter filed by NationsBank with the appropriate regulatory authorities prior to the Effective Time, as finally amended, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.
     3.6 TAX MATTERS. Except as set forth in SCHEDULE 3.6 hereto:
     3.6(A) NationsBank has, or, in the case of returns becoming due after the date hereof and at or before the Effective Time, will have, prior to the Effective Time, duly filed with the appropriate governmental agencies, or obtained extensions concerning, all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable law at or before the Effective Time (the "NationsBank Tax Returns").
     3.6(B) NationsBank has collected and withheld all taxes that it is or has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. NationsBank is in compliance with the back-up withholding and information reporting requirements under the Code and the applicable rules and regulations promulgated thereunder.
     3.6(C) All federal, state, local, and foreign taxes due and payable pursuant to the NationsBank Tax Returns or pursuant to any installments of estimated taxes, and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, interest, or additions to tax imposed
                                      A-14
thereon or in connection therewith, due or claimed to be due by any taxing authority, have been accrued, paid or are the subject of appropriately filed proceedings or contests.
     3.6(D) Neither NationsBank nor any of its subsidiaries has made an election under SECTION 341(F) of the Code.
     3.7 LEGAL PROCEEDINGS. Except as set forth in SCHEDULE 3.7 hereto, there are no judicial proceedings of any kind or nature pending or, to the knowledge of NationsBank, threatened against NationsBank before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality in any manner involving the validity NationsBank's capital stock or the transactions contemplated by this Agreement.
     3.8 COMPLIANCE WITH LAW. Other than as set forth in SCHEDULE 3.8 hereto, to the knowledge of NationsBank, (i) NationsBank is in material compliance with the reporting and other requirements of the Bank Secrecy Act (including the Currency and Foreign Transaction Reporting Act) and the regulations promulgated thereunder by the Department of the Treasury; (ii) NationsBank is in material compliance with the provisions of all other applicable federal, state, and local statutes, and all rules, regulations, or orders of, or understandings or agreements with, governmental agencies having jurisdiction over the assets, business, properties, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of NationsBank; and (iii) NationsBank is not subject to any material fine, penalty, liability, or legal disability to the assets, business, operations, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of NationsBank as the result of the failure of NationsBank to comply with any requirement of any governmental body or agency having jurisdiction over them, the conduct of its business, the use of its assets and the properties, or any premises occupied by it. NationsBank has filed, and until the Effective Time will continue to file, all reports required to be filed by it with any regulatory agency on or prior to the date such reports were due, and all such reports, as finally amended, complied and will comply in all material respects with applicable requirements of law.
     3.9 PROXY STATEMENT AND S-4 REGISTRATION STATEMENT. In the case of the S-4 Registration Statement or any post-effective amendment thereto, when such S-4 Registration Statement or any post-effective amendment thereto shall become effective, and, in the case of the Proxy Statement, as of the Mailing Date and at the time of the RHNB Corporation Shareholders' Meeting, the information with respect to NationsBank set forth in the S-4 Registration Statement and in the Proxy Statement and in all amendments and supplements thereto (a) will comply in all material respects with the provisions of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the General Rules and Regulations of the SEC thereunder; and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     3.10 SECURITIES REPORTS. Within the last two (2) years, NationsBank has filed on a timely basis all reports, registrations, and statements, together with any amendments required to be made thereto, required under the Securities Act and the Exchange Act, all of which, as of their respective dates, were in compliance in all material respects with the rules and regulations of the SEC.
                                   ARTICLE IV
                            COVENANTS AND AGREEMENTS
     4.1 PRE-MERGER CONDUCT OF BUSINESS BY RHNB CORPORATION AND ROCK HILL NATIONAL BANK. RHNB Corporation covenants and agrees, on its own behalf and on behalf of Rock Hill National Bank, that from the date hereof until the Effective Time, unless NationsBank shall otherwise specifically agree in writing or as otherwise specifically authorized herein:
     4.1(A) The business of RHNB Corporation and Rock Hill National Bank shall be conducted only in the usual, regular, and ordinary course and in substantially the same manner as heretofore conducted, and, to the extent consistent with such business, RHNB Corporation shall use all reasonable efforts to preserve, and to cause Rock Hill National Bank to preserve, intact its business organization, to keep available the services of its officers and employees, to maintain its rights and franchises, and to preserve its relationships with customers, suppliers, and others having business with RHNB Corporation to the end that its goodwill and continuing business shall be unaffected in all material respects at the Effective Time. Without limiting the generality of the foregoing, Rock Hill National Bank shall not enter into or become bound by any contract, plan, commitment, or instrument described in
SECTION 2.14 hereof or enter into any transaction (whether or not described in SECTION 2.14 hereof) involving the expenditure, commitment, or lending of money or credit in excess of its legal lending limit.
                                      A-15

     4.1(B) Neither RHNB Corporation nor Rock Hill National Bank shall (i) issue or grant, or commit to issue or grant, any shares of capital stock, except for shares to be issued prior to the Effective Time in connection with the exercise of options issued and outstanding (or granted) on the date hereof, or with the conversion of Subordinated Debentures pursuant to the terms of the Indenture, and disclosed to NationsBank; (ii) declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property with respect to shares of its outstanding capital stock, other than RHNB Corporation's regular quarterly dividends payable with respect to RHNB Corporation Common Stock (provided, however, that it is agreed that RHNB Corporation may raise its dividend rate to $.05 per share per quarter; and provided further, that the parties agree to cooperate with each other in the setting of record dates for dividends such that the shareholders of RHNB Corporation will receive one but only one dividend for each calendar quarter); (iii) make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision, or otherwise; (iv) acquire any shares of its Common Stock by tender, redemption, or otherwise; (v) amend its Articles of Incorporation or Articles of Association (whichever is applicable) or Bylaws; or (vi) merge or consolidate with or into, or permit the merger into it of, any other association, corporation, trust, or entity or change the character of its business.
     4.1(C) Neither RHNB Corporation nor Rock Hill National Bank shall issue, award, or grant, or commit to issue, award, or grant, any stock options, warrants, rights, or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock.
     4.1(D) Neither RHNB Corporation nor Rock Hill National Bank shall incur any obligations, commitments, or liabilities, whether primarily or by way of guaranty, in excess of $100,000 or having a maturity of more than one year from the date of its creation, other than in the ordinary course of business consistent with past practice.
     4.1(E) Neither RHNB Corporation nor Rock Hill National Bank shall make any capital expenditures of more than $25,000 individually or $100,000 in the aggregate.
     4.1(F) Neither RHNB Corporation nor Rock Hill National Bank shall enter into any supply contracts, leases, or other agreements that cannot be terminated without penalty in excess of $50,000 and/or notice of not more than 30 days, other than in the ordinary course of business consistent with past practice.
     4.1(G) Except as required by law, neither RHNB Corporation nor Rock Hill National Bank shall materially change any loan, investment, or management policies or make any material alteration in the manner of keeping its books, accounts, and records and shall keep such books, accounts and records in accordance with GAAP.
     4.1(H) Except for routine raises in the ordinary course of business consistent with past practices, neither RHNB Corporation nor Rock Hill National Bank shall increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement (but this provision shall not prevent any automatic renewals of existing agreements) with or for the benefit of any employee.
     4.1(I) Neither RHNB Corporation nor Rock Hill National Bank shall sell, transfer, mortgage or encumber or otherwise dispose of, or agree to sell or otherwise dispose of, any assets other than in the ordinary course of business (except for trade-ins and assets deemed obsolete or no longer useful in the business).
     4.1(J) Neither RHNB Corporation nor Rock Hill National Bank (i) shall take any action that it knows is likely to adversely affect the ability of any party hereto to obtain the approvals of any governmental authorities required for consummation of the transactions contemplated hereby or otherwise interfere with, impede or delay the consummation of the transactions contemplated hereby, or (ii) will take or omit to take any action that would adversely effect the ability of the Merger or the transactions contemplated hereby to be accounted for as a pooling of interests.
     4.1(K) Neither RHNB Corporation nor Rock Hill National Bank shall authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of RHNB Corporation, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate, or encourage any "Take-over Proposal" (as such term is defined below). In addition, except as the fiduciary duties of the board of directors of RHNB Corporation or Rock Hill National Bank may otherwise require (as evidenced by a reasoned opinion of counsel received prior thereto, with a copy promptly furnished to NationsBank) with respect to an unsolicited, bona fide, written Takeover Proposal, neither RHNB Corporation nor Rock Hill National Bank shall authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of RHNB Corporation or Rock Hill National Bank, directly or indirectly, (i) to cooperate with, or furnish or cause to be furnished any non-public information
                                      A-16
concerning the assets, operations, business, properties, prospects, or condition (financial or otherwise), of RHNB Corporation or Rock Hill National Bank to any person or entity in connection with any Takeover Proposal; (ii) to negotiate any Takeover Proposal with any person or entity; or (iii) to enter into any agreement or agreement in principle as to any Takeover Proposal. As used in this Agreement, "Takeover Proposal" shall mean any proposal for a business combination involving RHNB Corporation or Rock Hill National Bank or for the acquisition of a substantial equity interest in RHNB Corporation or Rock Hill National Bank, or for the acquisition of a substantial portion of the assets of RHNB Corporation or Rock Hill National Bank.
     4.1(L) Neither RHNB Corporation nor Rock Hill National Bank shall settle any claim, action or proceeding involving the payment of money damages in excess of $100,000.
     4.1(M) RHNB Corporation and Rock Hill National Bank shall continue to maintain each Pension, Welfare and Other Plan listed on SCHEDULE 2.16 or referenced herein and all accruals thereunder in accordance with GAAP applied on a consistent basis.
  4.2 ACCESS AND INFORMATION.
     4.2(A) ACCESS. RHNB Corporation and Rock Hill National Bank shall afford to NationsBank, and to NationsBank's accountants, counsel, and other representatives, full access during normal business hours and for reasonable periods throughout the period prior to the Effective Time to all of their properties, books, contracts, commitments, and records (including but not limited to tax returns) and, during such period, shall furnish promptly to NationsBank or its representatives (i) a copy of each report, schedule, piece of correspondence, and other document delivered to, filed with, or received by any of them pursuant to the requirements of federal or state laws in connection with this Agreement; (ii) written notice of any event or development which materially relates to the satisfaction of the conditions set forth in ARTICLE V of this Agreement; and (iii) all other information concerning their assets, operations, business, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations as NationsBank or its representatives may reasonably request. Any inspection or investigation performed pursuant to this SECTION 4.2(A) shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the entity being inspected or investigated and shall not affect or limit in any way any of their respective representations and warranties hereunder.
     4.2(B) CONFIDENTIAL INFORMATION. Any and all commercial, financial, technical, or other information regarding NationsBank or RHNB Corporation or their respective businesses, properties, and personnel, or those of their respective subsidiaries, joint ventures, officers, directors, control persons, or affiliates ("Confidential Information") which is derived or results from one party's access to the properties, books, contracts, commitments, and records of the other pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, shall be held in strict confidence; and the party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information. Such Confidential Information shall not directly or indirectly be divulged, disclosed, or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement, except as otherwise required by judicial or regulatory authorities having jurisdiction in respect thereof. In the event the transactions contemplated by this Agreement are not consummated for any reason, all copies of all documents and other recorded material comprising such Confidential Information shall immediately be destroyed or returned and shall not thereafter be used for any purpose by the acquiring party or any subsidiary or affiliate thereof, and the confidentiality of such Confidential Information shall be maintained, except to the extent that such Confidential Information can be shown to be or to have been (i) otherwise known to the acquiring party, (ii) already in the public domain, (iii) released without restriction by the proprietor of the Confidential Information to another person, or (iv) received by the acquiring party on a non-confidential basis from another person lawfully possessing and lawfully entitled to disclose such information. This latter undertaking with respect to nondisclosure of Confidential Information is of the essence and will survive any termination of this Agreement or the transactions contemplated hereby.
     4.3 PROXY STATEMENT. RHNB Corporation shall timely mail the Proxy Statement to the shareholders of RHNB Corporation who are entitled to vote at the RHNB Corporation Shareholders' Meeting. RHNB Corporation shall publish such notice or notices of the RHNB Corporation Shareholders' Meeting, and shall obtain all consents and waivers in connection with the distribution of the proxy materials, as may be required, and at the times and in the form and manner required, by applicable provisions of state and federal statutes, regulations, rules, and orders and by its Articles of Incorporation.
  4.4 FURNISHING OF INFORMATION.
     4.4(A) NationsBank shall promptly furnish RHNB Corporation with such information relating to NationsBank and NB Holdings as is required under applicable laws and regulations for inclusion in the Proxy Statement.
                                      A-17

     4.4(B) RHNB Corporation shall promptly furnish NationsBank with such information relating to RHNB Corporation and Rock Hill National Bank as is required under applicable laws and regulations for inclusion in any filing with state or federal authorities necessary to obtain approval for, or to give notice of, the Merger or any other transaction contemplated hereby for authority to consummate the transactions contemplated hereby; Until the Effective Time, RHNB Corporation shall provide to NationsBank, on or before the twentieth day of each calendar month, monthly financial statements generated by RHNB Corporation and Rock Hill National Bank for the preceding calendar month period, including a balance sheet and income statement, and copies of any publicly filed regulatory reports.
     4.4(C) NationsBank and RHNB Corporation shall provide to each other copies of all applications, documents, correspondence, or oral (to the extent material) or written comments that each of them or any of their affiliates files with, sends to, or receives from the SEC, the FRB, the OCC, the Secretary of State of Delaware, the Secretary of State of South Carolina, the South Carolina Board of Financial Institutions, or any other state or federal authorities, or the staff or agents of any of them, relating to this Agreement and the transactions contemplated hereby, including any applications filed for the purpose of obtaining any required regulatory approvals.
     4.5 FILING FOR ALL REGULATORY APPROVALS. Subject to the provisions of
SECTION 4.4 hereof, for the purpose of obtaining regulatory approval of the Merger, NationsBank shall prepare and file all necessary documents with the FRB, the South Carolina Board of Financial Institutions, the Secretary of State of South Carolina, the Secretary of State of Delaware, and any other applicable state or federal authorities. NationsBank and RHNB Corporation shall each diligently pursue the regulatory approval process by taking such actions, and causing their respective subsidiaries to take such actions, as may be required to effect the Merger and all other transactions contemplated by this Agreement.
     4.6 NO CONTROL OF RHNB CORPORATION BY BUYER. Notwithstanding any other provision hereof, until the Effective Time, the management of RHNB Corporation and the authority to establish and implement its business policies shall continue to reside solely in RHNB Corporation officers and board of directors, and the election of RHNB Corporation directors shall be solely the prerogative of RHNB Corporation shareholders.
     4.7 AGREEMENTS TO USE REASONABLE BEST EFFORTS. Subject to the terms and conditions set forth in this Agreement, RHNB Corporation and NationsBank each agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including using reasonable best efforts (A) to obtain all necessary consents, approvals, and authorizations as are required to be obtained under applicable state and federal statutes and regulations, (B) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (C) to lift or rescind any injunction or restraining order or any other order or condition adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (D) to effect all necessary filings with state and federal regulatory agencies, and (E) to continue the business enterprise of RHNB Corporation, within the meaning of SECTION 368 of the Code, for the purpose of causing the Merger to be a tax-free transaction to the shareholders of RHNB Corporation.
     4.8 PRESS RELEASE AND PUBLIC INFORMATION. Subject to compliance with their respective legal obligations, NationsBank and RHNB Corporation will advise and confer with each other and otherwise cooperate in good faith prior to releasing any statement to the press or otherwise making public any information concerning any of the transactions contemplated herein.
     4.9 UPDATING OF THE SCHEDULES. RHNB Corporation and NationsBank shall, at the Effective Time, prepare and deliver to each other such supplements to the Schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such Schedules at all times prior to the Effective Time, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties of RHNB Corporation or NationsBank contained herein or any right of RHNB Corporation or NationsBank to terminate this Agreement. RHNB Corporation and NationsBank shall provide to each other drafts of such supplemental Schedules at least three (3) business days prior to the Closing Date.
     4.10 OFFER OF EMPLOYMENT. NationsBank shall make an offer of employment to all persons who immediately prior to the Closing Date are (i) active employees of RHNB Corporation or Rock Hill National Bank, and (ii) inactive employees of RHNB Corporation or Rock Hill National Bank on temporary leave due to short term disability, jury duty, vacation or annual two-week national military duty. Such offer shall be for full-time or part-time employment, as applicable, based on the employment status as in effect on the Closing Date and at not less than the same base compensation rate as in effect on the Closing Date. Such offer shall be for employment in the Rock Hill-Charlotte metropolitan area and, assuming acceptance by the employee, will be effective as of the Closing Date (or such later date after assisting in certain transition matters relating to
                                      A-18
the Merger or such later date to coincide with the date an inactive employee returns from temporary leave as described in (ii) above so long as such leave is not in excess of 180 days).
     4.11 CONTINUATION OF EMPLOYEE BENEFITS. The RHNB Corporation employee benefit plans disclosed in SCHEDULE 4.11 attached hereto will remain in effect temporarily after the Effective Time. As soon as practicable after the Effective Time, the Rock Hill National Bank Pension Plan will be merged into the NationsBank Pension Plan, and such other RHNB Corporation and Rock Hill National Bank employee benefit plans will be discontinued or merged into NationsBank's employee benefit plans as determined in NationsBank's sole and exclusive discretion. Employees of RHNB Corporation and Rock Hill National Bank shall become eligible for the employee benefit plans of NationsBank on the same terms as such plans and benefits are generally offered from time to time to employees of NationsBank in comparable positions. Such employees shall be credited under such plans of NationsBank for their years of eligibility, vesting and benefit service earned under such employee benefit plans of RHNB Corporation, Rock Hill National Bank and any Affiliate as if such service had been earned with NationsBank. For the purposes of this SECTION 4.11, "NationsBank" includes Affiliates of NationsBank, as defined with respect to NationsBank in the same manner as Affiliates are defined with respect to RHNB Corporation and Rock Hill National Bank under SECTION 2.16(A) of this Agreement.
     4.12 FURTHER ASSURANCES. Each of RHNB Corporation and Rock Hill National Bank, on one hand, and NationsBank, on the other hand, shall cooperate with each other and each party's respective accountants, counsel and other representatives, in connection with the preparation by RHNB Corporation and Rock Hill National Bank of the Proxy Statement and by NationsBank of the Registration Statement on Form S-4 and any applications and documents required to obtain the necessary federal and state regulatory approvals and complete the necessary federal and state regulatory filings, which cooperation by both parties shall include providing all information, documents and appropriate representations as may be necessary in connection therewith.
                                   ARTICLE V
                  CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE
     5.1 CONDITIONS TO BOTH PARTIES' OBLIGATION TO CLOSE. The obligations of NationsBank and RHNB Corporation under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions precedent at or prior to (as the case may be) the Closing, unless any one or more of such conditions, to the extent legally permitted, shall be waived in writing by the parties hereto on or before the Closing Date:
     5.1(A) GOVERNMENT APPROVALS. Any and all orders, permits, approvals, or qualifications from all appropriate state and federal governmental authorities required for the lawful consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained within six (6) months following the date of this Agreement, subject to no conditions that in the judgment of NationsBank would restrict the Surviving Corporation or its affiliates after consummation of the Merger in their respective spheres of operation and business activities subsequent to the Effective Time; PROVIDED, HOWEVER, that if NationsBank is continuing in good faith to seek regulatory approvals at the end of such six (6)-month period, NationsBank may request that RHNB Corporation agree to extend the term of this Agreement by three (3) months, approval of which request shall not be unreasonably withheld by RHNB Corporation. Any waiting period required prior to the consummation of such transactions pursuant to any applicable laws or regulations shall have elapsed, and no court, arbitral tribunal, or governmental agency shall have enjoined, restrained, or prohibited the transactions contemplated by this Agreement, which injunction, restraint, or prohibition shall not have been removed.
     5.1(B) SHAREHOLDER APPROVAL. This Agreement shall have been adopted and approved by the shareholders of RHNB Corporation by at least the vote of such shareholders required for such adoption and approval pursuant to the Articles of Incorporation and Bylaws of RHNB Corporation and all applicable state laws and regulations.
     5.1(C) FAIRNESS OPINION. RHNB Corporation shall, by no later than July 29, 1994, have obtained an opinion, dated as of the date of this Agreement and as of the Mailing Date and issued to RHNB Corporation and its shareholders by UVEST Financial Services Group, Inc. or another investment banking firm or consulting firm reasonably acceptable to both NationsBank and RHNB Corporation, suitable for inclusion in shareholder proxy materials, that the transactions contemplated by this Agreement are fair from a financial point of view to the shareholders of RHNB Corporation.
     5.1(D) SECURITIES LAWS. The S-4 Registration Statement shall have been declared effective. No order suspending the sale of the shares of NationsBank Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted.
                                      A-19

     5.2 CONDITIONS TO RHNB CORPORATION'S OBLIGATION TO CLOSE. The obligations of RHNB Corporation under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless any one or more of such conditions, to the extent legally permitted, are waived in writing by RHNB Corporation on or before the Closing Date:
     5.2(A) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of NationsBank herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions specifically contemplated or permitted hereby and except for any such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to NationsBank and its subsidiaries on a consolidated basis.
     5.2(B) PERFORMANCE OF COVENANTS AND AGREEMENTS. NationsBank shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by NationsBank on or prior to the Closing Date.
     5.2(C) LEGAL OPINION OF NATIONSBANK COUNSEL. NationsBank shall have delivered to RHNB Corporation an opinion or opinions of counsel, dated as of the Closing Date, in form and substance satisfactory to RHNB Corporation and its counsel, to the effect that:
          (i) NationsBank is a corporation organized, validly existing, and in good standing under the laws of the State of North Carolina and is duly registered as a bank holding company under the Act; NationsBank has full corporate power to own and to carry on its business as currently conducted.
          (ii) Execution, delivery, and performance of this Agreement by NationsBank and consummation of the transactions contemplated hereby do not and will not conflict with, or result in a material breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Bylaws of NationsBank.
          (iii) NationsBank has full corporate power and corporate authority to make, execute, deliver, and perform this Agreement, and this Agreement has been duly authorized and approved by all necessary corporate action of NationsBank and constitutes a valid and legally binding obligation of NationsBank enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court and except as limited by 12 U.S.C. (section mark) 1818(b)(6)(d) and similar bank regulatory powers and by the application of principles of public policy.
          (iv) All filings and registrations with, and notifications to, all federal and state authorities (including, without limitation, the FRB) required on the part of NationsBank for the consummation of the Merger have been made; all approvals and authorizations of all federal and state authorities (including, without limitation, the FRB) required with respect to NationsBank for consummation of the Merger are in full force and effect, and all applicable waiting periods have passed.
          (v) While such counsel assumes no responsibility for the accuracy, completeness, or fairness of any financial statements or other financial or statistical data contained in the S-4 Registration Statement or the Proxy Statement, with respect to the information relating to NationsBank contained in such S-4 Registration Statement or the Proxy Statement:
             (1) As of the Mailing Date and the date of the RHNB Corporation Shareholders' Meeting, the S-4 Registration Statement complied as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the SEC promulgated thereunder; and
             (2) that such counsel knows of no claim, litigation, arbitration proceeding, labor dispute, or investigation of any kind pending or threatened against NationsBank in any court or before any federal, state, municipal, or other governmental agency or instrumentality or under any statute or regulation required to be described in the S-4 Registration Statement as of its effective date or the Proxy Statement as of the Mailing Date and the date of the RHNB Corporation Shareholders' Meeting that is not so described.
Such counsel will represent by separate letter that nothing has come to such counsel's attention that has caused it to believe that, with respect to NationsBank, either the S-4 Registration Statement as of its effective date or the Proxy Statement as of the Mailing Date and the date of the RHNB Corporation Shareholders' Meeting, contained any untrue statement of a material
                                      A-20
fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that such counsel shall not express an opinion as to financial statements, schedules and other financial or statistical data contained in the S-4 Registration Statement or Proxy Statement).
     5.2(D) CERTIFICATE OF NATIONSBANK OFFICER. The certificate, dated the Closing Date, of a Senior Vice President of NationsBank pursuant to SECTION 1.7 hereof.
     5.2(E) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the financial condition or results of operations of NationsBank from that which is reflected in the NationsBank Financial Statements.
     5.3 CONDITIONS TO NATIONSBANK'S OBLIGATION TO CLOSE. The obligations of NationsBank under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, on or prior to the Closing Date, unless any one or more of such conditions, to the extent legally permitted, shall be waived in writing by NationsBank on or before the Closing Date:
     5.3(A) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of RHNB Corporation herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions specifically contemplated or permitted hereby and except for any such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to both RHNB Corporation or Rock Hill National Bank.
     5.3(B) PERFORMANCE OF COVENANTS AND AGREEMENTS. RHNB Corporation shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by RHNB Corporation on or prior to the Closing Date.
     5.3(C) LEGAL OPINION OF RHNB CORPORATION COUNSEL. RHNB Corporation shall have delivered to NationsBank an opinion of counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to NationsBank and its counsel, to the effect that:
          (i) RHNB Corporation is a corporation organized, validly existing and in good standing under the laws of the State of South Carolina and is duly registered as a bank holding company under the Act; Rock Hill National Bank is a national banking association organized, validly existing, and in good standing under the laws of the United States; and each of RHNB Corporation and Rock Hill National Bank has full corporate power to own and operate its business and properties and to carry on its business as currently conducted.
          (ii) The authorized capital stock of RHNB Corporation consists solely
     of       shares of RHNB Corporation Common Stock, of which       shares are
     validly issued and outstanding, fully paid and nonassessable, and to the best knowledge of such counsel have not been issued in violation of the preemptive rights of any person; the authorized capital stock of Rock Hill
     National Bank consists solely of       shares of common stock, of which
           shares are validly issued and outstanding, fully paid and nonassessable (except to the extent that capital stock of a national banking association is assessable under the national banking laws) and, to the best knowledge of such counsel, have not been issued in violation of the preemptive rights of any person.
          (iii) To the best knowledge of such counsel, except as stated on
     SCHEDULE 1.2(C) attached hereto, there are no outstanding subscriptions, registration rights, options, warrants, or rights to acquire or issue, or any outstanding securities or obligations convertible into, shares of RHNB Corporation Common Stock.
          (iv) To the best knowledge of such counsel, there are no outstanding obligations to purchase, reacquire, or redeem any shares of RHNB Corporation Common Stock.
          (v) Execution, delivery, and performance of this Agreement by RHNB Corporation and consummation of the transactions contemplated hereby do not and will not conflict with, or result in a material breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Bylaws of RHNB Corporation or, of any of the agreements listed on SCHEDULE 2.14 attached hereto;
          (vi) RHNB Corporation has full corporate power and corporate authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized, approved, and adopted by all requisite corporate action of
                                      A-21

     RHNB Corporation, and by the shareholders of RHNB Corporation, and constitutes a valid and binding obligation of RHNB Corporation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court and except as limited by 12 U.S.C. (section mark)1818(b)(6)(d) and similar bank regulatory powers and by the application of principles of public policy.
          (vii) All filings and registrations with, and notifications to, all federal and state authorities (including, without limitation, the FRB) required on the part of RHNB Corporation or Rock Hill National Bank for the consummation of the Merger have been made; all approvals and authorizations of all federal and state authorities (including, without limitation, the FRB) required with respect to RHNB Corporation or Rock Hill National Bank for consummation of the Merger are in full force and effect, and all applicable waiting periods have passed.
          (viii) to such counsel's knowledge, except as disclosed on SCHEDULE
     2.8 hereto, there are no actions, proceedings or investigations pending, or threatened or contemplated, against or relating to RHNB Corporation or Rock Hill National Bank or either of their properties that would have a Material Adverse Effect. To such counsel's knowledge, except as disclosed on
     SCHEDULE 2.9 hereto, neither RHNB Corporation nor Rock Hill National Bank is subject to any supervisory agreement, enforcement order or pending enforcement action, capital directive, supervisory directive, memorandum of understanding or other similar agreements, orders, actions, directives, memoranda or consents with regulatory authorities relating to its operations, capital, regulatory compliance or otherwise.
          (ix) While such counsel assumes no responsibility for the accuracy, completeness, or fairness of any financial statements or other financial or statistical data contained in the S-4 Registration Statement or the Proxy Statement, with respect to the information relating to RHNB Corporation and Rock Hill National Bank contained in such S-4 Registration Statement or the Proxy Statement:
             (1) As of the Mailing Date and the date of the RHNB Corporation Shareholders' Meeting the Proxy Statement complied as to form in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder; and
             (2) that such counsel knows of no claim, litigation, arbitration proceeding, labor dispute, or investigation of any kind pending or threatened against RHNB Corporation or Rock Hill National Bank in any court or before any federal, state, municipal, or other governmental agency or instrumentality or under any statute or regulation required to be described in the S-4 Registration Statement as of its effective date or the Proxy Statement as of the Mailing Date and the date of the RHNB Corporation Shareholders' Meeting that is not so described.
Such counsel will represent by separate letter that nothing has come to such counsel's attention that has caused it to believe that, with respect to RHNB Corporation and Rock Hill National Bank, neither the S-4 Registration Statement as of its effective date nor the Proxy Statement as of the Mailing Date and the date of the RHNB Corporation Shareholders' Meeting, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that such counsel shall not express an opinion as to financial statements, schedules and other financial or statistical data contained in the Registration Statement or Prospectus).
     5.3(D) CERTIFICATES OF RHNB CORPORATION AND ROCK HILL NATIONAL BANK OFFICERS. The certificate, dated the Closing Date, of the Chief Executive Officer of RHNB Corporation pursuant to SECTION 1.7 hereof.
     5.3(E) CONSENT OF OTHER PERSONS. To the extent that any material lease, contract, or agreement to which RHNB Corporation or Rock Hill National Bank is a party or by which any of them is bound or to which any of their properties is subject shall require the consent of any other person or entity to the transactions contemplated hereby, such consent shall have been obtained by the Closing Date, unless NationsBank specifically agrees that such consent need not be obtained by the Closing Date; provided, however, that RHNB Corporation and Rock Hill National Bank shall not make, as a condition for the obtaining of any such consent, any agreements, representations, warranties, or undertakings that are not specifically approved by NationsBank. NationsBank shall furnish such information and shall take such other actions as RHNB Corporation may reasonably request in order to obtain any consent of any third party required by this
SECTION 5.3(E).
     5.3(F) NO MATERIAL CHANGE. Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the assets (including loan portfolio), business, operations, employees, revenue, income, prospects,
                                      A-22
condition (financial or otherwise), liabilities, net worth, or results of operations of RHNB Corporation or Rock Hill National Bank, from that which is represented or warranted in this Agreement.
     5.3(G) SIDE LETTERS. Each of the four (4) largest shareholders of RHNB Corporation shall have delivered to NationsBank, on or before the Mailing Date, letters obligating the shareholders to vote their shares in favor of the Merger.
     5.3(H) AFFILIATES' LETTERS. Each of the affiliates of RHNB Corporation (as such term is defined in the Securities Act and the rules and regulations thereunder) shall have delivered to NationsBank, on or prior to the date of the RHNB Corporation Shareholders' Meeting, a letter as described in SECTION 1.9(A)(VIII) hereof.
     5.3(I). ACCOUNTANT'S LETTER. NationsBank is in receipt of a letter from an independent public accounting firm acceptable to NationsBank that the transactions contemplated hereby can be accounted for as a pooling of interests.
                                   ARTICLE VI
                                  TERMINATION
     6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of RHNB Corporation and NationsBank:
     6.1(A) By mutual written consent authorized by the boards of directors of each of NationsBank and RHNB Corporation.
     6.1(B) By the board of directors of NationsBank, upon delivery of written notice of termination to RHNB Corporation, if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of NationsBank to effect the Merger set forth in SECTION 5.3 hereof and noncompliance is not waived by NationsBank.
     6.1(C) By the board of directors of RHNB Corporation, upon delivery of written notice of termination to NationsBank, if any event occurs which renders impossible of satisfaction in any material respect one or more of the conditions to the obligations of RHNB Corporation to effect the Merger set forth in SECTION
5.2 hereof and noncompliance is not waived by RHNB Corporation.
     6.1(D) By the board of directors of NationsBank or the board of directors of RHNB Corporation in the event (i) the Effective Time shall not have occurred on or before March 31, 1995, subject to SECTION 5.1(A) hereof and provided that no further government, regulatory, or shareholder approvals or waiting periods are necessary as of such date; or (ii) any court of competent jurisdiction in the United States or other federal or state governmental body shall have issued an order, decree, or ruling or taken any other action restraining, enjoining, or otherwise prohibiting the Merger or other transactions contemplated hereunder and such order, decree, ruling, or other action shall become final and non-appealable.
  6.2 EFFECT OF TERMINATION.
     If this Agreement is terminated pursuant to SECTION 6.1 hereof, all further obligations of the parties hereto under this Agreement shall terminate and the Merger shall be abandoned, except that the provisions of this SECTION 6.2 and SECTIONS 2.10 (brokers) and 4.2(b) (confidential information) hereof shall survive any such termination and abandonment of the Merger.
                                  ARTICLE VII
                                 MISCELLANEOUS
     7.1 EXPENSES. Each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including the fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.
     7.2 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including any Exhibits and Schedules hereto and other writings specifically referred to, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. No amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge is sought; provided, however, that after approval by RHNB Corporation shareholders, there can be no amendment which will affect the rights of such shareholders in a manner which, in the judgment of RHNB Corporation Board of Directors, is materially adverse to RHNB Corporation shareholders.
                                      A-23

     7.3 WAIVER. No delay or failure on the part of any party hereto to exercise any right, power, or privilege under this Agreement or under any other instrument given in connection with or pursuant to this Agreement shall impair any such right, power, or privilege or be construed as a waiver of any default or as acquiescence therein. No single or partial exercise of any such right, power, or privilege shall preclude the further exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
     7.4 GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the State of North Carolina.
     7.5 GOVERNMENTAL AGENCIES. All references herein to various applicable governmental regulatory agencies shall be deemed to include, to the extent required by law, any other such regulatory agency that, by virtue of legislative change or any action permitted to a party hereunder, properly assumes jurisdiction of any of the transactions contemplated in this Agreement.
     7.6 SPECIFIC PERFORMANCE. The parties recognize and hereby acknowledge that it is impossible adequately to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations imposed upon it by this Agreement. Accordingly, if, after approval by the shareholders of RHNB Corporation (and if necessary, the shareholders of NationsBank), any party should institute an action or proceeding seeking specific performance of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.
     7.7 NOTICES. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, or telecopy transmission, addressed as follows:
           (i) If to NationsBank to:
               NATIONSBANK OF SOUTH CAROLINA, NATIONAL
         ASSOCIATION
         1301 Gervais Street
         Columbia, South Carolina 29201
         Telecopy: (803) 929-5810
         Attention: Mr. Joel Smith President,
                 Carolina
                 General Bank
          with copies (which shall not constitute notice) to:
              Paul J. Polking, Esq.
         NationsBank Corporation
         NationsBank Corporate Center
         NC1-007-20-01
         Charlotte, North Carolina 28255
         Telecopy: (704) 386-6453
     and
     Boyd C. Campbell, Jr., Esq.
         Smith Helms Mulliss & Moore, L.L.P.
         Post Office Box 31247
         227 North Tryon Street (28202)
         Charlotte, North Carolina 28231
         Telecopy: (704) 334-8467
                                      A-24

          (ii) If to RHNB Corporation to:
               RHNB CORPORATION
         P.O. Box 112
         Rock Hill, South Carolina 29731
         Telecopy: (803) 328-3702
         Attention: Michael F. Gooding, President
          with copies (which shall not constitute notice) to:
              Robin L. Hinson, Esq.
         Robinson, Bradshaw & Hinson, P.A.
         1900 Independence Center
         101 North Tryon Street
         Charlotte, North Carolina 28246
         Telecopy: (704) 378-4000
Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication sent by mail shall be deemed to have been given two business days after the date of such mailing (except that a notice of change of address shall not be deemed to have been given until received by the addressee). Notices sent by telegram, telex, facsimile transmission, or hand-delivery shall be deemed to have been given as of the date received.
     7.8 NO THIRD PARTY BENEFICIARIES. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, legal representatives as permitted hereunder, and any other persons or entities specifically designated herein.
     7.9 NO ASSIGNMENT. This Agreement may not be assigned by any of the parties hereto, by operation of law, or otherwise, except as contemplated hereby and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and legal representatives.
     7.10 HEADINGS. Article and section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.
     7.11 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise provided in this Agreement, the representations and warranties of RHNB Corporation and Rock Hill National Bank, on the one hand, and NationsBank, on the other hand, set forth in this Agreement or in certificates, schedules, or other documents delivered pursuant hereto shall expire at, and be terminated and extinguished at, the Closing Date; provided, however, that in the case of consummation of the Merger, no representation or warranty of RHNB Corporation provided for herein shall be deemed to be terminated or extinguished so as to deprive NationsBank of any defense in law or equity that it otherwise would have to any claim against it by any person, including, without limitation, any shareholder or former shareholder of RHNB Corporation.
     7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which counterparts shall constitute one and the same Agreement.
                                      A-25

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf and in their name, on the day and year first above written.
                                         NATIONSBANK CORPORATION
                                         By: /s/ FRANK L. GENTRY
                                           Name: Frank L. Gentry
                                           Title: Executive Vice President
                                         RHNB CORPORATION
                                         By: /s/ MICHAEL F. GOODING
                                           Name: Michael F. Gooding
                                           Title: President
                                      A-26

                                                                      APPENDIX B
UVEST(Register mark) Investment Services             128 S. Tryon Street
                                                     13th Floor
                                                     Charlotte, NC 28202
                                                     704-375-0484
                                                     800-277-7700
                                                     FACSIMILE 704-376-4476
                                  July 8, 1994
Board of Directors
RHNB Corporation
Rock Hill, South Carolina
Gentlemen:
     RHNB Corporation (RHNB) and NationsBank Corporation (NationsBank) will be parties to a Merger Agreement to be dated the date hereof (the Merger Agreement) pursuant to which RHNB is to be merged into NationsBank (the Merger). The consideration for the Merger will be the issuance of .35 shares of NationsBank Common Stock in exchange for each share of RHNB Common Stock.
     You have asked us whether, in our opinion, the proposed consideration to be received by the shareholders of RHNB pursuant to the Merger is fair to such shareholders, from a financial point of view.
     We understand that any unexercised options to purchase shares of RHNB Common Stock will be converted pursuant to the Merger into options to purchase shares of NationsBank Common Stock. We further understand that those rights of holders of any 8 1/4% Convertible Subordinated Debentures of RHNB outstanding at the time of the Merger with respect to conversion into shares of RHNB Common Stock shall become rights with respect to NationsBank Common Stock.
     In connection with our study for the purposes of rendering this opinion, we have reviewed the Merger Agreement, RHNB's annual reports to shareholders, its annual reports on Form 10-K and its audited financial statements for the three years ended December 31, 1993, and RHNB's quarterly report to shareholders, its Form 10-Q and its unaudited financial statements for the quarter ended March 31, 1994. We have reviewed historical market prices and trading activity for RHNB Common Stock and have conducted discussions with members of senior management of RHNB concerning its assets, business and prospects. We have studied market and financial data concerning certain publicly traded North and South Carolina banks and studied recent community bank acquisitions in the Southeastern United States. In addition, we have reviewed published information with respect to dividends paid by NationsBank and historical market prices and trading activity for NationsBank Common Stock. We have also reviewed other published information, performed certain financial analyses and considered current market and economic conditions and other factors which we deemed relevant.
     In rendering this opinion, we have relied upon the accuracy of information contained in the Merger Agreement, other information concerning RHNB furnished to us by or on behalf of RHNB and the other published information referred to above. We have not independently verified any of the information nor have we made an independent evaluation of any of the assets of RHNB. We are not aware of any arrangements made by RHNB in connection with the proposed transaction for independent appraisals of any of its assets. We also have assumed that the Merger will be accounted for as a purchase by NationsBank and will qualify and be treated as a tax-free transaction for RHNB and its shareholders.
     We have not previously provided financial advisory or financing services to RHNB. We have acted as financial advisor to RHNB and its Board of Directors in connection with the analyses and negotiations leading to the Merger Agreement and have received a fee for such services. We will receive an additional fee for our services upon consummation of the Merger.
     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed consideration to be received by the holders of RHNB Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view.
                                         Sincerely,
                                         UVEST Financial Services Group, Inc.
                                         /s/           JOHN H. ROBISON

                                                     JOHN H. ROBISON
                                                        CHAIRMAN
                              MEMBER NASD AND SIPC
                                      B-1

                                                                      APPENDIX C
                     SECTION 33-13-101 THROUGH 33-13-310 OF
                           THE CODE OF LAWS OF SOUTH
                          CAROLINA OF 1976, AS AMENDED
                         CHAPTER 13. DISSENTERS' RIGHTS
           ARTICLE 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES
     33-13-101 DEFINITIONS. -- In this chapter:
     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-28C.
     (3) "Fair Value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.
     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.
     (7) "Shareholder" means the record shareholder or the beneficial shareholder.
     33-13-102 RIGHT TO DISSENT. -- A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:
     (1) consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;
     (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;
     (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;
     (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:
     (i) alters or abolishes a preferential right of the shares;
     (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;
     (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;
                                      C-1

     (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or
     (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 33-6-104; or
     (5) the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;
     (6) any corporate action to the extent the articles of i ncorporation, bylaws, of a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
     33-13-103 DISSENT BY NOMINEES AND BENEFICIAL OWNERS. -- (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.
     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.
            ARTICLE 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS
     33-13-200 NOTICE OF DISSENTERS' RIGHTS. -- (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
     (b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.
     33-13-210 NOTICE OF INTENT TO DEMAND PAYMENT. -- (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.
     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.
     33-13-220 DISSENTERS' NOTICE. -- (a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).
     (b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:
     (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;
     (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;
     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;
     (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and
     (5) be accompanied by a copy of this chapter.
                                      C-2

     33-13-230 SHAREHOLDER'S PAYMENT DEMAND. -- (a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.
     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
     (c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.
     33-13-240 SHARE RESTRICTIONS. -- (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.
     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
     33-13-250 PAYMENT. -- (a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount of the corporation estimates to be the fair value of his shares, plus accrued interest.
     (b) The payment must be accompanied by:
     (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
     (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;
     (3) an explanation of how the interest was calculated;
     (4) a statement of the dissenter's right to demand additional payment under section 33-13-280; and
     (5) a copy of this chapter.
     33-13-260 FAILURE TO TAKE ACTION. -- (a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.
     33-13-270 AFTER-ACQUIRED SHARES. -- (a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.
     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.
     33-13-280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER -- (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:
                                      C-3

     (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;
     (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or
     (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
     (b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.
                    ARTICLE 3. JUDICIAL APPRAISAL OF SHARES
     33-13-300 COURT ACTION. -- (a) If a demand for additional payment under
Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
     (c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.
     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.
     33-13-310 COURT COSTS AND COUNSEL FEES. -- (a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.
     (b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or
     (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.
     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.
     (d) In a proceeding commenced by dissenters to enforce the liability under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.
                                      C-4

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     There are no provisions in the Registrant's Restated Articles of Incorporation and no contracts between the Registrant and its directors and officers relating to indemnification. The Registrant's Restated Articles of Incorporation prevent the recovery by the Registrant of monetary damages against its directors. However, in accordance with the provisions of the NCBCA, the Registrant's Amended and Restated Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the NCBCA, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or reasonably should have been known by such director or officer to be clearly in conflict with the best interests of the Registrant. Pursuant to such bylaw and as authorized by statute, the Registrant maintains insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaw or otherwise.
     In addition to the above-described provisions, Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) that his conduct in his official capacity with the corporation was in its best interests and (y) in all other cases his conduct was at least not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a current or former director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him. The above standard of conduct is determined by the Board of Directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.
     Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if he is adjudged fairly and reasonably so entitled under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as a director or as otherwise set forth in the Corporation's articles of incorporation or bylaws or by resolution of the Board of Directors.
     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.
     THE FOREGOING IS ONLY A GENERAL SUMMARY OF CERTAIN ASPECTS OF NORTH CAROLINA LAW DEALING WITH INDEMNIFICATION OF DIRECTORS AND OFFICERS AND DOES NOT PURPORT TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT STATUTES WHICH CONTAIN DETAILED SPECIFIC PROVISIONS REGARDING THE CIRCUMSTANCES UNDER WHICH AND THE PERSON FOR WHOSE BENEFIT INDEMNIFICATION SHALL OR MAY BE MADE AND ACCORDINGLY ARE INCORPORATED HEREIN BY REFERENCE AS EXHIBIT
99.7 OF THIS REGISTRATION STATEMENT.
                                      II-1

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     The following exhibits and financial statement schedules are filed with or incorporated by reference in this Registration Statement:
     (a) Exhibits

EXHIBIT NO.                                                 DESCRIPTION OF EXHIBIT
     2.1      Agreement and Plan of Merger between NationsBank and RHNB dated as of July 8, 1994 (included as Appendix A to the
              Proxy Statement-Prospectus, with the exception of a list of schedules filed as an exhibit hereto)
     3(i)     Restated Articles of Incorporation of NationsBank (incorporated by reference to Exhibit 3(i) of NationsBank's
              Quarterly Report on Form 10-Q for the quarter ended June 30, 1994)
     3(ii)    Amended and Restated Bylaws of NationsBank (incorporated by reference to Exhibit 3(b) of NationsBank's Annual
              Report on Form 10-K for the fiscal year ended December 31, 1991)
     5.1      Opinion of Smith Helms Mulliss & Moore, L.L.P.
     8.1      Opinion of Blanchfield and Moore, a Professional Corporation
    24.1      Consent of Price Waterhouse LLP
    24.2      Consent of Ernst & Young, LLP
    24.3      Consent of KPMG Peat Marwick LLP
    24.4      Consent of Deloitte & Touche LLP
    24.5      Consent of Smith Helms Mulliss & Moore, L.L.P. (included in Exhibit 5.1)
    24.6      Consent of Blanchfield and Moore, a Professional Corporation (included in Exhibit 8.1)
    24.7      Consent of UVEST Financial Services Group, Inc.
    25.1      Power of Attorney and Certified Resolutions
    99.1      Letter Agreement between NationsBank and RHNB dated August 8, 1994
    99.2      1993 Annual Report to Shareholders of RHNB
    99.3      Quarterly Report on Form 10-Q for the quarter ended June 30, 1994 of RHNB
    99.4      Notice of Special Meeting of Shareholders of RHNB
    99.5      Form of Proxy for Special Meeting of Shareholders of RHNB
    99.6      President's letter to RHNB Shareholders
    99.7      Provisions of North Carolina law regarding indemnification of directors and officers, incorporated herein by reference to Exhibit 28.1 of NationsBank's Registration Statement on Form S-3, Registration No. 33-45542
    99.8      Opinion of UVEST Financial Services Group, Inc. (included as Appendix B to the Proxy Statement-Prospectus)

ITEM 22. UNDERTAKINGS
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement:
     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
                                      II-2

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
                                      II-3

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 18, 1994.
                                         NATIONSBANK CORPORATION
                                         By: /s/       HUGH L. MCCOLL, JR.
                                                    HUGH L. MCCOLL, JR.
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                             TITLE                                DATE
         /s/             HUGH L. MCCOLL, JR.            Chairman of the Board, Chief Executive Officer     August 18, 1994
                                                          and Director (Principal Executive Officer)
                 HUGH L. MCCOLL, JR.
          *              JAMES H. HANCE, JR.            Vice Chairman and Chief Financial Officer          August 18, 1994
                                                          (Principal Financial Officer)
                 JAMES H. HANCE, JR.
           /s/                MARC D. OKEN              Executive Vice President and Chief Accounting      August 18, 1994
                                                          Officer (Principal Accounting Officer)
                     MARC D. OKEN
           *               RONALD W. ALLEN              Director                                           August 18, 1994
                   RONALD W. ALLEN
          *            WILLIAM M. BARNHARDT             Director                                           August 18, 1994
                 WILLIAM M. BARNHARDT
           *                THOMAS M. BELK              Director                                           August 18, 1994
                    THOMAS M. BELK
                                                        Director                                           August   , 1994
                   THOMAS E. CAPPS
          *             R. EUGENE CARTLEDGE             Director                                           August 18, 1994
                 R. EUGENE CARTLEDGE
           *              CHARLES W. COKER              Director                                           August 18, 1994
                   CHARLES W. COKER
           *              THOMAS G. COUSINS             Director                                           August 18, 1994
                  THOMAS G. COUSINS
                                                        Director                                           August   , 1994
                   ALAN T. DICKSON

                                      II-4

                      SIGNATURE                                             TITLE                                DATE
          *              W. FRANK DOWD, JR.             Director                                           August 18, 1994
                  W. FRANK DOWD, JR.
                                                        Director                                           August   , 1994
                     A. L. ELLIS
            *                  PAUL FULTON              Director                                           August 18, 1994
                     PAUL FULTON
         *             L. L. GELLERSTEDT, JR.           Director                                           August 18, 1994
                L. L. GELLERSTEDT, JR.
           *              TIMOTHY L. GUZZLE             Director                                           August 18, 1994
                  TIMOTHY L. GUZZLE
           *              E. BRONSON INGRAM             Director                                           August 18, 1994
                  E. BRONSON INGRAM
           *                 W. W. JOHNSON              Director                                           August 18, 1994
                    W. W. JOHNSON
            *                 BUCK MICKEL               Director                                           August 18, 1994
                     BUCK MICKEL
           *                JOHN J. MURPHY              Director                                           August 18, 1994
                    JOHN J. MURPHY
           *                 JOHN C. SLANE              Director                                           August 18, 1994
                    JOHN C. SLANE
                                                        Director                                           August   , 1994
                     JOHN W. SNOW
          *            MEREDITH R. SPANGLER             Director                                           August 18, 1994
                 MEREDITH R. SPANGLER
                                                        Director                                           August   , 1994
                  ROBERT H. SPILMAN
                                                        Director                                           August   , 1994
               WILLIAM W. SPRAGUE, JR.
            *              RONALD TOWNSEND              Director                                           August 18, 1994
                   RONALD TOWNSEND

                                      II-5

                      SIGNATURE                                             TITLE                                DATE
                                                        Director                                           August   , 1994
                    JACKIE M. WARD
           *              MICHAEL WEINTRAUB             Director                                           August 18, 1994
                  MICHAEL WEINTRAUB
         *By: /s/           CHARLES M. BERGER
                  CHARLES M. BERGER
                   ATTORNEY-IN-FACT

                                      II-6
 ******************************************************************************
                                 APPENDIX

On the Proxy Statement-Prospectus Cover Page a redherring appears in the left-hand column rotated 90 degrees. Text appears as follows:

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. Information contained herein is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

On Exhibit 99.4 the signature of Michael F. Gooding appears where indicated.

On Exhibit 99.6 the signature of Michael F. Gooding appears where indicated.